   As filed with the Securities and Exchange Commission on July 9, 1999.

                                                      Registration No. 333-73435
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ---------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                           CENTENNIAL CELLULAR CORP.
                     CENTENNIAL CELLULAR OPERATING CO. LLC
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                    4841                    06-1158179
         Delaware                    4841                    13-4035089
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial           Identification Number)
     Incorporation or        Classification Code
      Organization)                Number)
                                ---------------
                              1305 Campus Parkway
                           Neptune, New Jersey 07753
                                 (732) 919-1000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)
                                ---------------
                                Michael J. Small
                            Chief Executive Officer
                           Centennial Cellular Corp.
                              1305 Campus Parkway
                           Neptune, New Jersey 07753
                                 (732) 919-1000
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                                ---------------
                                with a copy to:

                             Robert A. Schwed, Esq.
                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                              45 Rockefeller Plaza
                            New York, New York 10111
                                 (212) 841-5700
                                ---------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                       ---------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
            ---------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
      Title Of Each                    Proposed Maximum  Proposed Maximum
 Class Of Securities To   Amount To Be     Offering          Aggregate        Amount Of
      Be Registered        Registered  Price Per Note(1) Offering Price(1) Registration Fee
-------------------------------------------------------------------------------------------
 10 3/4% Senior
  Subordinated Notes due
  2008, Series B          $370,000,000        100%         $370,000,000       $102,860*
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

*  Fee previously paid.

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This information in this prospectus is not complete and may be changed. We + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 9, 1999

PROSPECTUS

                         Centennial Cellular Corp. and
                     Centennial Cellular Operating Co. LLC,

                        Exchange Offer for $370,000,000
                   10 3/4% Senior Subordinated Notes due 2008

                                  -----------

    This is an offer to exchange the outstanding, unregistered 10 3/4% senior subordinated notes of Centennial Cellular Corp. and Centennial Cellular Operating Co. LLC you now hold for new, substantially identical 10 3/4% senior subordinated notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on
  , 1999, unless we extend it.

    The new notes will not trade on any established exchange.

    A description of the risks that should be considered by you begins on page 13 of this prospectus.

                     This prospectus is dated      , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
Summary of the Prospectus..................................................   3
Risk Factors...............................................................  13
This Prospectus Includes Forward-Looking Statements........................  24
The Merger.................................................................  25
Use of Proceeds............................................................  27
The Exchange Offer.........................................................  29
Capitalization.............................................................  36
Selected Financial and Operating Information...............................  37
Unaudited Pro Forma Financial Information..................................  41
Business...................................................................  46
Management.................................................................  52
Principal Stockholders.....................................................  58
Certain Relationships and Related Transactions.............................  60
Description of Certain Indebtedness........................................  68
Description of the New Notes...............................................  74
Certain Federal Income Tax Considerations.................................. 131
Plan of Distribution....................................................... 131
Incorporation of Material Document by Reference............................ 132
Legal Matters.............................................................. 132
Experts.................................................................... 133

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act concerning the new notes. For further information concerning Centennial Cellular Corp. and the notes, we refer you to the registration statement and the documents filed as exhibits to the registration statement.

      Centennial Cellular Corp. also files annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy any document we file with the SEC, including the registration statement, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's web site (http://www.sec.gov). You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Centennial's common stock is listed on the Nasdaq National Market. You may read reports and other information filed by Centennial with the Nasdaq National Market at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      This prospectus incorporates important business and financial information about Centennial and Centennial Cellular Operating that is not included in, or delivered with, the prospectus. This information is available without charge to you by making a written or oral request to Centennial at 1305 Campus Parkway, Neptune, New Jersey 07753, Attention: Chief Financial Officer (telephone: (732) 919-1000). To obtain timely delivery of such information, you should request the information no later than five business days prior to the expiration date of the exchange offer.

                               ----------------

                           SUMMARY OF THE PROSPECTUS

      The following summary contains a general discussion of our businesses, the offering and summary financial information. We encourage you to read this entire prospectus for a more complete understanding of Centennial, Centennial Cellular Operating and the exchange offer. Centennial Cellular Operating became a wholly-owned subsidiary of Centennial on January 7, 1999 as a result of the merger of Centennial and CCW Acquisition Corp.

                           Centennial Cellular Corp.

      Our company is one of the largest independent wireless telecommunications service providers in the United States and Puerto Rico with approximately 426,700 subscribers as of February 28, 1999. Our domestic rural cellular systems provide service in areas with an aggregate population of 5.8 million, decreased by the percent of our subsidiaries serving those areas owned by third parties, and these systems cover approximately 81,645 square miles. This adjusted population is commonly referred to as net pops. Our subsidiary in Puerto Rico is a provider of wireless, local telephone, long distance and internet communications services in Puerto Rico. These operations use a license that covers a population of 3.8 million net pops in Puerto Rico and the U.S. Virgin Islands and a license to operate local telephone service in Puerto Rico. In addition, we own minority shares, representing approximately 1.2 million net pops, in certain other cellular operations controlled and managed by other cellular operators.

Our Principal Executive Offices

      The address of our principal executive offices is 1305 Campus Parkway, Neptune, New Jersey 07753. Our telephone number is (732) 919-1000. Centennial is the sole member of Centennial Cellular Operating and holds all of its material assets through Centennial Cellular Operating.

Risk Factors

      You should consider all of the information in this prospectus before tendering your outstanding notes in the exchange offer. The risks of an investment in Centennial and Centennial Cellular Operating include our substantial indebtedness, our history of net losses, competitive conditions and the potential for adverse regulatory impact. See the "Risk Factors" section of this prospectus for a discussion of these and other risks involved in an investment in Centennial and Centennial Cellular Operating.

The Merger

      On January 7, 1999, Centennial merged with CCW acquisition Corp. As a result of the merger, a new group of equity investors acquired a 92.9% ownership interest in Centennial. The remaining 7.1% interest is owned by public stockholders. We entered into several financings, including the issuance of the old notes, in order to fund the merger. See "The Merger" for a more complete description.

                   Summary of the Terms of the Exchange Offer

      On December 14, 1998, we completed the private offering of $370.0 million principal amount of our 10 3/4% senior subordinated notes due 2008. In connection with that offering, we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete the exchange offer by July 6, 1999.

The Exchange Offer

      We are offering to exchange an equal principal amount of our 10 3/4% senior subordinated notes due 2008, which have been registered under the Securities Act, for our outstanding 10 3/4% senior subordinated notes due 2008. In order to be exchanged, an outstanding note must be properly tendered and accepted. You may tender outstanding notes only in integral multiples of $1,000.

      As of this date, there is $370.0 million principal amount of notes outstanding. The exchange offer will be completed regardless of whether all or less than all of the outstanding notes are tendered for exchange.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time,      ,
1999, unless we decide to extend the expiration date.

Procedures for Tendering Outstanding Notes

      If you wish to tender your outstanding notes for exchange, you must transmit on or before the expiration date a properly completed and executed copy of the letter of transmittal delivered with this prospectus, or a facsimile of the letter of transmittal, and all other documents required by the letter of transmittal, together with certificates for your outstanding notes, to Norwest Bank Minnesota, National Association, as exchange agent for the exchange offer. In the alternative, you can tender your old notes by book-entry delivery following the procedures described in this prospectus in "The Exchange Offer" section under the heading "Procedures for Tendering."

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes and, before the expiration date of the exchange offer,

     .  your outstanding notes are not immediately available,

     . you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to Norwest Bank Minnesota, National Association, as exchange agent, or

     .  you cannot complete the procedures for book-entry transfer,

you may tender your outstanding notes by following the guaranteed delivery procedures described in "The Exchange Offer" section under the heading "Guaranteed Delivery Procedures."

Special Procedures for Beneficial Owners

     If you wish to tender outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing the procedures described above under the heading "Procedures for Tendering Outstanding Notes," either register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Withdrawal Rights

     You may withdraw the tender of your notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Certain U.S. Federal Income Tax Consequences

     The exchange of new notes for outstanding notes in the exchange offer will generally not be a taxable event for United States federal income tax purposes.

Conditions to the Exchange Offer

     The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the SEC staff.

Use of Proceeds

     We will not receive any proceeds from the issuance of the new notes in the exchange offer.

                  Summary of Ability to Resell the New Notes

     We believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, but only if:

     . you acquire the new notes in the ordinary course of business,

     . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes, and

     . you are not an affiliate of ours, as the term affiliate is defined in Rule 405 under the Securities Act and which may include our executive officers and directors, another person having control over our operations or management or an entity we control.

     By executing and delivering the letter of transmittal, you will represent to us that the above statements by you are true. If any of these statements are untrue, you may not resell your notes unless an exemption from the registration provisions of the Securities Act is available for the transfer or you resell your notes in compliance with the prospectus delivery provisions of the Securities Act.

      Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, for an offer to resell, resale or similar transfer of the new notes issued to it in the exchange offer.

                      Summary Description of the New Notes

Notes Offered

      We are offering $370.0 million aggregate principal amount of 10 3/4% senior subordinated notes due 2008. The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

     . the new notes will bear a different CUSIP number from the outstanding notes,

     . the new notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, and

     . you will not be entitled to any exchange or registration rights with respect to the new notes.

      The new notes will evidence the same debt as the outstanding notes, will be entitled to the benefits of the indenture governing the outstanding notes and will be treated under the indenture as a single class with the outstanding notes.

Issuers

      Centennial Cellular and its wholly owned subsidiary, Centennial Cellular Operating. Centennial Cellular and Centennial Cellular Operating are each liable for repayment of the new notes. Centennial Cellular is a holding company and does not conduct any direct business operations.

Maturity

      December 15, 2008.

Interest Payment Dates

      We will pay interest on the notes on June 15 and December 15 of each year, beginning June 15, 1999.

Ranking

      The notes are subordinated to all our senior debt, including all our debt under our senior secured credit facility. The notes rank equally with any senior subordinated debt, and rank senior to all our subordinated debt. Both Centennial and Centennial Operating are holding companies. The notes are neither guaranteed by our subsidiaries nor secured by their assets, so they will effectively rank below all debt of our subsidiaries, including money we owe to our suppliers. Our ability to pay interest on the notes and to redeem the notes at maturity will depend on whether our subsidiaries can pay dividends and make other distributions to us.

      On February 28, 1999, the notes:

     . were subordinated to $933.9 million of senior debt under the credit facility, and

     . were effectively ranked junior to the guarantees of $933.9 million of this debt by the subsidiaries of Centennial Cellular Operating, other than a portion of such debt that was borrowed directly by our subsidiary in Puerto Rico, which has not initially guaranteed this debt.

      The notes are senior to a face amount of $180 million of subordinated notes issued to WCAS Capital Partners III, L.P. The only debt of Centennial, without its subsidiaries, as of February 28, 1999 were these subordinated notes, Centennial's guarantee under the credit facility and the notes for which the exchange offer is being made.

Security

      At the time the outstanding notes were issued, we used a portion of the proceeds to purchase a portfolio of government securities in an amount sufficient to pay the first three interest payments on the notes. We pledged this portfolio of securities for your benefit and the benefit of other holders of the notes. The notes are otherwise unsecured. You should also read the section captioned "Description of the New Notes" under the heading "Security."

Optional Redemption

      We may redeem any of the notes on or after December 15, 2003 at the redemption prices set forth in the "Description of the New Notes" section under the heading "Optional Redemption."

      Prior to December 15, 2001, we may redeem up to 35% of the aggregate principal amount of the then outstanding notes with the net proceeds of one or more public equity offerings or strategic equity offerings at 110.75% of their principal amount, plus accrued interest.

Change of Control

      If we experience specific kinds of changes in control, we must offer to repurchase any then-outstanding notes at 101% of their principal amount, plus any accrued interest to the date of repurchase. In addition, if the change of control occurs before December 15, 2003, we may elect to redeem the notes at 100% of their principal amount, plus interest, if any, to the date of redemption, plus a computed premium, which will not be less than 5.375%.

Covenants

      The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

     .  incur additional debt,

     .  pay dividends on, redeem or repurchase our capital stock,

     .  make investments,

     .  restrict dividend or other payments to us,

     .  enter into transactions with affiliates or related persons,

     .  guarantee indebtedness,

     .  sell assets,

     .  create liens,

     .  engage in a merger, sale or consolidation, and

     .  enter into new lines of business.

      These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes--Covenants" in this prospectus.

                    Summary Historical Financial Information

      The following table sets forth summary historical consolidated financial information for Centennial as of February 28, 1999 and 1998 and for the nine months ended February 28, 1999 and 1998. Such data were derived from our unaudited condensed consolidated financial statements and notes, but, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the nine months ended February 28, 1999 and 1998 do not necessarily show what the results for a full year may be. The table also sets forth summary historical consolidated financial information for Centennial for the five years ended May 31, 1998. Such data were derived from our audited consolidated financial statements and notes. Separate financial statements for Centennial Cellular Operating have not been included in this prospectus because management believes that these financial statements would not be material to holders of the notes. Since the information in this table is only a summary, you should read our historical financial statements and the related notes, "--Sources and Uses of Funds," and "Unaudited Pro Forma Financial Information" found elsewhere in this prospectus.

                             Nine months ended
                               February 28,                            Years ended May 31,
                          ------------------------  -------------------------------------------------------------
                             1999         1998         1998         1997         1996         1995        1994
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
                                                       (Dollars in thousands)
Statement of Operations
 Data:
 Domestic operating
  revenue...............  $   174,980  $   133,953  $   182,944  $   145,120  $   112,197  $   85,419  $   56,373
 Puerto Rico operating
  revenue...............       87,611       35,752       54,557        5,903          --          --          --
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Total operating
 revenue................      262,591      169,705      237,501      151,023      112,197      85,419      56,373
Cost of services and
 equipment sold.........       50,783       42,248       54,818       38,228       26,129      22,152      13,424
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Gross profit............      211,808      127,457      182,683      112,795       86,068      63,267      42,949
Selling, general and
 administrative.........       81,460       62,142       81,790       55,132       34,188      26,055      17,787
Depreciation and
 amortization...........       97,702       82,637      114,194       83,720       70,989      65,642      47,652
Recapitalization costs..       58,852            0            0            0            0           0           0
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Operating loss..........      (26,206)     (17,322)     (13,301)     (26,057)     (19,109)    (28,430)    (22,490)
Interest expense--net...       48,553       31,801       45,155       33,379       27,886      23,357      21,040
Gain on sale of assets..        8,414            8            5        3,819        8,310         --          --
Income from minority
 cellular investment
 interests(1)...........        9,352        9,843       13,069       15,180       10,473       4,670       3,645
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Loss before income tax
 benefit and minority
 interest...............      (56,993)     (39,272)     (45,382)     (40,437)     (28,212)    (47,117)    (39,885)
Income tax benefit......      (10,114)     (13,527)     (13,597)      (7,295)     (11,596)    (14,456)    (11,780)
Minority interest in
 income (loss) of
 subsidiaries(2)........          142         (337)         162          153           15          69        (321)
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Loss from continuing
 operations.............      (46,737)     (26,082)     (31,947)     (33,295)     (16,631)    (32,730)    (27,784)
Extraordinary loss on
 early extinguishment of
 debt, net of tax.......      (40,526)           0            0            0            0           0           0
                          -----------  -----------  -----------  -----------  -----------  ----------  ----------
Net loss................  $   (87,263) $   (26,082) $   (31,947) $   (33,295) $   (16,631) $  (32,730) $  (27,784)
                          ===========  ===========  ===========  ===========  ===========  ==========  ==========
Ratio of earnings to
 fixed charges(3).......          --           --           --           --           --          --          --
Other Consolidated Data:
Adjusted EBITDA(4)......  $   130,348  $    65,315  $    99,208  $    55,852  $    47,793  $   34,444  $   24,080
Adjusted EBITDA margin..         49.6%        38.5%        42.1%        37.4%        44.2%       41.7%       43.6%
Cash flows provided by
 (used in):
 Operating activities...  $    98,654  $    46,196  $    54,771  $    26,956  $    24,282  $   10,390  $   (3,558)
 Investing activities...      (51,262)     (99,290)    (126,111)    (118,094)     (78,765)    (79,834)    (64,749)
 Financing activities...      (28,098)      24,274       42,545       67,256          152     182,722      65,702
Capital expenditures....       69,819      103,187      129,300       88,990       38,082      17,538       8,947
Net pops(5)(6)..........   10,846,000   10,846,000   10,846,000   10,846,000   10,661,000   6,491,500   5,020,400
Subscribers(5)..........      426,700      298,500      322,200      203,900      135,000      85,900      49,000

(Table continued from preceding page)

                            Nine months ended
                              February 28,                         Years ended May 31,
                          ----------------------  ----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            (Dollars in thousands, except as noted)
Other Rural Cellular
 Data:
Adjusted EBITDA(4)......  $   91,520  $   60,249  $   86,669  $   64,278  $   48,208  $   34,511  $   24,080
Adjusted EBITDA margin..        52.3%       45.0%       47.8%       44.9%       44.6%       41.8%       43.6%
Net loss: ..............     (76,736)     (1,890)    (1,188)     (16,081)    (15,585)    (32,650)    (27,784)
Cash Flow provided by
 (used in):
  Operating.............      69,385      46,441      50,139      36,919      25,068      10,430      (3,558)
  Investing.............      (7,018)    (21,395)    (52,023)    (59,633)    (79,574)    (79,874)    (64,749)
  Financing.............     (37,702)    (56,848)    (32,431)     (3,742)        152     182,722      65,702
Capital expenditures....  $   25,130  $   31,363  $   38,996  $   38,921  $   22,604  $   17,319  $    8,947
Net pops (excluding
 minority cellular
 investment
 interests)(5)(6).......   5,831,000   5,777,000   5,777,000   5,777,000   5,592,000   5,412,100   3,941,000
Subscribers.............     309,300     237,900     252,700     187,000     135,000      85,900      49,000
Penetration(5)(7).......         5.3%        4.1%        4.4%        3.2%        2.4%        1.6%        1.2%
Churn rate(10)..........         1.9%        1.8%        1.8%        2.3%        2.5%        2.5%        3.0%
Average monthly revenue
 per unit (actual
 dollars)(8)............  $       69  $       70  $       68  $       73  $       74  $       68  $       69
Acquisition cost per
 cellular customer
 (actual dollars)(9)....  $      316  $      307  $      308  $      343  $      351  $      431  $      --
Cell sites(5)(11).......         400         329         363         212         185         --          --
Retail and service
 centers(5).............          69          58          59          41          25         --          --
Other Centennial de
 Puerto Rico Data:
Adjusted EBITDA(4)......  $   38,828  $    5,066  $   12,539  $   (8,426) $     (415) $      (67)        --
Adjusted EBITDA margin..        44.3%       14.2%       23.1%       n.a.        n.a.        n.a.         --
Net loss: ..............     (10,527)    (24,192)    (30,759)    (17,214)     (1,046)        (80)        --
Cash Flow provided by
 (used in):
  Operating.............      29,269        (245)      4,632      (9,963)       (786)        (40)        --
  Investing.............     (44,244)    (77,895)    (74,088)    (58,461)        809          40         --
  Financing.............       9,604      81,122      74,976      70,998         --          --          --
Capital expenditures....  $   44,689  $   71,824  $   90,304  $   50,069  $   15,478  $      219         --
Net pops(5).............   3,839,000   3,839,000   3,839,000   3,839,000   3,839,000         --          --
Subscribers(5)..........     117,400      60,600      69,500      16,900         --          --          --
Penetration(5)(7).......         3.1%        1.6%        1.8%        0.4%        --          --          --
Churn rate(10)..........         3.5%        4.0%        4.6%        2.6%        --          --          --
Average monthly revenue
 per unit (actual
 dollars)(8)............  $       91  $       94  $       92  $      113         --          --          --
Acquisition cost per
 cellular customer
 (actual dollars)(9)....  $      203  $      166  $      164  $      310         --          --          --
Cell sites(5)(11).......         125         109         113          74         --          --          --
Retail and service
 centers(5).............          51          35          44          25         --          --          --

                         As of February 28,                  As of May 31,
                         -------------------- --------------------------------------------
                            1999       1998     1998     1997     1996     1995     1994
                         ----------  -------- -------- -------- -------- -------- --------
                                              (Dollars in thousands)
Balance Sheet Data:
Total Assets............ $  956,672  $837,056 $847,417 $844,850 $785,812 $844,384 $502,384
Long-term Debt..........  1,458,857   490,000  510,000  429,000  350,000  350,000  250,000
Redeemable preferred
 stock..................          0   193,539  193,539  193,539  189,930  176,340  163,706
Common stockholders'
 equity (deficit).......   (605,800)   51,205   40,409  112,882  160,006  188,831   24,143

                                     Nine months ended         Year ended
                                     February 28, 1999        May 31, 1998
                                    --------------------  --------------------
                                             (Dollars in thousands)
                                    Historical Pro Forma  Historical Pro Forma
                                    ---------- ---------  ---------- ---------
Pro Forma Data:
Revenues...........................  $262,591  $262,591    $237,501  $ 235,816
Costs and expenses.................   288,797   230,508     250,802    251,552
                                     --------  --------    --------  ---------
Operating income (loss)............   (26,206)   32,083     (13,301)   (15,736)
Net loss...........................  $(87,263) $(54,931)   $(31,947) $(143,411)
                                     ========  ========    ========  =========

--------
 (1) Represents our proportionate share of profits and losses based on our interest in earnings of limited partnerships controlled and managed by other cellular operators accounted for on the equity method.

 (2) Represents the percentage share of earnings of our consolidated subsidiaries that is allocable to unaffiliated holders of minority interests.

 (3) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred debt issuance costs and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. The ratio of earnings to fixed charges is less than one-to-one for all periods presented and, therefore, earnings are inadequate to cover fixed charges. The amount by which earnings are less than fixed charges for the nine months ended February 28, 1999 and 1998 are $56,993 and $39,272, respectively, and for the years ended May 31, 1998, 1997, 1996, 1995 and 1994 are $45,382, $43,189, $33,412, $47,117 and $39,885,
     respectively.

 (4) Adjusted EBITDA is defined, for any period, as earnings before income from our minority cellular investment interests that are controlled and managed by third parties, allocations to minority interests in consolidated subsidiaries, interest expense, interest income, income taxes, depreciation and amortization, recapitalization costs, extraordinary loss on early extinguishment of debt and gain on sale of assets. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While Adjusted EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. It is included in this prospectus because management believes that it provides additional information with respect to the anticipated ability of Centennial to meet future debt service, capital expenditures and working capital requirements.

 (5) As of period-end.

 (6) For the periods ended January 28, 1999 and 1998 and the years ended May 31, 1998, 1997 and 1996, the number of net pops is based on the 1997 Kagan's Cellular Telephone Atlas. For the years ended May 31, 1995 and May 31, 1994, the number of net pops is based on 1990 population figures of a metropolitan service area or rural service area, as derived from the 1990 U.S. Census data.

 (7) The penetration rate equals the percentage of total population in our service areas who are subscribers to our cellular service as of period-end.

 (8) ARPU is defined as total monthly revenue per average subscriber.

 (9) For the year ended as of the date shown. Determined for each period as total marketing cost plus cost of equipment sales (net of associated revenue), divided by the total subscriber activations during the fiscal year.

(10) Churn is defined as the number of wireless subscriber cancellations per month as a percentage of the weighted average total wireless subscribers at the beginning of the period. Churn is stated as the average monthly churn rate for the period.

(11) A cell site is a two-way radio location that connects the wireless telephone user with the telephone system.

Subsequent Event

      We have entered into an agreement to acquire 100% of the ownership interests in a partnership owning the wireless telephone system serving the Allegen, Michigan rural service area. The Allegen market represents approximately 100,000 net pops. Our obligation to consummate this transaction is subject to certain closing conditions, including the relevant regulatory approvals. We have anticipated completing this acquisition in October 1999.

                                  RISK FACTORS

      You should carefully consider the following factors and other information in this prospectus before deciding to exchange outstanding notes for new notes. Any of the following risks could have a material adverse impact on our business, financial condition or results of operations or on the value of the notes.

Risks Relating to the Notes

We expect to incur losses for the foreseeable future and may not be able to generate enough cash to repay the notes.

      We cannot assure you that our business will generate cash flow or that we will be able to obtain funding sufficient to satisfy our debt service requirements. Our business operations have incurred net losses for each of the past five fiscal years and, after giving pro forma effect to the offering of the notes and borrowings under the credit facility, Centennial Cellular Operating would have incurred a net loss of $120.5 million for the fiscal year ended May 31, 1998. We expect to report net losses for the foreseeable future due to increased interest payments and non-cash charges such as depreciation and amortization. In addition, prevailing economic conditions and financial, business and other factors in the markets we serve, many of which are beyond our control, will affect our ability to pay interest on the notes and satisfy our other debt obligations.

Payment of our debt obligations reduces the cash available to use in our business.

      After the merger our total long term debt was significantly greater than before the merger. Our large amount of debt could adversely affect our business and you because we must use a substantial portion of our cash to pay our debt obligations. As a result, we have less cash to use in other areas of our business. In addition, our debt service obligations increase our vulnerabilities to:

     .  adverse economic and industry conditions;

     . interest rate increases because borrowings under our credit facility are at variable interest rates; and

     . competitive pressures, as many of our competitors will be less leveraged than we are.

      In addition, we may incur significantly more debt. This may further reduce the cash we have available to invest in our operations. If we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets.

Because the notes rank below our senior debt and below all debt of our subsidiaries, you may not receive full payment on your notes.

      In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes only after all payments had been made on our credit facility and other senior indebtedness, including the liabilities of our subsidiaries. We cannot assure you that sufficient assets will remain to make any payments on the notes. We and our subsidiaries also may incur additional indebtedness that ranks senior to the notes.

We may not be able to repay the notes because our subsidiaries may not be permitted to distribute cash to us.

      If we do not receive sufficient cash flow from our subsidiaries we will not be able to make payments on the notes. We cannot assure that our subsidiaries will have sufficient funds to distribute to us or that state corporate laws will allow dividends to be paid. In addition, the terms of existing and future debt of our subsidiaries may restrict our subsidiaries from distributing cash to us. Our credit facility limits dividends from our subsidiaries to a specified amount so long as no event of default exists under the credit agreement. The indenture for the notes permits our subsidiaries to enter into agreements which restrict dividends and distributions to us and the subsidiaries have no legal obligation to pay dividends. See "Description of the New Notes--Covenants--Limitation on Restricting Subsidiary Dividends."

Because the notes are unsecured, other lenders will have prior claims to our assets in the event we become insolvent or are liquidated.

      The notes are not secured by any of our assets, other than the funds pledged to pay the first three interest payments. If we became insolvent or are liquidated, or if payment under our credit facility is accelerated, the lenders under our credit facility would be entitled to exercise the remedies available to a secured lender under applicable law. Our bank lenders will have a claim on substantially all our assets before the holders of the notes. Accordingly, there may be no assets remaining for the holders of notes or any assets may be insufficient to pay off the notes. See "Description of Certain Indebtedness."

If we entered bankruptcy, you would not be able to foreclose on the escrow funds securing the interest payments without approval from a bankruptcy court.

      The bankruptcy law may prevent the trustee under the indenture governing the notes from foreclosing on and selling the escrow funds if an event of default on the notes occurs. Under applicable bankruptcy law, the holders of the notes would be prohibited from foreclosing upon or disposing of the escrow funds without prior bankruptcy court approval. See "Description of the New Notes--Security."

We may not be able to satisfy our obligation to repurchase the notes upon a change of control.

      Our ability to repurchase the notes upon a change of control event will be limited by the terms of our debt agreements. Upon a change of control event, we may be required immediately to repay all amounts owed by us under our credit facility or the subordinated notes financing provided by WCAS Capital Partners III, L.P. There can be no assurance that we would be able to repay amounts outstanding under our credit facility or obtain necessary consents under such facility to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. The term "change of control" is defined in the section "Description of the New Notes--Certain Definitions."

We may not be able to repay the notes if we default on our debt covenants.

      We or our subsidiaries may fail to comply with restrictions contained in our debt instruments, even if we are otherwise able to meet our debt service obligations. In the event of a default, the holders of our debt could elect to declare all our debt, together with accrued interest, to be due and payable. We cannot assure you that we or our subsidiaries would be able to make these payments. Covenants contained in the instruments governing the notes and our credit facility include, among other things, restrictions on our ability to:

     .borrow more funds or create liens,

     .  repay indebtedness prior to stated maturities,

     .  sell assets,

     .  make investments and capital expenditures,

     .  engage in transactions with stockholders and affiliates,

     .  engage in mergers or acquisitions, or

     .  otherwise conduct necessary corporate activities.

      In addition, we must meet financial covenants. Our debt instruments may be violated if we fail to generate sufficient cash flow to pay our debt service obligations.

We may encounter difficulties obtaining future financing on favorable terms.

      We cannot assure you that we will be able to borrow sufficient funds in the future to satisfy our debt service and working capital requirements or to finance our acquisition strategy. Even if we were to obtain additional financing, such financing may be on terms unfavorable to us. Centennial Cellular Operating has pledged as security to the lenders under its credit facility the shares of all its direct and indirect subsidiaries other than the shares of its foreign subsidiaries. The pledge of such shares could impair our ability to obtain future financing on favorable terms, if at all. See "Description of Certain Indebtedness."

Our holding company may not be able to make payments on the notes if our operating subsidiary defaults on its obligations.

      Centennial is a co-obligor of the notes. Centennial has no assets other than the stock of Centennial Cellular Operating. Therefore, Centennial would be unlikely to be able to make payments on the notes if Centennial Cellular Operating fails to make payments on the notes. In addition, Centennial is not subject to the covenants of the indenture governing the notes. Accordingly, Centennial may take actions that reduce its creditworthiness and adversely affect its ability to repay the notes.

      Centennial has unconditionally guaranteed all obligations of Centennial Cellular Operating, which is the borrower under the credit facility. In the event that Centennial Cellular Operating were to default on its obligations under the credit facility and the lenders were to seek to enforce such guarantee, Centennial would not likely be able to service or repay its indebtedness, including the notes. See "Description of Certain Indebtedness."

Your rights to be repaid would be adversely affected if a court determined that we issued the notes for inadequate consideration or with intent to defraud our creditors.

      Our ability to repay the notes may be adversely affected if it is determined in a bankruptcy, insolvency or similar proceeding that:

    .  we issued the notes with intent to delay or defraud any creditor,

    . we contemplated insolvency with a design to prefer some creditors to the exclusion of others, or

    . we issued the notes for less than reasonably equivalent value and were insolvent at the time the notes were originally issued.

      In such event, a court could, among other things, void all or a portion of our obligations to you. In this case, you may not be repaid in full. A court may also subordinate our obligations to you to our other indebtedness to a greater extent than would otherwise be the case. In this case, other creditors would be entitled to be paid in full before any payment could be made on the notes. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy your claims.

If an active trading market does not develop, you may have difficulties reselling the notes.

      The notes are securities for which there currently is no market. If the notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities and other factors. We do not intend to apply for listing of the notes on any securities exchange or the Nasdaq National Market. Accordingly, we cannot assure you that a liquid trading market for the notes will develop. In addition, substantial volatility in the market for non-investment grade debt, such as the notes, may have a material adverse effect on the holders of the notes. This volatility has increased in recent months and the liquidity of non-investment grade securities has declined significantly.

If you do not exchange your notes for new notes, your outstanding notes may trade at discount because you may not be able to transfer such notes.

      In the event the exchange offer is consummated, we will not be required to register the outstanding notes under the Securities Act. In such event, the notes would rank equally with the outstanding notes. Holders of outstanding notes seeking liquidity in their investment would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act. A reduction of the aggregate principal amount of the currently outstanding notes as a result of the consummation of the exchange offer may have an adverse effect on the ability of holders of the outstanding notes to transfer such notes.

Risks Relating to Our Business

We may be adversely affected by our competitors, many of whom have greater financial resources than we do.

      Our principal business, wireless telephone service, is highly competitive. We compete with one cellular licensee in each geographic area. Most of these competitors are larger, have greater financial resources than we do and may be less leveraged than we are. We also face competition from paging companies, traditional telephone companies and resellers. The FCC requires all cellular and personal communication system operators to provide service on a nondiscriminatory basis to resellers. Resellers provide service to customers but do not hold an FCC license or own facilities to provide such services. Instead, a reseller buys blocks of cellular telephone numbers from a licensed carrier, usually at a discounted rate, and resells service to the public. Thus, a reseller may be both a customer of a cellular or personal communications services provider and also a competitor.

We face increased competition from entities using communications technologies comparable to cellular service.

      Competing technologies or any new technologies may provide significant competition for us. We cannot assure you that one or more of the technologies that we currently use in our business will not become inferior or obsolete at some time in the future. New technologies that are comparable to cellular service include:

      .personal communications services,

      .ESMR and

      .satellite-based services.

      Personal communications services refer to the series of two-way communication licenses recently awarded by the FCC which are expected to use digital wireless technologies. Many personal communication services licensees who will compete with us have access to substantial capital resources. In addition, many of these companies, or their affiliates, already operate large cellular telephone systems and thus bring significant wireless experience to this new marketplace.

      ESMR is a two-way wireless communications service that incorporates characteristics of cellular technology, including many low-power transmitters and connection with the network that provides traditional telephone services. ESMR service may compete with cellular service by providing digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. Nextel Communications, Inc. is the primary provider of such services today.

      The FCC has issued a number of licenses for satellite-based services that would enable subscribers to access mobile communications systems throughout the world. Additional proposals for the provision of satellite services remain pending with the FCC and foreign regulatory bodies must approve certain aspects of some satellite systems.

Competition from other wireless and traditional telephone service providers in Puerto Rico may reduce our market share and adversely affect prices.

      The market for wireless services is highly competitive in Puerto Rico. Competition from these of telecommunications providers may reduce our market share and have an adverse effect on our prices and profitability. Our main competitors for wireless services in the Puerto Rico market are Cellular Communications of Puerto Rico, Inc. and the Puerto Rico Telephone Company. Both competitors were earlier entrants into the Puerto Rico wireless market, have greater resources than we do. They currently hold subscriber market shares of approximately 47% and 40%, respectively. Cellular Communications and the Puerto Rico Telephone Company offer cellular service based on both analog and digital technology and offer greater cellular capability than we do to their customers traveling outside Puerto Rico. We only offer digital service in Puerto Rico.

      The FCC has issued licenses for personal communication services that can carry large amounts of data in the Puerto Rico market. These systems present additional competition to our personal communication services operations that can carry large amounts of data in Puerto Rico.

      The Puerto Rico Telephone Company is also our primary competitor for traditional telephone service. GTE has bought a majority stake in the Puerto Rico Telephone Company and may make changes to improve its competitive position. Any increase in our market presence will depend upon our ability to obtain customers that are underserved by the Puerto Rico Telephone Company or looking for an alternative.

If we are successful in making acquisitions, the acquired properties may adversely affect our business.

      We face risks that the systems we own and those we acquire in the future will not perform as expected and that such systems will not generate the returns necessary to repay the indebtedness incurred to acquire, or fund the capital expenditures needed to develop, the systems. We intend to expand our current business in adjacent areas through acquisition and also to acquire other small to mid-sized metropolitan service areas and strategic rural service areas that we believe are undervalued or underdeveloped or that possess traits that indicate high potential cellular use and superior financial performance.

      In addition, expansion of our operations may place a significant strain on our management, financial and other resources. Our ability to manage future growth will depend upon our ability to:

    .monitor operations,

    .control costs,

    .integrate acquired properties,

    .maintain effective quality controls and

    .significantly expand our internal management, technical and accounting systems.

      Management of those areas will result in higher operating expenses. A failure to expand these areas or to implement and improve our systems, procedures and controls in an efficient manner and at a pace consistent with the growth of our business could have a material adverse effect on our business, prospects, operating results and ability to service our indebtedness, including the notes.

Rapid and significant technological changes in the telecommunications industry may adversely affect us.

      We face rapid and significant changes in technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available. In particular, the wireless telecommunications industry is experiencing significant technological change, including:

     . the increasing pace of digital upgrades in existing analog wireless systems,

     .  evolving industry standards,

     . the allocation of new radio frequency spectrum in which to license and operate wireless services,

     . ongoing improvements in the capacity and quality of digital technology,

     .  shorter development cycles for new products and enhancements, and

     .  changes in end-user requirements and preferences.

      Like others in the industry, we are uncertain about the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. We cannot predict the effect of technological changes on our business, and it is possible that technological developments will have a material adverse effect on us.

We may not be able to modify our business to comply with regulatory changes.

      The telecommunications industry is subject to federal and state regulation that is continually evolving. As new telecommunications laws and regulations are issued, we may be required to modify our business plans or operations. There can be no assurance that we can do so in a cost-effective manner. Further, we cannot assure you that federal or state governments or the government of the Commonwealth of Puerto Rico will not make regulations or take other actions that might have a material adverse effect on our business. If the FCC allocates radio spectrum for services that compete with our business thereby introducing additional competitors, these changes could materially and adversely affect our business prospects, operating results or our ability to service our indebtedness, including the notes.

      The FCC and state regulatory agencies continue to issue rules implementing the requirements of the 1996 Telecommunications Act. Such rules address obligations, which include the obligation of incumbent telephone companies to allow other carriers to connect to their network by reasonable means at rates based on cost. The interpretation and implementation of these and other provisions of the 1996 Telecommunications Act and the FCC rules implementing the Telecommunications Act continue to be heavily debated and may have a material adverse impact on our business.

The loss of our licenses could adversely affect our ability to provide wireless and wireline services.

      Cellular and personal communications services licenses are valid for 10 years from the effective date of the license. Failure to file for such renewal or failure to meet any licensing requirements could lead to a denial of the application and thus adversely effect our ability to continue to provide service in that license area. Licensees may renew their licenses for additional ten year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates.

      The FCC requires that our subsidiary in Puerto Rico cover at least one-third of the population of Puerto Rico in five years and two-thirds of the population in ten years under its B Block license for personal communication services. Failure to meet these build-out requirements could have a material effect on our ability to continue operations.

      Lambda Operations Corp., our wholly owned telephone subsidiary, is subject to the regulation of the Puerto Rico Telecommunications Board. The Puerto Rico Telecommunications Board may determine that our subsidiary's rates are not cost based or its tariffs are not in the public interest. This determination could have a material adverse effect on our business and could result in the denial of our subsidiary's authorization to provide telephone service.

      Both the wireless and local telephone subsidiaries are subject to siting and zoning regulation which could materially affect our ability to build new sites and expand our coverage. All telecommunication providers are obligated to contribute to the federal universal service fund based upon a percentage of interstate and intrastate revenue. Universal service funds are used to provide local telephone service to individuals or families qualifying for federal assistance or households in areas not served by the local telephone company. Many states, including those we operate in, are implementing local universal service programs that would also require carriers to contribute additional funds.

Our cellular licenses may decrease in value, reducing the asset base that supports our debt.

      If the market value of our cellular licenses decreases significantly, we may realize a material loss upon the sale of any of our licenses and our ability to sell assets to repay debt would be significantly affected. A substantial portion of our assets consists of our interests in cellular licenses held by subsidiaries. The market for the purchase and sale of cellular licenses may not exist in the future or the values of our licenses in that market may fall. The future value of our interests in our cellular licenses will depend significantly upon the success of our business. Moreover, the transfer of interests in such licenses is subject to prior FCC approval, which may have the effect of reducing the value of the license.

Business and economic factors, severe weather and political conditions in Puerto Rico may significantly affect our operations in Puerto Rico and hurt our overall performance.

      Our business in Puerto Rico is dependent on the business and economic conditions and consumer spending generally in Puerto Rico. If existing economic conditions in Puerto Rico were to deteriorate, the market for wireless or telephone services in Puerto Rico may grow more slowly or decline. This would have an adverse impact on our business in Puerto Rico and, because our Puerto Rico operations currently generate approximately 30% of our company's adjusted EBITDA, on our financial condition and results of operations generally.

      In particular, our business in Puerto Rico may be materially adversely affected by events such as hurricanes, labor strikes and the like which affect Puerto Rico generally. Any change in Puerto Rico's political status with the U.S., or the ongoing debate on such status, could also affect the economy of Puerto Rico. The ultimate effect of possible changes in Puerto Rico's governmental and political status is uncertain and, accordingly, we cannot assure you that such changes will not materially adversely affect our business and results of operations.

A substantial increase in fraudulent and/or unbilled use of our network would affect our business operations.

      We incur costs associated with unauthorized use of our network. Fraud adversely affects our business by increasing:

  .interconnection costs,

  .capacity costs,

  .administrative costs,

  .costs incurred for fraud prevention and

  .payments to other carriers for unbillable fraudulent roaming.

We cannot assure you that costs associated with unauthorized use of our cellular network will not become substantial in the future.

Our results of operations may decline because of a market decline in roaming rates and our strategy of aggressively pricing roaming rates.

      We earn much of our revenue from customers of other wireless communications providers who enter our service areas and use their wireless phones. The use of wireless phones outside a subscriber's local area is commonly referred to as roaming. Roaming rates per minute under reciprocal roaming arrangements have declined over the last several years. We expect that such declines will continue for the foreseeable future. We have also implemented a strategy of aggressively pricing roaming rates to encourage other cellular and personal communications services providers to include portions of our service areas within their home calling regions and to discourage wireless providers from expanding the reach of their service into our service areas. Our results of operations may decline because the decline in roaming rates may not be offset by the decrease in roaming expenses we pay to other cellular and personal communication services providers for roaming changes incurred by our subscribers in other calling regions.

Our operations in Puerto Rico may be adversely affected if changes in tax benefits available to businesses in Puerto Rico cause companies to reduce their business activities in Puerto Rico.

      The demand for our services in Puerto Rico is significantly affected by the level of business activity in the island providing tax incentives for U.S. companies to operate in Puerto Rico and to reinvest the earnings from their Puerto Rico operations in Puerto Rico. As a result of a 1996 amendment to the Internal Revenue Code, the tax benefits available to corporations doing business in Puerto Rico phase out in annual increments through 2005. Consequently, such corporations may reduce or close their Puerto Rico operations and may reduce their re-investments in Puerto Rico. The changes may also reduce the incentives for new investments in Puerto Rico. Our business in Puerto Rico may be adversely affected by such changes in the tax law.

The failure of our computer systems and those of third parties with whom we deal to recognize the year 2000 could significantly disrupt our operations, causing a decline in cash flow and revenue and other difficulties.

      The year 2000 issue is the result of many computer programs being written abbreviating dates by using two digits rather that four digits in the year field. As a result, unless corrected, a computer program that has date sensitive software may recognize a date using "00" in the year field as 1900 rather than the year 2000. This could result in system failures and errors causing disruptions to various aspects of our business, including computer systems, voice and data networks and building infrastructures.

      The failure of our computer systems to recognize the year 2000 may involve the interruption of telecommunications services and/or interruption of customer billing. Either or both of these events could have a material adverse effect on our financial condition, results of operations or cash flows.

      Most of our customer-related computer systems and databases, including our billing systems, are managed by third parties under contractual arrangements. In addition, our systems are interconnected with various networks and systems operated by third parties, including traditional land-based communications networks, long-distance networks, the networks of other wireless service providers as well as public utilities. The ability of our systems to operate, including the ability to provide wireless service, is dependent upon these third party networks and systems being year 2000 compliant. We cannot assure you that these third parties will have taken the necessary corrective actions prior to the year 2000.


Our management team is newly-formed and has not yet demonstrated its effectiveness in managing Centennial.

      Michael J. Small, who is the President and Chief Executive Officer of Centennial, became the Chief Executive Officer of Centennial upon the consummation of the merger with CCW Acquisition Corp. Mr. Small has had no prior experience managing our operations.

      The loss of any of our senior management employees could have a material adverse effect on our company unless we can obtain a suitable replacement in a timely manner. We have employment contracts with seventeen members of senior management, including Mr. Small, whose contract expires on September 30, 2002; Rudy J. Graf, who is the President and Chief Executive Officer of our subsidiary in Puerto Rico and Peter Chehayl, who became Senior Vice President and Chief Financial Officer following the merger. In the event of vacancies in senior management, the additional time and resources toward recruitment, hiring and training to fill such positions, could result in a material adverse effect on our business, prospects, operations or results of operations. If management vacancies are not filled, or if our executive officers do not achieve their management objectives in a timely manner, our business, prospects, operating results and ability to service our indebtedness, including the notes, may be materially adversely affected.

A group of affiliated stockholders control the voting power of Centennial which may have interests adverse to the interests of the holders of the notes.

      Welsh Carson VIII, certain of its affiliates and certain other equity investors hold 92.9% of Centennial's outstanding shares of common stock. Accordingly, these equity investors, directly or indirectly, control our company and have the power to elect all of our directors, appoint new management and approve or reject any action requiring the approval of stockholders, including adopting amendments to our charter and approving mergers and sales of all or substantially all of our assets. The equity investors may make decisions that are adverse to your interests. In addition, the existence of a controlling stockholder may have the effect of making it difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding Centennial common stock. See "Principal Stockholders" and "Certain Relationships and Related Transactions-- Agreements between Centennial Cellular Corp. and Its Stockholders."

A portion of our operations are conducted through partnerships in which we have a minority interest. We do not control such operations and are subject to capital calls made by the controlling partner.

      We have a limited ability to direct the operation of any system conducted through a partnership in which we hold a minority investment as a limited partner. In addition, these investment partnerships are entitled to make certain demands for capital contributions, including to complete acquisitions by the limited partnerships. If we do not meet such a capital call, our ownership interest in such system may be diluted. Capital calls with respect to such investment interests for the fiscal years ended May 31, 1998, 1997 and 1996 were approximately $0.8 million, $2.9 million and $1.5 million, respectively. We cannot assure you that we will be able to pay future capital calls when due. In addition, under the indenture relating to the notes, Centennial Cellular Operating will be permitted to dividend to Centennial all cash received from Centennial Cellular Operating's non-subsidiary investment interests. These partnerships accounted for none of our total revenues for the fiscal year ended May 31, 1998.

Our operations may be adversely affected by equipment failures or by natural disasters that disrupt our network.

      A major equipment failure or a natural disaster affecting any one of our network control centers or certain of our wireless antenna sites or microwave links could have a material adverse effect on our business, prospects, operating results or ability to service our indebtedness, including the notes.

Possible health effects of radio frequency emission may adversely affect the demand for cellular telephone services.

      Media reports have suggested that certain radio frequency emissions from portable cellular telephones may be linked to cancer and interfere with heart pacemakers and other medical devices. Concerns over radio frequency emissions and interference may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon our business. There is no assurance that government authorities would not increase regulation of cellular telephones resulting from these concerns or that cellular telephone companies may be liable for costs or damages associated with these concerns.

              THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS

      Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements", as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those set forth herein under "Risk Factors." These forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "may", "will", "would", "could", "should", or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties.

                                   THE MERGER

      On January 7, 1999, Centennial merged with CCW Acquisition Corp., a new Delaware corporation organized by Welsh, Carson, Anderson & Stowe VIII, L.P. As a result of the merger, a new group of equity investors acquired a 92.9% ownership interest in Centennial. The remaining 7.1% interest is owned by public stockholders. The merger was accounted for as a recapitalization in which the historical basis of our company's assets and liabilities was not affected and no new goodwill related to the merger was created.

Merger Financing

      A total of approximately $1.87 billion was required to pay the cash consideration to Centennial stockholders in the merger, repay our indebtedness, pay fees and expenses related to the merger and its financing and purchase pledged securities. The sources of funding for the merger and the related transactions are described below.

    . Equity Financing. Welsh, Carson, Anderson & Stowe VIII, L.P., certain of its affiliates, including WCAS Capital Partners III, L.P., certain affiliates of Blackstone Capital Partners, L.P. and certain other investors purchased $400 million in common shares of CCW Acquisition Corp. The CCW Acquisition Corp. shares were converted into Centennial common shares in the merger.

    . Bank Financing. Centennial Cellular Operating and its Puerto Rico subsidiary borrowed approximately $936.0 million under a new $1,050 million credit facility. A group of lenders provided Centennial Cellular Operating with the credit facility, consisting of an $900 million term loan facility and a $150 million revolving credit facility. See "Description of Certain Indebtedness" for a description of the credit facility's principal terms.

    . High Yield Notes Financing. Centennial Cellular Operating, together with a co-obligor that has merged into Centennial, issued $370 million of old notes on December 14, 1998.

    . Subordinated Debt Financing. WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VIII, purchased unsecured senior subordinated notes due 2009 of Centennial and common shares of Centennial at an aggregate price of $180 million. See "Description of Certain Indebtedness" for a description of the principal terms of the subordinated debt.

     The chart below shows our organizational structure after the merger and related transactions.




                               [CHART GOES HERE]

                                USE OF PROCEEDS

      We will not receive any proceeds from the issuance of new notes in the exchange offer. The offering of notes resulted in net proceeds to us of approximately $357.1 million, after payment of underwriting discounts and other issuance costs totaling approximately $12.9 million.

      The net proceeds from the offering of old notes, the senior subordinated notes issued to WCAS Capital Partners III, L.P. and the common equity contribution, together with borrowings under the credit facility, were used to:

      . fund payment of the cash consideration in the merger,

    .  repay or repurchase indebtedness of Centennial,

    . pay the fees and expenses incurred in connection with the merger, the merger financings and related transactions, and

      .purchase the pledged securities.

      The following table sets forth the sources and uses of funds in connection with the financing of the merger as of the merger's consummation on January 7, 1999:

                                                                Amount
                                                         ---------------------
                                                         (Dollars in millions)
Sources of Funds
Credit facility(1)......................................       $  936.0
Old notes(2)............................................          370.0
Subordinated debt financing of Centennial(3)............          180.0
Common equity contribution..............................          400.0
                                                               --------
  Total Sources of Funds................................       $1,886.0
                                                               ========
Uses of Funds
Cash merger consideration(4)............................       $1,210.7
Repayment of net existing indebtedness and preferred
 dividends accrued(5)...................................          535.4
Restricted interest escrow investment(2)................           57.5
Premiums on debt tender offers for tendered notes(6)....           39.8
Fees and expenses(7)....................................           42.6
                                                               --------
  Total Uses of Funds...................................       $1,886.0
                                                               ========

--------

(1) Our credit facility consists of three term loans in aggregate principal amount of $900.0 million and a revolving credit facility in an aggregate principal amount of up to $150.0 million. The borrowers under these facilities are Centennial Cellular Operating and, for $125.0 million of the term loans and up to $60.0 million of the revolving credit facility, our subsidiary in Puerto Rico. At the time of the merger, our subsidiary in Puerto Rico borrowed $36.0 million under the credit facility. Centennial, together with the subsidiaries of Centennial Cellular Operating, excluding initially our subsidiary in Puerto Rico and its subsidiaries, which subsidiaries have guaranteed the obligations of our subsidiary in Puerto Rico under the credit facility, have unconditionally guaranteed, jointly and severally, the debt under our credit facilities. See "Description of Certain Indebtedness."

(2) Upon consummation of the merger, approximately $57.5 million of the proceeds from the old notes was deposited with the trustee to purchase pledged securities to pay the first three scheduled interest payments on the notes at the stated interest rate. See "Description of the New Notes--Security."

(3) WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VIII, purchased, at the time of the consummation of the merger, unsecured subordinated notes due 2009 and common shares of Centennial at an aggregate price of $180 million. This $180 million of financing has been allocated as $157.5 million debt and $22.5 million equity. The subordinated notes are obligations of Centennial only and, accordingly, pro forma financial information for Centennial Cellular Operating does not reflect any obligation for this debt.

(4) Includes $1,033.1 million in consideration for the Centennial common shares, $128.2 million in consideration for the Centennial common shares issued upon conversion of Centennial's preferred stock and $49.4 million in consideration for the settlement of outstanding options to purchase Centennial common shares and the settlement of restricted shares. The options were exercised or cancelled in exchange for a cash amount equal to the difference between $13.83 and the exercise price of the option immediately before the merger. The restricted shares were acquired in exchange for the cash amount of $13.83.

(5) Represents the amount required to repay our total pre-merger indebtedness and pay interest on our indebtedness and dividends on our then outstanding preferred stock. At the time of the merger, we repurchased 99.4% of our then outstanding 8 7/8% senior notes due 2001 and 99.8% of our then outstanding 10 1/8% senior notes due 2005. The amount shown includes accrued interest of $6.9 million and preferred dividends of $18.1 million.

(6) The amount required to pay the debt tender premiums associated with the debt tender offers for our notes due 2001 and 2005. The amount shown above includes the consent solicitation fees associated with the debt tender offers.

(7) Assumed for simplicity to be paid by Centennial and includes all fees and expenses related to the merger, the offering of old notes and related transactions.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

      The holders of the notes currently are entitled to registration rights under a registration rights agreement. Pursuant to the registration rights agreement, we became obligated to file with the SEC a registration statement covering the offer by us to the holders of the notes to exchange all of the notes for the new notes. This exchange offer, if consummated, will satisfy our obligations under the registration rights agreement.

      Because the registration statement of which this prospectus forms a part was not declared effective by the SEC by June 6, 1999, we have been paying $2,569.00 per day in additional interest under the registration rights agreement since such date. In addition, since the exchange offer was not consummated by July 6, 1999, we will be paying an additional $2,569.00 per day in additional interest under the registration rights agreement from such date for an aggregate amount of $5,138.00 per day in additional interest. Once the registration statement is declared effective, we will no longer be required to pay $2,569.00 of such additional interest; however, we will be required to pay $2,569.00 of such additional interest per day until this exchange offer is consummated.

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer.

      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders other than any such holder that is our "affiliate" within the meaning of the Securities Act or such holder that is a broker-dealer, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business, and such holders have no arrangement with any person to participate in the distribution of such new notes. See Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991), Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), and Shearman & Sterling, SEC No-Action Letter (available July 2,
1993).

      If you were to be participating in the exchange offer for the purposes of distributing securities in a manner not permitted by the SEC's interpretation, you could not rely on the position of the staff of the SEC in Exxon Capital Holdings Corporation or similar interpretive letters and could not resell your notes unless an exemption from the registration provisions of the Securities Act is available for the transfer or you resell your notes in compliance with the registration and prospectus delivery requirements of the Securities Act.

      Each broker-dealer that is issued new notes in the exchange offer for its own account which were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an

"underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes. See "Plan of Distribution."

      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

      As of the date of this prospectus, there was $370,000,000 aggregate principal amount of the notes outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes as of the date of this prospectus.

      We will be deemed to have accepted validly tendered notes when, as and if we have given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of notes for the purposes of receiving the new notes from us and delivering new notes to the tendering holders.

      If notes are not tendered, they will remain outstanding and will continue to accrue interest from their date of issue, December 14, 1998, at a rate of 10 3/4% per annum.

      Except as noted below, in the event the exchange offer is consummated, we will not be required to register the old notes that are not tendered. In that event, holders of notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Risks Relating to the Notes." Pursuant to the registration rights agreement, we are required to file a shelf registration statement with the SEC if a holder of notes is not allowed to participate in this exchange offer by law.

Expiration Date; Extensions

      The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we, in our discretion, extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

      In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will make a public announcement of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

Procedures for Tendering

      Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of it,

     . have the signatures guaranteed if required by the letter of transmittal and

     . mail or otherwise deliver the letter of transmittal or the facsimile, the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

      Any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account. The Depository Trust Company is commonly referred to as the DTC. In connection with the delivery of old notes through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile, with any required signature guarantees and any other required documents or an agent's message, as described below, must be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "Exchange Agent," below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes that are the subject of such book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal; and that we may enforce such agreement against that participant. The exchange agent will make a request to establish an account for the notes of DTC for the purposes of the exchange offer promptly after the date of this prospectus.

      The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signature on a letter of transmittal or a notice of withdrawal, must be guaranteed, unless the old notes tendered pursuant thereto are tendered:

     . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     .  for the account of an eligible institution, as described below.

      In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by an eligible institution.

      An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of the Exchange Act, which is a member of the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Signature Program.

      If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power signed by the registered holder.

      If the letter of transmittal or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

Guaranteed Delivery Procedures

      If you desire to accept the exchange offer, and

     .  certificates for the old notes are not immediately available,

     . time will not permit a letter of transmittal or notes to reach the exchange agent before the expiration date, or

     . the procedure for book-entry transfer cannot be completed on a timely basis,

a tender may be effected if the exchange agent has received at its addresses set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the expiration date from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth:

     .  the name and address of the registered holder,

     .  the certificate numbers of the old notes,

     .  the principal amount of such notes to be tendered,

     . stating that the tender is being made by the notice of guaranteed delivery and

     . guaranteeing that within five New York Stock Exchange trading days after the expiration date, the old notes, in proper form for transfer, or a confirmation of book-entry transfer of such notes into the exchange agent's account at DTC, will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal, and any other required documents, or, if applicable, an agent's message in lieu of the letter of transmittal.

  Unless notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly completed letter of transmittal and any other required documents or, if applicable, an agent's message in lieu of the letter of transmittal, we may, at our option, reject the tender.

Acceptance of Old Notes for Exchange

      The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      All questions as to the validity, form, eligibility, including time of receipt and acceptance for exchange of any tender of notes will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any notes. In addition, we reserve the right to waive any of the conditions of the exchange offer in our reasonable discretion.

      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      By tendering, you will represent to us that, among other things,

     . the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of your business,

     . you have no arrangement with any person to participate in the distribution of such new notes,

     . you are not an "affiliate," as defined under the Securities Act, of us, and

     . if you are a broker or a dealer, as defined in the Exchange Act, that you acquired the old notes for your own account as a result of market-making activities or other trading activities and that you will comply with the registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, tenders of notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of notes in the exchange offer, a written transmission notice of withdrawal via telegram, telex, facsimile transmission or letter must be received by the exchange agent at its address set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     . specify the name of the person having deposited the notes to be withdrawn,

     . identify the notes to be withdrawn, including the certificate number or numbers and principal amount of such notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited,

     . be signed by the person having deposited the notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which such notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person having made the original tender and withdrawing the tender, and

     . specify the name in which any such notes are to be registered, if different from that of the person having deposited the notes to be withdrawn.

      All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, which determination shall be final and binding on all parties. Any old notes you withdraw will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued to you with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes that have been tendered but that are not accepted for exchange will be returned to you as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Conditions

      The exchange offer is not subject to any conditions other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

Accounting Treatment

      The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. Any expenses of the exchange offer that we paid will be capitalized and amortized over the term of the new notes.

Exchange Agent

      Norwest Bank Minnesota, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and deliveries of completed letters of transmittal with tendered notes should be directed to the exchange agent addressed as follows:

      BY REGISTERED OR             BY HAND DELIVERY OR
       CERTIFIED MAIL:             OVERNIGHT COURIER:                IN PERSON:
   Norwest Bank Minnesota        Norwest Bank Minnesota,       Norwest Bank Minnesota,
    National Association          National Association          National Association
 Corporate Trust Operations    Corporate Trust Operations        Norstar East Bldg.
        P.O. Box 1517                Norwest Center                608 2nd Ave. S.
 Minneapolis, MN 55480-1517        Sixth and Marquette               12th Floor
                               Minneapolis, MN 55479-0113     Corporate Trust Services
                                                             Minneapolis, MN 55479-0113

                                 BY FACSIMILE:

                                 (612) 667-4927

                              CONFIRM BY TELEPHONE

                                 (612) 667-9764

Fees and Expenses

      We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to you in handling or forwarding tenders for exchange. In addition we will pay legal and accounting fees that we incur in connection with this exchange offer.

                                 CAPITALIZATION

      The following table presents the actual consolidated capitalization of Centennial and Centennial Cellular Operating as of February 28, 1999. You should read this table with "The Merger," the unaudited consolidated financial statements of Centennial, including the notes to the unaudited consolidated financial statements for the nine months ended February 28, 1999, incorporated by reference into this prospectus and the unaudited pro forma financial statements included in this prospectus. See "Unaudited Pro Forma Financial Information."

                                                   As of February 28, 1999
                                                ------------------------------
                                                                Centennial
                                                Centennial  Cellular Operating
                                                ----------  ------------------
                                                   (Dollars in thousands)
Cash........................................... $   33,914      $   33,914
                                                ==========      ==========
Restricted investments(1)...................... $   57,501      $   57,501
                                                ==========      ==========
Debt (including current portion):
Credit facility(2)............................. $  933,875      $  933,875
Notes issued in the offering(1)................    370,000         370,000
Notes issued in the subordinated debt
 financing(3)..................................    157,875             --
Senior notes due 2001 and 2005.................      1,607           1,607
                                                ----------      ----------
Total debt.....................................  1,463,357       1,305,482
Stockholders' deficit..........................   (605,800)       (447,925)
                                                ----------      ----------
Total capitalization........................... $  857,557      $  857,557
                                                ==========      ==========

--------
(1) Upon consummation of the merger, approximately $57,501 of the proceeds from the notes were used to purchase securities pledged to pay the first three scheduled interest payments on the notes. See "Description of the New Notes--Security."

(2) Centennial has the ability to borrow an additional $116,125 for general corporate purposes pursuant to a revolving credit facility under the credit facility.

(3) Represents the debt portion of $180,000 principal amount of subordinated notes and Centennial common shares issued in the financing provided by WCAS Capital Partners III, L.P.

                  SELECTED FINANCIAL AND OPERATING INFORMATION

      The following table presents certain selected unaudited historical consolidated financial information for Centennial and its subsidiaries

    . as of February 28, 1999 and 1998 and for the nine months ended February 28, 1999 and 1998,

    .  as of and for the five years ended May 31, 1998.

You should read this table with "Use of Proceeds," "Unaudited Pro Forma Financial Information" and the consolidated financial statements, including in each case the notes to those financial statements, included elsewhere in this prospectus.

                            Nine months ended
                              February 28,                        Years ended May 31,
                          ----------------------  --------------------------------------------------------
                             1999        1998        1998        1997        1996       1995       1994
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                                    (Dollars in thousands)
Statement of Operations
 Data:
Domestic operating
 revenue................  $  174,980  $  133,953  $  182,944  $  145,120  $  112,197  $  85,419  $  56,373
Puerto Rico operating
 revenue................      87,611      35,752      54,557       5,903         --         --         --
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Total operating
 revenue................     262,591     169,705     237,501     151,023     112,197     85,419     56,373
Cost of services and
 equipment sold.........      50,783      42,248      54,818      38,228      26,129     22,152     13,424
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Gross profit............     211,808     127,457     182,683     112,795      86,068     63,267     42,949
Selling, general and
 administrative.........      81,460      62,142      81,790      55,132      34,188     26,055     17,787
Depreciation and
 amortization...........      97,702      82,637     114,194      83,720      70,989     65,642     47,652
Recapitalization costs..      58,852           0           0           0           0          0          0
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Operating loss..........     (26,206)    (17,322)    (13,301)    (26,057)    (19,109)   (28,430)   (22,490)
Interest expense--net...      48,553      31,801      45,155      33,379      27,886     23,357     21,040
Gain on sale of assets..       8,414           8           5       3,819       8,310        --         --
Income from Minority
 Cellular Investment
 Interests(1)...........       9,352       9,843      13,069      15,180      10,473      4,670      3,645
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Loss before income tax
 benefit and minority
 interest...............     (56,993)    (39,272)    (45,382)    (40,437)    (28,212)   (47,117)   (39,885)
Income tax benefit......     (10,114)    (13,527)    (13,597)     (7,295)    (11,596)   (14,456)   (11,780)
Minority interest in
 income (loss) of
 subsidiaries(2)........         142        (337)        162         153          15         69       (321)
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Loss from continuing
 operations.............     (46,737)    (26,082)    (31,947)    (33,295)    (16,631)   (32,730)   (27,784)
Extraordinary loss on
 early extinguishment of
 debt, net of tax.......     (40,526)          0           0           0           0          0          0
                          ----------  ----------  ----------  ----------  ----------  ---------  ---------
Net loss................  $  (87,263) $  (26,082) $  (31,947) $  (33,295) $  (16,631) $ (32,730) $ (27,784)
                          ==========  ==========  ==========  ==========  ==========  =========  =========
Ratio of earnings to
 fixed Charges(3).......         --          --          --          --          --         --         --
Other Consolidated Data:
Adjusted EBITDA(4)......  $  130,348  $   65,315  $   99,208  $   55,852  $   47,793  $  34,444  $  24,080
Adjusted EBITDA margin..        49.6%       38.5%       42.1%       37.4%       44.2%      41.7%      43.6%
Cash flows provided by
 (used in):
 Operating activities...  $   98,654  $   46,196  $   54,771  $   26,956  $   24,282  $  10,390  $  (3,558)
 Investing activities...     (51,262)    (99,290)   (126,111)   (118,094)    (78,765)   (79,834)   (64,749)
 Financing activities...     (28,098)     24,274      42,545      67,256         152    182,722     65,702
Capital expenditures....      69,819     103,187     129,300      88,990      38,082     17,538      8,947
Net pops(5)(6)..........  10,846,000  10,846,000  10,846,000  10,846,000  10,661,000  6,491,500  5,020,400
Subscribers(5)..........     426,700     298,500     322,200     203,900     135,000     85,900     49,000

                            Nine months ended
                              February 28,                         Years ended May 31,
                          ----------------------  ----------------------------------------------------------
                             1999        1998        1998        1997        1996        1995        1994
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            (Dollars in thousands, except as noted)
Other Rural Cellular
 Data:
Adjusted EBITDA(4)......  $   91,520  $   60,249  $   86,669  $   64,278  $   48,208  $   34,511  $   24,080
Adjusted EBITDA margin..        52.3%       45.0%       47.8%       44.9%       44.6%       41.8%       43.6%
Net loss: ..............     (76,736)     (1,890)     (1,188)    (16,081)    (15,585)    (32,650)    (27,784)
Cash Flow provided by
 (used in):
  Operating.............      69,385      46,441      50,139      36,919      25,068      10,430      (3,558)
  Investing.............      (7,018)    (21,395)    (52,023)    (59,633)    (79,574)    (79,874)    (64,749)
  Financing.............     (37,702)    (56,848)    (32,431)     (3,742)        152     182,722      65,702
Capital expenditures....  $   25,130  $   31,363  $   38,996  $   38,921  $   22,604  $   17,319  $    8,947
Net pops (excluding
 Minority Cellular
 Investment
 Interests)(5)(6).......   5,831,000   5,777,000   5,777,000   5,777,000   5,592,000   5,412,100   3,941,000
Subscribers.............     309,300     237,900     252,700     187,000     135,000      85,900      49,000
Penetration(5)(7).......         5.3%        4.1%        4.4%        3.2%        2.4%        1.6%        1.2%
Churn rate(10)..........         1.9%        1.8%        1.8%        2.3%        2.5%        2.5%        3.0%
Average monthly revenue
 per unit (actual
 dollars)(8)............  $       69  $       70  $       68  $       73  $       74  $       68  $       69
Acquisition cost per
 cellular customer
 (actual dollars)(9)....  $      316  $      307  $      308  $      343  $      351  $      431  $      --
Cell sites(5)(11).......         400         329         363         212         185         --          --
Retail and service
 centers(5).............          69          58          59          41          25         --          --
Other Centennial de
 Puerto Rico Data:
Adjusted EBITDA(4)......  $   38,828  $    5,066  $   12,539  $   (8,426) $     (415) $      (67)        --
Adjusted EBITDA margin..        44.3%       14.2%       23.1%       n.a.        n.a.        n.a.         --
Net loss: ..............     (10,527)    (24,192)    (30,759)    (17,214)     (1,046)        (80)
Cash Flow provided by
 (used in):
  Operating.............      29,269        (245)      4,632      (9,963)       (786)        (40)        --
  Investing.............     (44,244)    (77,895)    (74,088)    (58,461)        809          40         --
  Financing.............       9,604      81,122      74,976      70,998         --          --          --
Capital expenditures....  $   44,689  $   71,824  $   90,304  $   50,069  $   15,478  $      219         --
Net pops(5).............   3,839,000   3,839,000   3,839,000   3,839,000   3,839,000         --          --
Subscribers(5)..........     117,400      60,600      69,500      16,900         --          --          --
Penetration(5)(7).......         3.1%        1.6%        1.8%        0.4%        --          --          --
Churn rate(10)..........         3.5%        4.0%        4.6%        2.6%        --          --          --
Average monthly revenue
 per unit (actual
 dollars)(8)............  $       91  $       94  $       92  $      113         --          --          --
Acquisition cost per
 cellular customer
 (actual dollars)(9)....  $      203  $      166  $      164  $      310         --          --          --
Cell sites(5)(11).......         125         109         113          74         --          --          --
Retail and service
 centers(5).............          51          35          44          25         --          --          --

                         As of February 28,                  As of May 31,
                         -------------------- --------------------------------------------
                            1999       1998     1998     1997     1996     1995     1994
                         ----------  -------- -------- -------- -------- -------- --------
                                              (Dollars in thousands)
Balance Sheet Data:
Total Assets............ $  956,672  $837,056 $847,417 $844,850 $785,812 $844,384 $502,384
Long-term Debt..........  1,458,857   490,000  510,000  429,000  350,000  350,000  250,000
Redeemable preferred
 stock..................          0   193,539  193,539  193,539  189,930  176,340  163,706
Common stockholders'
 equity (deficit).......   (605,800)   51,205   40,409  112,882  160,006  188,831   24,143

                                     Nine months ended         Year ended
                                     February 28, 1999        May 31, 1998
                                    --------------------  --------------------
                                             (Dollars in thousands)
                                    Historical Pro Forma  Historical Pro Forma
                                    ---------- ---------  ---------- ---------
Pro Forma Data:
Revenues...........................  $262,591  $262,591    $237,501  $ 235,816
Costs and expenses.................   288,797   230,508     250,802    251,552
                                     --------  --------    --------  ---------
Operating income (loss)............   (26,206)   32,083     (13,301)   (15,736)
Net loss...........................  $(87,263) $(54,931)   $(31,947) $(143,411)
                                     ========  ========    ========  =========

--------
(1) Represents our proportionate share of profits and losses based on our interest in earnings of limited partnerships controlled and managed by other cellular operators which we account for on the equity method.

(2) Represents the percentage share of earnings of our consolidated subsidiaries that is allocable to unaffiliated holders of minority interests.

(3) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, minority interest and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred debt issuance costs and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. The ratio of earnings to fixed charges is less than one-to-one for all periods presented and, therefore, earnings are inadequate to cover fixed charges. The amount by which earnings are less than fixed charges for the nine months ended February 28, 1999 and 1998 are $56,993 and $39,272, respectively, and for the years ended May 31, 1998, 1997, 1996, 1995 and 1994 are $45,382, $43,189, $33,412, $47,117 and $39,885, respectively.

(4) Adjusted EBITDA is defined, for any period, as earnings before income from minority cellular investment interests that are controlled and managed by third parties, allocations to minority interests in consolidated subsidiaries, interest expense, interest income, income taxes, depreciation and amortization, recapitalization costs, extraordinary loss on early extinguishment of debt and gain on sale of assets. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While Adjusted EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. It is included in this prospectus because management believes that it provides additional information with respect to the anticipated ability of Centennial to meet future debt service, capital expenditures and working capital requirements.

(5) As of period-end.

(6) For the periods ended January 28, 1999 and 1998 and the years ended May 31, 1997 and 1996, the number of Net Pops is based on the 1997 Kagan's Cellular Telephone Atlas. For the years ended May 31, 1995 and May 31, 1994, the number of net pops is based on 1990 population figures of a metropolitan service area or a rural service area, as derived from the 1990 U.S. Census data.

(7) The penetration rate equals the percentage of total population in our service areas who are subscribers to our cellular service as of period-end.

(8) ARPU is defined as total monthly revenue per average subscriber.

(9) For the year ended as of the date shown. Determined for each period as total marketing cost plus cost of equipment sales (net of associated revenue), divided by the total subscriber activations during the fiscal year.

(10) Churn is defined as the number of wireless subscriber cancellations per month as a percentage of the weighted average total wireless subscribers at the beginning of the period. Churn is stated as the average monthly churn rate for the period.

(11) A cell site is a two-way radio location that connects the wireless telephone user with the telephone system.

Subsequent Event

      We have entered into an agreement to acquire 100% of the ownership interests in a partnership owning the wireless telephone system serving the Allegen, Michigan rual service area. The Allegen market represents approximately 100,000 net pops. Our obligation to consummate this transaction is subject to certain closing conditions, including the relevant regulatory approvals. We have anticipated completing this acquisition in October 1999.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

      We created the following pro forma consolidated financial statements by making adjustments to our historical consolidated financial statements incorporated by reference into this prospectus. The unaudited pro forma statements of operations and other unaudited pro forma supplemental financial information gives effect to

      .financings related to the merger and

    . the debt tender offers and the repayment or conversion of our other existing indebtedness.

      The pro forma statements of operations information for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999 have been prepared as if such transactions had occurred on June 1, 1997. The adjustments are described in the accompanying notes.

      You should not consider the pro forma consolidated financial statements to be indicative of actual results that would have been achieved had the merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. You should read the pro forma consolidated financial statements with our historical financial statements and the notes to the historical financial statements incorporated by reference in this prospectus.

      A pro forma balance sheet as of February 28, 1999 is not presented because the merger occurred on January 7, 1999.

      The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the merger as a recapitalization. Accordingly, the historical basis of the Centennial's assets and liabilities have not been affected by the transaction.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                        For the Year Ended May 31, 1998
                             (Dollars in thousands)

                                                             Pro Forma
                                                      ------------------------
                                                                   Centennial
                                        Pro Forma                   Cellular
                            Historical Adjustments    Centennial  Operating(a)
                            ---------- -----------    ----------  ------------
Revenues:
  Service revenue..........  $231,097   $     --      $ 231,097    $ 231,097
  Equipment sales..........     4,719         --          4,719        4,719
  Interest income..........     1,685      (1,685)(b)       --           --
                             --------   ---------     ---------    ---------
                              237,501      (1,685)      235,816      235,816
                             --------   ---------     ---------    ---------
Cost and expenses:
  Cost of cellular
   service.................    38,389         --         38,389       38,389
  Cost of equipment sold...    16,429         --         16,429       16,429
  Selling, general and
   administrative..........    81,790         750 (c)    82,540       82,540
  Depreciation and
   amortization............   114,194         --        114,194      114,194
                             --------   ---------     ---------    ---------
                              250,802         750       251,552      251,552
                             --------   ---------     ---------    ---------
Operating loss.............   (13,301)     (2,435)      (15,736)     (15,736)
Interest expense...........    45,155     109,029 (e)   154,184      131,273
Gain on sale of assets.....         5         --              5            5
Income from equity
 investments...............    13,069         --         13,069       13,069
                             --------   ---------     ---------    ---------
Loss before income tax
 benefit and minority
 interests.................   (45,382)   (111,464)     (156,846)    (133,935)
Income tax benefit.........   (13,597)        --  (f)   (13,597)     (13,597)
                             --------   ---------     ---------    ---------
Loss before minority
 interest..................   (31,785)   (111,464)     (143,249)    (120,338)
Minority income in income
 of subsidiaries...........      (162)        --           (162)        (162)
                             --------   ---------     ---------    ---------
Net loss...................  $(31,947)  $(111,464)    $(143,411)   $(120,500)
                             ========   =========     =========    =========
Dividend on preferred
 stock.....................  $ 16,451   $ (16,451)(g)       --           --
                             ========   =========     =========    =========
Net loss applicable to
 common stock..............  $(48,398)  $ (95,013)    $(143,411)   $(120,500)
                             ========   =========     =========    =========


                See Notes to Pro Forma Statements of Operations.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  For the Nine Months Ended February 28, 1999
                             (Dollars in thousands)

                                                               Pro Forma
                                                        -----------------------
                                                                    Centennial
                                           Pro Forma                 Cellular
                               Historical Adjustments   Centennial Operating(a)
                               ---------- -----------   ---------- ------------
Revenues:
  Service revenue............   $257,209    $   --       $257,209    $257,209
  Equipment sales............      5,382        --          5,382       5,382
                                --------    -------      --------    --------
Revenue......................    262,591        --        262,591     262,591
                                --------    -------      --------    --------
Cost and expenses:
  Cost of cellular service...     35,347        --         35,347      35,347
  Cost of equipment sold.....     15,436        --         15,436      15,436
  Selling, general and
   administrative............     81,460        563 (c)    82,023      82,023
  Depreciation and
   amortization..............     97,702        --         97,702      97,702
Recapitalization expenses....     58,852    (58,852)(d)       --          --
                                --------    -------      --------    --------
                                 288,797     58,289       230,508     230,508
                                --------    -------      --------    --------
Operating income (loss)......    (26,206)    58,289        32,083      32,083
Interest expense, net........     48,553     66,483 (e)   115,036      98,456
Gain on sale of assets.......      8,414        --          8,414       8,414
Income from equity
 investments.................      9,352        --          9,352       9,352
                                --------    -------      --------    --------
Loss before income tax
 benefit and minority
 interests...................    (56,993)    (8,194)      (65,187)    (48,607)
Income tax benefit...........    (10,114)       --  (f)   (10,114)    (10,114)
                                --------    -------      --------    --------
Income (loss) before minority
 interest....................    (46,879)    (8,194)      (55,073)    (38,493)
Minority interest in income
 of subsidiaries.............        142        --            142         142
                                --------    -------      --------    --------
Loss from continuing
 operations..................   $(46,737)   $(8,194)     $(54,931)   $(38,351)
                                ========    =======      ========    ========
Dividend on preferred stock..   $  9,906    $(9,906)(g)       --          --
                                ========    =======      ========    ========
Loss from continuing
 operations applicable to
 common stock................   $(56,643)   $   --       $(54,931)   $(38,351)
                                ========    =======      ========    ========


                See Notes to Pro Forma Statements of Operations.

                           CENTENNIAL CELLULAR CORP.

                     CENTENNIAL CELLULAR OPERATING CO. LLC

                  NOTES TO PRO FORMA STATEMENTS OF OPERATIONS
                             (Dollars in thousands)

      We created the following pro forma financial data by making adjustments to our historical financial statements for the periods noted. The merger has been accounted for as a recapitalization. Accordingly, the historical basis of our assets and liabilities have not been affected by the transaction. The pro forma financial data assume that there were no dissenting stockholders to the merger.

      (a) The pro forma statement of operations of Centennial Cellular Operating includes all of the same adjustments made for Centennial noted below except interest expense related to the subordinated notes described in the table under note (e).

      (b) To eliminate interest income on overnight deposits.

      (c) Represents estimated monitoring fee to be paid to Welsh Carson and Blackstone.

      (d) The pro forma statements of operations for the year ended May 31, 1998 do not include any adjustments for one-time non-recurring expenses incurred at the closing of the recapitalization by Centennial and Centennial Cellular Operating. Such amounts are recorded in the Statement of Operations for the nine months ended February 28, 1999 and are deducted as an adjustment in determining pro forma loss for the period.

      (e) The pro forma adjustments to interest expense reflect the following:

                                     Year Ended                     Nine Months Ended
                                    May 31, 1998                    February 28, 1999
                          --------------------------------- ---------------------------------
                             Consolidated      Centennial      Consolidated      Centennial
                          (including Parent) Rural Cellular (including Parent) Rural Cellular
                          ------------------ -------------- ------------------ --------------
Credit Facility
  Revolving credit
   facility(1)..........       $  3,128         $  3,128         $  2,346         $  2,346
  Tranche A term
   loans(2).............         43,450           43,450           32,588           32,588
  Tranche B term
   loans(3).............         18,380           18,380           13,785           13,785
  Tranche C term
   loans(4).............         18,880           18,880           14,160           14,160
Notes issued in the
 offering(5)............         39,775           39,775           29,831           29,831
Notes issued in the
 subordinated debt
 financing(6)...........          9,199              --             8,910              --
Commitment fee(7).......            570              570              428              428
                               --------         --------         --------         --------
Cash Interest Expense...        133,382          124,183          102,048           93,138
Notes issued in the
 subordinated debt
 financing(8)...........         11,441              --             5,967              --
Amortization of discount
 on subordinated
 notes(9)...............          2,271              --             1,703              --
Amortization of debt
 issuance costs(10).....          7,090            7,090            5,318            5,318
                               --------         --------         --------         --------
Pro forma interest
 expense................        154,184          131,273          115,036           98,456
Less: historical
 interest expense on
 debt repaid(11)........        (45,155)         (45,155)         (48,553)         (48,553)
                               --------         --------         --------         --------
    Total adjustment....       $109,029         $ 86,118         $ 66,483         $ 49,903
                               ========         ========         ========         ========

--------

 (1) Represents interest on our revolving credit facility using an assumed interest rate of 8.69%, assuming $36.0 million drawdown at the closing of the merger.

 (2) Represents interest on an assumed $500 million of the under our credit facility tranche A term loans using an assumed interest rate of 8.69%.

 (3) Represents interest on an assumed $200 million of the under our credit facility tranche B term loans using an assumed interest rate of 9.19%.

 (4) Represents interest on an assumed $200 million of the under our credit facility tranche C term loans using an assumed interest rate of 9.44%.

 (5) Represents interest on $370 million of the notes using an interest rate of 10.75%.

 (6) Represents cash interest portion of the $180 million, in principal amount at maturity of the subordinated discount notes issued to WCAS Capital Partners III.

 (7) Represents a 0.5% commitment fee on the unused portion of our revolving credit facility.

 (8) Represents Paid in Kind portion of the $180 million of subordinated notes issued in the subordinated debt financing.

 (9) Represents the amortization of the discount ($22.5 million) on the shares issued to the holder of senior subordinated notes issued to WCAS Capital Partners III.

(10) Represents amortization of deferred financing costs of $60.9 million over the term of the related debt.

(11) Represents the elimination of historical interest expense.

      A 0.125% increase or decrease in the assumed weighted average interest rate applicable to our credit facility and the notes would change the pro forma interest expense and income before taxes as follows:

                                                   Year Ended  Nine Months Ended
                                                  May 31, 1998 February 28, 1999
                                                  ------------ -----------------
     Credit facility
       Revolving credit facility.................    $   45          $ 34
       Tranche A term loans......................       625           469
       Tranche B term loans......................       250           187
       Tranche C term loans......................       250           187
                                                     ------          ----
         Total...................................    $1,170          $877
                                                     ======          ====

      (f) No net tax benefit is provided for the pro forma adjustments to earnings before taxes on the assumption that an offsetting increase to the valuation allowance would be recorded with respect to the resultant tax loss carryforward asset.

      (g) To eliminate dividends on preferred stock redeemed as part of the merger.

                                    BUSINESS

                           Centennial Cellular Corp.

      We are one of the largest independent wireless communications providers in the United States and Puerto Rico. Our service areas have a total population of approximately 10.8 million, decreased by the percent of our subsidiaries serving those areas owned by third parties. This adjusted population is commonly referred to as net pops. We had 426,700 subscribers as of February 28, 1999. Centennial Rural Cellular serves 5.8 million net pops and its service area covers approximately 81,645 square miles. Our subsidiary in Puerto Rico provides wireless and traditional telephone services over a common communications network in Puerto Rico. Its licensed service areas cover 3.8 million net pops in Puerto Rico and the U.S. Virgin Islands. In addition, we own minority shares, representing approximately 1.2 million net pops, in other cellular operations controlled and managed by other cellular operators, referred to as minority cellular investment interests.

      The table below shows certain data for each of our two principal business segments.

                                                           Centennial de Puerto Rico
                                                        (Personal communication services
                           Centennial Rural Cellular        wireless and traditional
                              (Cellular services)             telephone services)
                         ------------------------------ ---------------------------------------
                          Year ended  Nine months ended  Year ended          Nine months ended
                         May 31, 1998 February 28, 1999 May 31, 1998         February 28, 1999
                         ------------ ----------------- ----------------     ------------------
                                         (in millions, except as noted)
Net pops................       5.8            5.8             3.8                    3.8
Subscribers (in
 thousands).............     252.7          309.3            69.5                  117.4
Penetration.............       4.4%           5.3%            1.8%                   3.1%
Revenue.................    $182.9         $175.0          $ 54.6                 $ 87.6
Adjusted EBITDA.........    $ 86.7         $ 91.5          $ 12.5                 $ 38.8
Annualized Adjusted
 EBITDA.................    $ 86.7         $122.0          $ 12.5                 $ 51.8
Net loss................    $ (1.2)        $(76.7)         $(30.7)                $(10.5)

      For the year ended May 31, 1998, we earned revenue of $237.5 million, representing a compound annual growth rate of 45% over the previous two fiscal years. Adjusted EBITDA for the year ended May 31, 1998 was $99.2 million, representing a compound annual growth rate of 44% over the previous two fiscal years. Net loss for the year ended May 31, 1998 was $31.9 million.

      The success of our operating and financial performance has been driven by the quality and experience of our management and employees. We expect to continue to benefit from the experienced members of operating management who are expected to remain at Centennial Rural Cellular following the merger. This management team built us through internal growth and acquisitions from approximately 1.7 million net pops in 1988 to approximately 10.8 million net pops, including those in Puerto Rico and minority cellular investment interests, as of February 28, 1999. The addition of Michael Small, formerly the Chief Financial Officer of 360(degrees) Communications Company, now a subsidiary of ALLTEL Corporation, as our Chief Executive Officer since January 7, 1999complements the existing management team. Rudy J. Graf, currently President and Chief Executive Officer of our subsidiary in Puerto Rico, who was the Chief Operating Officer of Centennial since 1991, manages the day-to-day operations of our subsidiary in Puerto Rico.

Rural Cellular Systems

      Our domestic consolidated systems are among the leading independent providers of rural wireless telecommunications services. We attempt to acquire cellular systems next to our existing markets. We focus on underdeveloped rural and small-city cellular areas that have a significant number of potential customers for wireless communications because we believe these areas offer:

     . Potential Penetration Growth. We believe these areas are in the early stages of their growth cycles and offer significant opportunities for increases in penetration of the market for users and potential users of cellular services and in cellular usage by subscribers;

     . Insulation from Potential Competition. These regions are currently subject to less competition from other wireless providers, such as personal communications services, as compared to larger metropolitan service areas. The population density of these regions suggests that the construction of a personal communications services network may not be economically attractive to competitors at present.

     . Above-Average Revenue per Subscriber. Our domestic markets are strategically located between larger metropolitan areas and tend to exhibit long commute times and well-traveled roadways. Customers of other wireless communications providers who enter our service areas and use their wireless phones have the potential to generate high levels of cellular revenues. That use outside the subscriber's local area is commonly referred to as roaming.

      Our domestic cellular interests consist primarily of three operating clusters:

     . Michiana Cluster contains approximately 3.4 million net pops in Michigan, Ohio and Indiana, covering portions of three major interstate highways that connect Chicago, Detroit and Indianapolis.

     . East Texas/Louisiana Cluster contains approximately 2.1 million net pops, covering portions of interstate highway I-10, as well as sections of Texas, Louisiana and Mississippi adjacent to Houston, New Orleans, Shreveport and Baton Rouge.

     . Southwestern Cluster contains approximately 296,000 net pops, covering the Yuma, Arizona and El Centro, California markets and is bordered by Los Angeles to the northwest, San Diego to the west, Phoenix to the east and Mexicali, Mexico to the south.

      Our domestic operations have achieved significant increases in revenue, Adjusted EBITDA and number of subscribers since 1988. For the year ended May 31, 1998, our domestic operations earned revenue of $182.9 million, representing a compound annual growth rate of 28% over the previous two fiscal years. Adjusted EBITDA from domestic operations for the year ended May 31, 1998 was $86.7 million, representing a compound annual growth rate of 34% over the previous two fiscal years. Net loss for the year ended May 31, 1998 was $1.2 million. As of May 31, 1998, our domestic operations had approximately 252,700 subscribers, representing a compound annual growth rate of 37% over the number of subscribers in the previous two fiscal years.

Puerto Rico Systems

      Our Puerto Rico business, which is conducted through our subsidiary in Puerto Rico, provides a broad range of wireless and traditional telephone services in the Commonwealth of Puerto Rico, an area covering approximately
3.8 million net pops. Our subsidiary in Puerto Rico owns its own communications network, making it a so-called "facilities-based" provider of communications services. It is

     . the only provider of personal communications services in the Puerto Rico market,

     . a provider of wireless telephone services to both business and residential customers, and

     . a provider of local and long distance telephone services and data services through its subsidiary, Lambda Operations, Inc., which competes with the incumbent Puerto Rico Telephone Company. We believe that Puerto Rico represents an attractive market for communications services due to unmet demand for wireless and local phone service, high population density in the island's metropolitan areas, a growing economy and a stable business environment.

      Our subsidiary in Puerto Rico offers wireless communications and traditional telephone services using its own switch and sophisticated fiber optic network, which contains over 314 miles of fiber laid throughout the island of Puerto Rico. The digital personal communications services network allows for coverage in most areas of Puerto Rico using its established base of 120 wireless antenna sites and digital technology to transmit its calls.

     . Wireless Services. Our subsidiary in Puerto Rico offers both personal communications services and wireless local telephone service to its customers.

     . Personal Communications Services. Personal communication services refer to the series of two-way communication licenses recently awarded by the FCC which are expected to use digital wireless technologies. Our personal communications services business currently covers approximately 85% of the total population on the island of Puerto Rico and targets high volume users. We began offering personal communication services in December 1996. As of February 28, 1999, we had approximately 99,600 subscribers, an increase of 83% over our approximately 54,500 subscribers at February 28, 1998. Our total average revenue per personal communications services customer was approximately $89 during the nine months ended February 28, 1999, compared to approximately $46 for the average U.S. wireless customer for the nine months ended September 30, 1998, according to data from the Cellular Telephone Industry Association.

     . Wireless local telephone services. Our subsidiary in Puerto Rico began offering wireless telephone service to business and residential customers in August 1997. Our total average revenue per wireless telephone customer was $94 during the nine months ended February 28, 1999. This service uses our fully digital network in Puerto Rico and had over 17,800 subscribers as of February 28, 1999.

     . Traditional Telephone Services. Our license to provide local telephone service authorizes us to connect customers to the local telephone network and to provide local telephone service. Lambda Operations, Inc. provides local, long distance and data services, including internet-related services, to business and government customers over our fiber optic network. We believe that our targeted customers have sophisticated communications service requirements, including the need for a reliable network providing data access and private line services and high quality customer service. Lambda has grown rapidly since its inception in September 1997, primarily due to its ability to offer a broad range of products as well as responsive and reliable service in an underserved market. Lambda provided approximately 56.9 million minutes of use to its customers in February 1999, an increase of 155% over the minutes of use provided in May 1998.

      Since operations commenced in December 1996, our subsidiary in Puerto Rico has achieved significant growth in subscribers, revenue and Adjusted EBITDA, which we attribute to our premium service capabilities, experienced local management team and limited competition in the region. Revenue for the fiscal year ended May 31, 1998 was $54.6 million, compared to $5.9 million for the year ended May 31, 1997. Adjusted EBITDA for the fiscal year ended May 31, 1998 was $12.5 million, compared to an Adjusted EBITDA deficit of $(8.4) million for the prior period. Net loss for the year ended May 31, 1998 was $30.8 million. Revenue for the nine months ended February 28, 1999 was $87.6 million. Adjusted EBITDA for the nine months ended February 28, 1999 was $38.8 million or $51.8 million on an annualized basis. Net loss for the nine months ended February 28, 1999 was $10.5 million.

Year 2000

      The year 2000 issue is the result of many computer programs being written abbreviating dates by using two digits rather than four digits in the year field. As a result, unless corrected, a computer program that has date sensitive software may recognize a date using "00" in the year field as 1900 rather than the year 2000. This could result in system failures and errors causing disruptions to various aspects of our business, including computer systems, voice and data networks and building infrastructures.

      We began a review of its computer systems and related software in fiscal 1998 to identify systems and software which might malfunction due to a misidentification of the year 2000. A committee consisting of members of senior management from various disciplines was formed and is meeting regularly to discuss the steps to be taken, and the results of steps that have been completed, to deal with any potential year 2000 issues. Our plan to address the year 2000 issue consists of six phases:

     .  awareness,

     .  assessment,

     .  remediation,

     .  testing,

     .  implementation and

     .  contingency planning.

      For our internal computer systems and software, the awareness and assessment phases have been completed and the remediation stage is in process. Testing and implementation are expected to be completed by August 1999.

      Most of our customer-related computer systems and databases, including our billing systems, are managed by third parties under contractual arrangements. We have taken an active role in monitoring the progress of these third parties, including selective year 2000 compliance testing. We have been informed by these third parties that their remediation efforts are in various stages with final completion anticipated in August 1999.

      For the local equipment used in the transmission and reception of all signals, we completed the awareness and assessment phases in 1998. Any remediation efforts that were necessary have since been completed and we believe this local equipment is year 2000 compliant.

      Our systems are connected with various networks and systems operated by third parties, including traditional telephone networks, long-distance networks, the networks of other wireless service providers as well as public utilities. The operators of these networks and systems are responsible for addressing the year 2000 issue in their own systems. The ability of our systems to operate, including the ability to provide wireless service, is dependent upon these third party networks and systems being year 2000 compliant. We have requested information from these vendors in order to determine to what extent we may be exposed to their failure to correct their own year 2000 problems. While many of these third parties have indicated to us that they are or anticipate being year 2000 compliant prior to December 31, 1999, we cannot assure that these third parties will have taken the necessary corrective actions prior to the year 2000.

      We currently believe that our worst case scenario with respect to the year 2000 may involve the interruption of telecommunications services and/or interruption of customer billing. Either or both of these events could have a material adverse effect on our financial condition or results of operations.

      We have contingency plans in place for maintaining and restoring service in the event of a natural disaster, power failure or software-related interruption of service, and are working to utilize this experience in the development and implementation of its year 2000 contingency plans. Our year 2000 contingency plans will consist of the following:

     . identifying teams that will be on site at the network operating centers at the time of the date change to monitor the networks and critical systems to react immediately to commence repairs;

     . developing alternate plans for critical work processes in the event these processes experience year 2000 disruptions; and

     . developing alternate processes to support critical customer functions in the event mechanized processes experience year 2000 disruptions.

We anticipate having these year 2000 contingency plans in place before December 31, 1999.

      The amounts expended to date by us related to year 2000 compliance have not been material and have been expensed as incurred. We do not anticipate that future amounts to be expended related to year 2000 compliance will be material or have a material adverse effect on our financial condition or results of operations.

Additional Information

      You can find more information about our business, competition, regulation, employees, properties and legal proceedings in our

     .  Annual Report on Form 10-K for the fiscal year ended May 31, 1998,

     . Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998 and February 28, 1999, and

     . Current Reports on Form 8-K filed on July 16, 1998, October 19, 1998, December 7, 1998 and January 22, 1999.

Each of these documents is incorporated by reference into this prospectus. You can get copies of these documents by contacting us as indicated under "Where You Can Find More Information" on page 2 of this prospectus.

                                   MANAGEMENT

Directors and Executive Officers

Centennial Cellular Operating

      Centennial Cellular Operating is a member-managed limited liability company organized under Delaware law. The sole member of Centennial Cellular Operating is Centennial. The executive officers of Centennial Cellular Operating are identical to and hold identical positions as the persons identified below as directors and executive officers of Centennial.

Centennial

      Executive officers of Centennial are elected annually by the board of directors and serve until their successors are duly elected and qualified. Centennial has 7 directors. Each director is elected annually and serves until their successors are duly elected and qualified.

      On January 7, 1999, upon the consummation of the merger, the directors identified below were designated by Welsh Carson VIII and Blackstone and elected to the board of directors. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected, and there are no family relationships between any executive officers or any directors of Centennial. The names, ages and positions of the executive officers and directors of Centennial are listed below along with their business experience during at least the past five years.

             Name              Age                    Position
             ----              ---                    --------
Michael J. Small..............  41 President and Chief Executive Officer
                                    (Centennial) and Director
Rudy J. Graf..................  50 President and Chief Executive Officer (Puerto
                                    Rico) and Director
Peter W. Chehayl..............  51 Senior Vice President, Treasurer and Chief
                                    Financial Officer
Phillip H. Mayberry...........  46 President--Domestic Operations
Kari L. Jordan................  45 President--Caribbean Operations
Thomas R. Cogar, Jr. .........  42 Senior Vice President--Engineering
Michael Marrero...............  37 Senior Vice President--Engineering (Puerto
                                    Rico)
Thomas E. Bucks...............  42 Senior Vice President--Controller
John H. Casey, III............  42 Senior Vice President--Administration
Thomas E. McInerney...........  57 Chairman, Board of Directors
Anthony J. de Nicola..........  34 Director
Rudolph E. Rupert.............  33 Director
Mark T. Gallogly..............  42 Director
Lawrence H. Guffey............  30 Director

      In addition to the persons named above, the stockholders of Centennial will elect two outside directors, who have not yet been designated.

      Our directors are elected under a stockholders agreement that is described in detail under "Certain Relationships and Related Transactions-- Agreements between Centennial Cellular Corp. and Its Stockholders--Stockholders Agreements" beginning on page 60.

      Michael J. Small is President and Chief Executive Officer of Centennial. Upon the consummation of the merger he became Chief Executive Officer and a director of Centennial. Prior to joining Centennial, Mr. Small served as Executive Vice President and Chief Financial Officer of 360(degrees) Communications Company since 1995. 360(degrees) Communications is now a subsidiary of ALLTEL Corporation. Before 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

      Rudy J. Graf is President and Chief Executive Officer of our subsidiary in Puerto Rico and a director of Centennial. He had been Chief Operating Officer of Centennial since August 1991, and was Vice President, Operations of Centennial from November 1990 to August 1991. Before joining Centennial, Mr. Graf served in various executive capacities, including Regional Vice President from December 1987 to July 1990 and as Vice President and General Manager from December 1985 to November 1987 of Metromedia Company, a cellular telephone company.

      Peter W. Chehayl became Senior Vice President, Treasurer and Chief Financial Officer of Centennial upon the consummation of the Merger. Before joining Centennial, Mr. Chehayl was the Vice President and Treasurer of 360(degrees) Communications Company, now a subsidiary of ALLTEL Corporation, since 1996. From 1991 to 1996, he served as Vice President--Capital Markets at Sprint Corporation.

      Phillip H. Mayberry has been President--Domestic Operations of Centennial since January 1999 and was Senior Vice President--Operations since December 1994. He served as Vice President, Operations of Centennial from April 1990 to December 1994. From March 1989 to April 1990, Mr. Mayberry was a Vice President and General Manager of Metro Mobile CTS, Inc., a cellular telephone company.

      Kari L. Jordan has been President--Caribbean Operations of Centennial since January 1999. She joined Centennial in January 1998 as Senior Vice President of International Operations from PrimeCo where she was responsible for the operations of the North Texas MTA. From 1990 to January 1997, Ms. Jordan worked at US Cellular as Vice President of Business Development. During her tenure at US Cellular, Ms. Jordan also served as Vice President of National Operations and Regional General Manager.

      Thomas R. Cogar, Jr. joined Centennial in September 1990 as Director of Engineering and has been Senior Vice President, Engineering of Centennial since August 1991. From May 1987 to September 1990, Mr. Cogar was employed by Metro Mobile CTS, Inc. in various technical capacities, most recently as Northeast Manager of Technical Operations.

      Michael Marrero has been Senior Vice President--Engineering (Puerto Rico) of Centennial since April 1997, and was Director of Technical Operations from April 1995 to April 1997. Prior to joining Centennial, Mr. Marrero served as the Manager of Strategic Planning for the PRTC from May 1988 to April 1995. Before 1987, Mr. Marrero served in various capacities at Bell Corp.

      Thomas E. Bucks has been Senior Vice President--Controller of Centennial since March 1995. Before joining Centennial, Mr. Bucks was employed by Southwestern Bell Corporation in various financial capacities, most recently as District Manager--Financial Analysis and Planning.

      John H. Casey, III has been Senior Vice President--Administration of Centennial since July 1997 and served as Vice President--Operations from January 1995 to June 1997. He was a regional manager of Centennial from January 1991 until December 1994. From August 1989 to December 1990, Mr. Casey was employed by McCaw Cellular One as a district general manager.

      Thomas E. McInerney is a director of Centennial Cellular Operating and the Chairman of the board of directors of Centennial. He has served as a managing member or general partner of the respective sole general partners of Welsh Carson VIII and other associated investment partnerships since 1986. He is a director of The Cerplex Group, Inc., The BISYS Group, Inc., MedE America Corporation and several private companies.

      Anthony J. de Nicola is a director of Centennial Cellular Operating and of Centennial. He has served as a managing member or general partner of the respective sole general partners of Welsh Carson VIII and other associated investment partnerships since 1994. Previously he worked for William Blair & Co. for four years financing middle market buyouts. He is a director of MedE America Corporation and several private companies.

      Rudolph E. Rupert is a director of Centennial Cellular Operating and Centennial. In April, 1999, he became a managing member or general partner at the respective sole general partners of Welsh Carson VIII and other associated investment partnerships. He was a Vice President of the investment adviser to Welsh Carson VIII and other associated investment partnerships from 1997 to April, 1999. From 1994 to 1997, he worked for three years at General Atlantic Partners where he was involved in the information technology industry. From 1987 to 1992, he worked for Lazard Freres and Company, initially in the Mergers and Acquisitions Department and then with Lazard's European leveraged buyout fund. Mr. Rupert is a director of several private companies.

      Mark T. Gallogly is a member of the limited liability company that acts as the general partner of Blackstone Capital Partners, L.P. and its affiliates. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1989. Mr. Gallogly is a member of the boards of directors of InterMedia Partners VI, L.P., CommNet Cellular Inc. and TWFanch-One Co.

      Lawrence H. Guffey is a Vice President of The Blackstone Group, L.P., with which he has been associated since 1991. He is a member of the board of directors of CommNet Cellular Inc. and TWFanch-One Co.

Committees of the Board

      The current members of our board's compensation committee are Thomas E. McInerney, Anthony J. de Nicola and Mark T. Gallogly. Our compensation committee makes recommendations to our board of directors concerning the salary and cash bonus compensation for our chief executive officer and determines the salary and cash bonus compensation for our other executive officers and senior management. Our board's compensation committee also administers our employee stock option plan, other than our 1993 management equity investment plan. Our 1993 management equity investment plan is administered by a separate committee of our board whose membership is the same as our stock option committee. Our stock option committee makes recommendations to our board of directors, which determines:

  . the recipients of awards under this plan, including the number of shares awarded and,

  . subject to the terms of the plan, the duration of restrictions. Our compensation committee determines the participants and selects the recipients of awards or units under our 1991 employee stock purchase plan and our 1991 stock equivalent plan and the amount and terms of compensation granted under each plan. The compensation committee met once during the fiscal year ended May 31, 1998.

      Our board of directors determines the recipients of options under our 1991 employee stock option plan and the provisions of options granted under such plan, including the option price, term and number of shares subject to option. Our employee stock option committee, administers our 1991 employee stock option plan subject to the authority and responsibility of the board of directors. Our employee stock option committee met twice during the fiscal year ended May 31, 1998.

      Our board's audit committee consists of Anthony J. de Nicola, Rudolph E. Rupert and Lawrence H. Guffey. The audit committee recommends our independent auditors to our board of directors and reviews the following matters with the independent auditors:

  .  scope and results of the independent audits;

  .  corporate accounting;

  .  internal accounting control procedures;

  .  adequacy and appropriateness of financial reporting to shareholders; and

  . such other related matters as the audit committee considers to be appropriate. The audit committee met once during the fiscal year ended May 31, 1998.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      During the fiscal year ended May 31, 1998, the members of our board's compensation committee were William M. Kraus and David Z. Rosensweig. Mr. Rosensweig also served as Secretary of Centennial and Century Communications Corp. Mr. Rosensweig is a member of Leavy Rosensweig & Hyman, which provides legal services to Centennial. During fiscal 1998, Centennial paid a total of approximately $426,000 for legal services and disbursements to Leavy Rosensweig & Hyman.

      The current members of our board's compensation committee are Thomas P. McInerney, Anthony J. de Nicola and Mark T. Gallogly. Messrs. McInerney and de Nicola are managing members of the sole general partner of Welsh Carson VIII. Mr. Gallogly is a member of the limited liability company that acts as the general partner of Blackstone Capital Partners, L.P. and its affiliates and is a Senior Managing Director of The Blackstone Group L.P. Because of these affiliations, Messrs. McInerney, de Nicola and Gallogly may be deemed to have a material interest in the matters described under "Certain Relationships and Related Transactions--Agreements Between Centennial Corp. and its Stockholders."

Employment Agreements

      In connection with the merger, we entered into an employment agreement with Michael Small, our President and Chief Executive Officer. Mr. Small's base salary is $250,000 per annum, plus an annual bonus of up to $225,000 subject to achievement of specified performance targets for fiscal 1999. The initial term of Mr. Small's employment agreement expires on September 30, 2002, but will automatically renew for subsequent one-year terms unless either we or Mr. Small give notice of non-renewal at least 90 days before the expiration of the renewal term. If we terminate Mr. Small's employment for other than as a result of his failing to comply with the terms of the employment agreement, or if Mr. Small terminates his employment with us because we failed to comply with the agreement, he is entitled to continue to receive his base salary, any bonus payable with respect to the one-year period following such termination and other benefits. Mr. Small also received incentive stock options and non-qualified stock options to purchase an aggregate 405,000 Centennial common shares, vesting over four years beginning with the fiscal year ended May 31, 1999 if we attain certain Adjusted EBITDA targets. If the performance targets are not met, Mr. Small's stock options will vest over four years commencing January 7, 2006. These stock options are subject to accelerated vesting if Mr. Small's employment is terminated other than as a result of his failing to comply with the terms of the employment agreement or if he quits other than because we failed to comply with the agreement following a change of control of our company. During the employment term and for a period of one year following the termination of his employment, except if he quits other than because we failed to comply with the agreement, Mr. Small is subject to non-competition and non-solicitation provisions.

      In connection with the merger, we entered into an employment agreement with Rudy J. Graf, the President and Chief Executive Officer of our subsidiary in Puerto Rico. Mr. Graf's base salary is $226,800 per annum, plus an annual bonus of up to $200,000 subject to achievement of specified performance targets for fiscal 1999. The term of Mr. Graf's employment agreement expired on May 31, 1999. If we terminate Mr. Graf's employment for other than as a result of his failing to comply with the terms of the employment agreement, he is entitled to receive his base salary for the remainder of the employment term and any bonus payable for the 1999 fiscal year. On January 7, 2006, Mr. Graf will receive 51,726 Centennial common shares subject to the terms of a restricted stock purchase agreement. Mr. Graf will also receive incentive stock options and non-qualified stock options to purchase an aggregate 390,000 Centennial common shares, vesting over four years beginning with the fiscal year ended May 31, 1999 if Centennial attains specified Adjusted EBITDA targets. If such targets are not met, the stock options will vest over four years commencing on January 7, 2006. During the employment term and for a period of two years following the termination of his employment, Mr. Graf is subject to non-competition and non-solicitation provisions.

      Peter Chehayl is employed by us as our Senior Vice President and Chief Financial Officer. Mr. Chehayl's base salary is $165,000 per annum, plus an annual bonus of up to $90,000. He is also eligible for options to purchase 75,000 Centennial common shares.

Director Compensation

      Centennial Cellular Operating. None of the directors of Centennial Cellular Operating will receive any remuneration from Centennial Cellular Operating for their attendance at board and committee meetings during 1999.

      Centennial. During the fiscal year ended May 31, 1998, each of our directors who was not also an employee of our company received quarterly retainers of $3,000 plus a uniform fee of $750 for each board and committee meeting attended. In addition, options for 1,000 shares of Centennial common shares were automatically granted under our 1993 non-employee/officer directors' stock option plan to each director who was not an employee on the date of each annual meeting of our shareholders. During such period, our directors who were also employees of our company received no remuneration for attendance at board and committee meetings.

      Our directors who are not employees receive compensation that is in accordance with the Welsh Carson and Blackstone's customary practices and consistent with compensation paid to directors in comparable public companies.

Additional Information

      You can find more information about our executive compensation and various benefit plans in our

     .  Annual Report on Form 10-K for the fiscal year ended May 31, 1998,

     . Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998 and February 28, 1999,

     . Proxy Statement for the Annual Meeting of Stockholders filed on November 28, 1998,

     .  Information Statement filed on December 8, 1998, and

     . Current Reports on Form 8-K filed on July 16, 1998, October 19, 1998, December 7, 1998 and January 22, 1999.

Each of these documents is incorporated by reference into this prospectus. You can get copies of these documents by contacting us as indicated under "Where You Can Find More Information" on page 2 of this prospectus.

                             PRINCIPAL STOCKHOLDERS

      After the merger and related transactions, all of the issued and outstanding capital stock of Centennial Cellular Operating is owned by Centennial. The table below contains information regarding the beneficial ownership of Centennial's common shares as of January 7, 1999 by

     . each stockholder who owns beneficially five percent or more of Centennial's common shares,

     .  each director of Centennial,

     .  each executive officer and

     .  all directors and officers as a group.

      The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the Centennial common shares shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 31,125,579 common shares outstanding, after giving effect to a three-for-one stock split effected on January 8, 1999.

                                                   Beneficial Ownership
                                                 Immediately After Merger
                                                 ------------------------------
        Name and Address                            Amount        Percentage
        ----------------                         --------------- --------------
   Welsh, Carson, Anderson & Stowe VIII,
    L.P.(1).....................................      17,249,026         55.4%
   WCAS Capital Partners III, L.P.(1)...........       1,626,507          5.2
   Blackstone Investors(2)......................       9,390,681         30.2
   Thomas E. McInerney(3).......................      18,875,533         60.6
   Anthony J. de Nicola(4)......................      18,875,533         60.6
   Rudolph E. Rupert(5).........................      18,875,533         60.6
   Michael J. Small.............................          30,000            *
   Rudy J. Graf.................................          16,842            *
   Peter Chehayl................................           7,500            *
   Phillip Mayberry.............................           8,718            *
   Thomas Cogar.................................           5,676            *
   Thomas E. Bucks..............................           1,860            *
   John Casey...................................             --           --
   Mark T. Gallogly(6)..........................       9,390,681         30.2
   Lawrence H. Guffey(6)........................       9,390,681         30.2
   All directors and executive officers as a
    group (12 individuals)......................      28,336,810         91.0

--------
  * Less than one percent.

(1) The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VII, L.P. (1,944,351), WCAS Information Partners, L.P. (68,223) and WCA Management Corporation (170,556), limited partnerships and corporations affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. Up to an aggregate 862,452 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P.

   are owned beneficially and of record by individuals who are members of the limited liability company that serves as its sole general partner, including Messrs. McInerney and de Nicola, and individuals employed by its investment advisor, including Mr. Rupert. Messrs. McInerney, de Nicola and Rupert may be deemed to share beneficial ownership of the shares owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and disclaim beneficial ownership of such shares except to the extent owned of record by them.

(2) The total number of shares beneficially owned by Blackstone Investors are owned by Blackstone CCC Capital Partners L.P. (7,471,074), Blackstone CCC Offshore Capital Partners L.P. (1,356,165) and Blackstone Family Investment Partnership III L.P. (563,442). Blackstone Management Association III L.L.C. ("BMA") is the general partner of each of these partnerships, and Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of such shares. The address of the Blackstone Investors, BMA and Messrs. Peterson and Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Mr. Gallogly, who is a member of BMA, and Mr. Guffey, who is an employee of certain affiliates of BMA, disclaim beneficial ownership of such shares.

(3) Mr. McInerney owns of record 155,328 shares of Centennial common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. McInerney, own the remaining shares of Centennial common stock. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(4) Mr. de Nicola owns of record 13,644 shares of Centennial common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. de Nicola, own the remaining shares of Centennial common stock. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

(5) Mr. Rupert owns of record 13,644 shares of Centennial common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. Rupert, own the remaining shares of Centennial common stock. Mr. Rupert disclaims beneficial ownership of such shares except to the extent owned of record by him.

(6) Messrs. Gallogly and Guffey do not own of record any shares of Centennial common stock. Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P. and Blackstone Family Investment Partnership III L.P., affiliates of Messrs. Gallogly and Guffey, own all of the shares of Centennial common stock. Messrs. Gallogly and Guffey disclaim beneficial ownership of such shares except to the extent owned of record by either of them.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements Between Centennial Cellular Corp. and Its Stockholders

      Securities Purchase Agreement. On December 29, 1998, CCW Acquisition Corp. entered into a securities purchase agreement with a group of investors lead by Welsh, Carson, Anderson & Stowe and The Blackstone Group. This investor group included Messrs. Michael J. Small, Peter W. Chehayl and Edward G. Owen, three of Centennial's current officers, and an individual retirement account for the benefit of Michael J. Small. The securities purchase agreement outlined the terms of Centennial's principal stockholders' initial investment in Centennial.

      On January 7, 1999, immediately before the merger was completed, each of the following transactions took place:

            (1) a group of investors consisting of

               .Welsh, Carson, Anderson and Stowe VIII, L.P.,

               .Welsh, Carson, Anderson and Stowe VII, L.P.,

               .WCAS Information Partners, L.P.,

               .WCA Management Corporation,

                . thirteen investment professionals employed by WCA Management Corporation, and

                . three trusts for the benefit of family members of one of these investment professionals purchased a total of $255.3 million of Class A common shares from CCW Acquisition Corp. at a price of $14.6578 per share,

        (2) three investment funds controlled by The Blackstone Group purchased a total of $137.6 million of Class A common shares from CCW Acquisition Corp. at a price of $43.9735 per share,

        (3) Michael J. Small and an individual retirement account for his benefit purchased a total of approximately $440,000 of Class A common shares from CCW Acquisition Corp. at a price of $14.6578 per share,

        (4) Peter W. Chehayl purchased approximately $110,000 of Class A common shares from CCW Acquisition Corp. at a price of $14.6578 per share,

        (6) Edward G. Owen purchased approximately $220,000 of Class A common shares from CCW Acquisition Corp. at a price of $14.6578 per share,

        (7) WCAS Capital Partners III, L.P. purchased from Centennial for $180 million, a senior subordinated note due 2009 with a face value of $180 million and 1,626,504 shares of our Class A common shares, and

        (8) CCW Acquisition Corp. and the principal stockholders of Centennial entered into the stockholders and registration rights agreements described below.

      In addition, on January 7, 1999, as required by the securities purchase agreement,

        (1) we paid a consummation fee of approximately $10.7 million to WCA Management Corporation,

        (2) we paid a consummation fee of approximately $3.3 million to Blackstone Management Partners III, L.L.C., and

        (3) in connection with

                . the due diligence investigation conducted by and on behalf of the stockholders of CCW Acquisition Corp. prior to the merger, and

                . the negotiation and preparation of the merger agreement, the agreements related to the financing of the merger, the securities purchase agreement, stockholders agreement and registration rights agreement, we paid approximately

                . $400,000 to the Welsh Carson investors and $200,000 to The Blackstone Group investors as reimbursement for their out-of-pocket expenses, and

                . $13.9 million to various law firms, accountants and investment banks on behalf of the Welsh Carson investors and The Blackstone Group investors.

When CCW Acquisition Corp. was merged with Centennial on January 7, 1999, Centennial succeeded to all of the rights and obligations of CCW Acquisition Corp. under the securities purchase agreement.

      Stockholders's Agreements. On January 7, 1999 each of the stockholders of CCW Acquisition Corp. who purchased shares under the securities purchase agreement and CCW Acquisition Corp. entered into a stockholders agreement. The stockholders agreement became Centennial's obligation when Centennial merged with CCW Acquisition Corp. on January 7, 1999. The original stockholders agreement was superceded by a first amended and restated stockholders agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in Centennial to another investment fund.

      Under the amended and restated stockholders agreement, our principal stockholders have agreed to establish and maintain for Centennial a board of directors consisting of nine members. Our directors are elected as described below.

    . So long as the Welsh Carson investors own 25% of the Class A common shares purchased by them on January 7, 1999, they can elect three directors. Currently Thomas E. McInerney, Anthony J. de Nicola and Rudolph E. Rupert serve as the Welsh, Carson investors' board representatives. The chairman of Centennial's board of directors, who is currently Thomas E. McInerney, is selected by the Welsh Carson investors.

    . So long as The Blackstone Group investors own 25% of the Class A common shares purchased by them on January 7, 1999, they can elect two directors. Currently Mark T. Gallogly and Lawrence H. Guffey serve as The Blackstone Group investors' board representatives.

    . Our Chief Executive Officer (Centennial), who is currently Michael J. Small, serves on Centennial's board of directors.

    . Our Chief Executive Officer (Puerto Rico), who is currently Rudy Graf, serves on Centennial's board of directors.

    . The remaining two directors are elected by all of Centennial's stockholders, including Centennial's principal stockholders. These outside directors must be qualified as outside directors under NASDAQ rules and cannot be members of our management or affiliated with any of Centennial's stockholders who are party to the amended and restated stockholders agreement.

      The amended and restated stockholders agreement calls for the creation of the following board committees:

    . A compensation committee consisting of three directors. Two of the committee members are selected by the Welsh Carson investors and one is selected by The Blackstone Group investors.

    . An audit committee consisting of three directors. One audit committee member is selected by the Welsh Carson investors, one is selected by The Blackstone Group investors and one is required to be an outside director.

The amended and restated stockholders agreement requires that each other committee of our board of directors consist of at least two members, one of whom is selected by the Welsh Carson investors and one of whom is selected by The Blackstone Group investors.

      The amended and restated stockholders agreement places restrictions on the ability of Messrs. Small, Chehayl and Owen to transfer shares of Class A common stock owned in their names or on their behalf without the consent of the Welsh Carson investors. Exceptions have been made for transfers in registered public offerings or to their spouses or children or to family trusts. In addition, the amended and restated stockholders agreement allows the Welsh Carson investors to repurchase at fair market value any shares owned by any of these management investors at the time of the termination of their employment.

      The amended and restated stockholders agreement grants The Blackstone Group investors, Messrs. Small, Chehayl and Owen, Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to participate in any sale of Class A common shares by any of the Welsh Carson investors. These co-sale provisions do not apply to transfers by Welsh Carson investors to affiliates, transfers by any of the Welsh Carson investors that are limited partnerships to their limited partners and transfers by Welsh Carson investors that are individuals to their spouses or children or to family trusts.

      The amended and restated stockholders agreement grants the Welsh Carson investors the right to require

    .  The Blackstone Group investors,

    .  Messrs. Small, Chehayl and Owen, and

    .  Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund,
       L.P.

to sell their shares of Class A common stock to a third party who offers to buy at least 80% of Centennial's capital stock. The sale of Centennial must be for cash or marketable securities and must require that we pay the fees and expenses of the selling stockholders. This right will terminate if and when The Blackstone Group investors own more shares of Class A common stock than the Welsh Carson investors.

      Centennial has granted preemptive rights to purchase shares of Centennial's common stock in proportion to the ownership of the stockholder in the situations described below to

    .  the Welsh Carson investors,

    .  The Blackstone Group investors,

    .  Messrs. Small, Chehayl and Owen, and

    .  Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund,
       L.P.

These preemptive rights apply to any sale by us of common shares or securities convertible into or exchangeable for common shares such as convertible debt, options or warrants. Issuances of employee stock options and registered public offerings are excluded from the preemptive rights provisions of the amended and restated stockholders agreement.

      The amended and restated stockholders agreement grants to the Welsh Carson investors a right of first offer that applies to sales of Class A common shares by The Blackstone Group investors. In other words, if any of The Blackstone Group investors wishes to sell it shares, it must first allow the Welsh Carson investors to make an offer to purchase the shares. If an offer is made by any of the Welsh Carson investors, The Blackstone Group investors cannot sell the shares to a third party on material terms which are the same as, or more favorable, in the aggregate, to, the terms offered by the Welsh Carson investors for the shares. This right of first offer does not apply to sales by The Blackstone Group investors to their affiliates, sales pursuant to registered public offerings or sales in compliance with the Securities Act or distributions by any of The Blackstone Group investors which are limited partnerships to their limited partners.

      Centennial has agreed not to take any of the following actions without the approval of the Welsh Carson investors and The Blackstone Group investors until the amended and restated stockholders agreement is terminated:

      (1) amend, alter or repeal Centennial's certificate of incorporation or Centennial's by-laws in any manner that adversely affects

      .the rights of the holders of Centennial Class A common stock generally, or

      . the rights of the stockholders party to the amended and restated stockholders agreement,

      (2) enter into, or permit any of our subsidiaries to enter into, any transaction, other than

      . normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms,

      . any transaction with a director that is approved by Centennial's board of directors in accordance with Delaware law,

      .   customer transactions in the ordinary course of business, and

      . the transactions contemplated by the amended and restated registration rights agreement described below.

      with

      .   any of our subsidiaries's officers, directors or employees,

      . any person related by blood or marriage to any of our subsidiaries's officers, directors or employees,

      . any entity in which any of our subsidiaries's officers, directors or employees owns any beneficial interest,

      . any stockholder of Centennial that owns, directly or indirectly, at least 25% of Centennial's outstanding capital stock or any affiliate of any 25% stockholder of Centennial.

      Under the amended and restated stockholders agreement, each of

      .   Welsh Carson investors,

      .   The Blackstone Group investors,

      .   Messrs. Small, Chehayl and Owen, and

      .   Signal/Centennial Partners, L.L.C. and Guayacan Private Equity
          Fund, L.P.

have agreed not to, and agreed to cause their affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of the Welsh Carson investors, take any of the following actions:

      (1) effect, seek, offer, engage in, propose or participate in:

       .any acquisition of beneficial ownership of Centennial's equity or debt securities other than

                (a) pursuant to the preemptive rights granted under the
                  amended and restated stockholders agreement,

                (b) acquisitions from other stockholders who have signed the amended and restated stockholders agreement or

                (c) any stock dividend, stock reclassification or other
                  distribution or dividends to the holders of our Class A common stock generally,

       . any extraordinary transaction such as a merger or tender offer involving Centennial's company or any material portion of Centennial's business,

       . any solicitation of proxies with respect to Centennial or any action resulting in any stockholder party to the amended and restated stockholders agreement or any of its affiliates becoming a participant in any board of director election contest with respect to Centennial,

       . propose any matter for submission to a vote of stockholders of Centennial,

       . seek to remove or appoint directors of Centennial outside of the provisions of the amended and restated stockholders agreement, or

       . form, join or in any way participate in or assist in the formation of a group of two or more persons for the purposes of acquiring, holding, voting, or disposing of equity securities of Centennial, other than any group consisting exclusively of stockholders who have signed the amended and restated stockholders agreement and their affiliates.

      Under the amended and restated stockholders agreement Centennial is required to pay WCA Management Corporation an annual monitoring fee of $450,000 plus reasonable expenses and

Blackstone Management Partners III, L.L.C. an annual monitoring fee of $300,000 plus reasonable expenses. We are no longer required to pay these management fees if either the Welsh Carson investors or The Blackstone Group investors sells 75% of the shares purchased by them on January 7, 1999.

      All of the provisions of the amended and restated stockholders agreement that are described above, other than the provisions governing the election of Centennial's board of directors and the composition of its committees, will terminate upon the earlier to occur of

       . the completion of a registered public offering of common stock raising not less than $50 million for Centennial, and

       . the transfer by either the Welsh Carson investors or The Blackstone Group investors of 50% or more of the shares of Class A common stock purchased by them on January 7, 1999.

      The provisions of the amended and restated stockholders agreement governing the election of Centennial's board of directors and the composition of its committees, will terminate upon the earlier to occur of

       . the completion of a registered public offering of common stock raising not less than $50 million for our company, and

       . the transfer by both the Welsh, Carson investors or The Blackstone Group investors of 50% or more of the shares of Class A common stock purchased by them on January 7, 1999.

      Registration Rights Agreements. On January 7, 1999 each of the stockholders of CCW Acquisition Corp. who purchased shares under the securities purchase agreement and CCW Acquisition Corp. entered into a registration rights agreement. The registration rights agreement became Centennial's obligation when Centennial merged with CCW Acquisition Corp. on January 7, 1999. The original registration rights agreement was superceded by a first amended and restated registration rights agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in Centennial to another investment fund.

      The amended and restated registration rights agreement grants the Welsh Carson investors and The Blackstone Group investors the right to require Centennial to register their shares of Class A common stock under the Securities Act at any time on or after January 7, 2002. The amended and restated registration rights agreement grants each of the following persons the right to include, at their request, shares of Class A common stock owned by them in registrations under the Securities Act by Centennial

      .each of the Welsh Carson investors,

      .each of The Blackstone Group investors,

      .Messrs. Small, Chehayl and Graf, and

      .Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund,
L.P.

Former Indebtedness of Certain Executive Officers

      During fiscal 1998, Thomas R. Cogar, Senior Vice President of Engineering of Centennial received a relocation loan from Centennial of approximately $65,000 and John H. Casey, Senior Vice

President--Administration of Centennial received a relocation and temporary housing loan of approximately $200,000. The loans bore interest at the rate of
5.0 % annually and have been repaid in full.

Arrangements with Former Controlling Stockholder

      At the time of the merger, Century Communications Corp., the controlling stockholder of Centennial before the merger, entered into a non-compete agreement with Centennial, in which Century agreed that, until January 7, 2002, it will not engage in, or acquire a controlling interest in, any business that competes with any of Centennial's current operations in Puerto Rico. This agreement does not extend to the activities of Century's existing joint venture in Puerto Rico, Century-ML.

      Century owned a controlling interest in Centennial prior to the merger. Before the merger Centennial and Century maintained combined workers compensation and general insurance policies. The premiums were allocated between Centennial and Century based upon the actual cost of each respective company's coverage. Centennial believes that the amounts payable by Centennial under this arrangement were more favorable than the premiums Centennial would have paid if it had obtained coverage under a separate policy. Centennial's cost of such insurance was approximately $0.6 million, $0.7 million and $1.7 million for the fiscal years ended May 31, 1998, 1997 and 1996, respectively. All of these costs were paid in full during the current fiscal year. In fiscal 1996, Centennial and Century also maintained combined group health, life and casualty coverage. Under the merger agreement, Centennial has covenanted to maintain employee benefits and incentive compensation that are no less favorable than its existing arrangements at least until January 2002.

      Centennial and Century entered into a services agreement, effective August 30, 1996, pursuant to which Century, through its personnel, provides design, construction, management, operational, technical and maintenance for the wireless telephone, paging and related systems owned and operated by Centennial. Such services also include providing all the services necessary for the monitoring, to the extent possible, of the activities of the partnerships in which Centennial has minority equity interests, in such manner as to protect the interests of Centennial. Such services have historically been provided to Centennial by Century. As consideration for the services rendered under the services agreement, Centennial paid Century the annual sum of $1.0 million and reimbursed Century for all costs incurred by Century or its affiliates, excluding Centennial and its subsidiaries, that were directly attributable to the design, construction, management, operation and maintenance of the wireless telephone, paging and related systems of Centennial or to the performance by Century of its other duties under the services agreement. For the years ended May 31, 1998 and 1997, Centennial recorded expenses of $1.0 million and $0.8 million, respectively, under the services agreement. At May 31, 1998 and 1997, $0.3 million and $0.8 million, respectively, of such amounts were recorded within Payable to Affiliate on Centennial's consolidated balance sheet. As of the effective time of the merger, Century and Centennial terminated the services agreement.

      Centennial leases space for the mobile telephone switching office serving the southwestern cluster and space on an antenna tower in the southwestern cluster from Century for an aggregate current annual rent of approximately $1,000 pursuant to an oral month-to-month lease agreement. Further, Centennial leases certain warehouse space in Puerto Rico to Century-ML for a current annual rent of approximately $23,000 pursuant to a written lease agreement. Centennial leases and shares capacity on the fiber optic cable television facility and network of Century-ML fiber network for the purposes of operating as a competitive access provider. Centennial shares the cost of construction, operation and maintenance of the Century-ML fiber network on a pro rata basis based on the percentage of the number of fibers of the network used by or reserved for Centennial.

      During fiscal 1997, Centennial recorded a deferred asset and related payable to an affiliate in its consolidated balance sheet in the amount of $6.0 million to reflect certain costs incurred by Centennial to secure the use of the fiber optic network as required by the facilities agreement. This amount, which was paid by Centennial during fiscal 1998, represents Centennial's share of the costs of constructing Century-ML's fiber optic network.

      Leavy Rosensweig & Hyman, of which David Z. Rosensweig, a director and Secretary of Centennial prior to the merger, is a member, provides legal services to Centennial.

The Merger and Subordinate Note Financing

      Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates and The Blackstone Group controlled CCW Acquisition Corp. prior to the merger. Messrs. McInerney, de Nicola and Rupert, who are members of the general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., may be deemed to have controlled CCW Acquisition Corp. prior to the merger. Messrs. Gallogly and Guffey, who are affiliated with The Blackstone Group, may be deemed to have controlled CCW Acquisition Corp. prior to the merger. For a description of the merger see "The Merger."

      In addition, WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. bought subordinated notes of Centennial for $180 million at the time of the merger. Messrs. McInerney, de Nicola and Rupert, who are members of the general partner of WCAS Capital Partners III, L.P., may be deemed to control WCAS Capital Partners III, L.P. See "The Merger."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

The Credit Facility

      Centennial and some of its subsidiaries entered into the credit facility with Merrill Lynch Capital Corporation, NationsBank, N.A., The Chase Manhattan Bank, The Bank of Nova Scotia and Morgan Stanley Senior Funding, Inc. and other financial institutions, pursuant to which those lenders provided credit facilities to certain of Centennial's subsidiaries. The following is a summary of the terms and conditions of each credit facility.

      The Borrowers. The borrowers under our credit facility are Centennial Cellular Operating, a wholly owned direct subsidiary of Centennial, and Centennial de Puerto Rico, a wholly owned direct subsidiary of Centennial Cellular Operating.

      The Facility. Our credit facility consists of three term loans in aggregate principal amount of $900.0 million and

    .a revolving credit facility in an aggregate principal amount of up to $150.0 million.


      The borrowers under these facilities are

    .Centennial Cellular Operating and

    . for $125.0 million of the term loans and up to $60.0 million of the revolving credit facility, our subsidiary in Puerto Rico.

      On January 7, 1999, our subsidiary in Puerto Rico borrowed $36.0 million under the credit facility.

      Use of Credit Facility Proceeds. The proceeds of our credit facility were used, together with other proceeds of the financings related to the merger, to

    .fund payment of cash consideration in the merger,

    . repay Centennial's indebtedness, including the purchase of the tendered notes in the debt tender offers,

    .pay the related fees and expenses and purchase the pledged securities.

      In addition, the revolving credit facility is available subject to the conditions in the credit facility to

    .finance future working capital needs,

    .capital expenditures,

    .permitted acquisitions, and

    .for general corporate purposes.

      Under certain circumstances, the credit facility may be increased by up to $150 million in aggregate principal amount, upon terms and conditions no more onerous than those contained in the credit facility.

      Availability of Loans. The revolving credit loans are available in a principal amount not to exceed $65 million on a revolving basis until 30 days prior to the maturity of the revolving credit loans. Up to $25 million of the revolving credit facility is available for the issuance of letters of credit and up to $30 million of the revolving credit facility is available for swing loans.

      Maturity of Loans. The revolving credit commitments will be reduced quarterly beginning on February 28, 2002 in amounts to amortize the commitments until the revolving credit facility matures on January 7, 2008. The term loans consist of four tranches and amortize over eight years for tranche A term loans, eight years for tranche A term loans to our subsidiary in Puerto Rico eight and one-half years for tranche B term loans and nine years for tranche C term loans.

      Prepayments. Borrowings and commitments under our credit facility are subject to mandatory prepayment and reduction in an amount equal to

    . 100% of the net proceeds of asset dispositions, including insurance proceeds resulting from casualty to assets, subject to the borrower's ability to reinvest such proceeds under certain circumstances,

    . 75% of excess cash flow, reduced to 50% with respect to any fiscal year if the ratio of total debt to operating cash flow is less than 6.0:1.0,

    . 100% of the net proceeds of the issuance or incurrence of debt or of any sale and lease-back, and

    .  50% of the net proceeds of any issuance of equity securities.

      Voluntary prepayment of the loans will be permitted in whole or in part with prior notice.

      The revolving credit loans and the tranche A and tranche A loans to our subsidiary in Puerto Rico are subject to prepayment without premium or penalty, other than funding losses, subject to limitations as to minimum amounts. The tranche B and tranche C loans are subject to prepayment

    . on or prior to the first anniversary of the closing of the credit facility, with a premium of 2% of the aggregate principal amount of loans prepaid,

    . after January 7, 2000 and on or before January 7, 2001, with a premium of 1% of the aggregate principal amount of loans prepaid and

    . after January 7, 2001, without premium or penalty, other than funding losses, subject to limitations as to minimum amounts.

      Interest Rates. Borrowings under our credit facility bear interest at a rate per annum of, at the borrowers' option, either

      (a) the higher of (1) the announced prime rate of NationsBank, and (2) the federal funds rate, plus 0.50%, plus an amount for

    . the tranche A loans, tranche A loans to our subsidiary in Puerto Rico and the revolving credit loans that is 1.50%

    .  the tranche B loans that is 2.25%, and

    .  the tranche C loans that is 2.50% or

      (b) a LIBOR rate plus an amount for

    . the tranche A loans, tranche A loans to our subsidiary in Puerto Rico and the revolving credit loans that is 2.50%,

    .  the tranche B loans that is 3.25%, and

      .the tranche C loans that is 3.50%.

      Based upon Centennial Cellular Operating's leverage ratio after the delivery of certain financial statements, the additional amount for tranche A loans, tranche A loans to our subsidiary in Puerto Rico and revolving credit loans may be reduced by up to 0.75%. The default rate under our credit facility is 2.00% above the otherwise applicable rate.

      Fees and Expenses. Our credit facility requires the borrower to pay

    . commitment fees to the lenders in an amount equal to 0.50% or 0.375% per annum on the unused commitment under the revolving credit facility, depending on Centennial Cellular Operating's leverage ratio, and

    . an annual administrative agent's fee of $150,000 on January 7 of each year beginning on January 7, 2000. Additionally, the borrowers paid various fees and costs in connection with the credit facility, including commitment fees and underwriting fees to Merrill Lynch Capital, NationsBank, Chase, Nova Scotia, and Morgan Stanley.

      Guarantees. Centennial and each of Centennial Cellular Operating's direct and indirect existing and future subsidiaries, other than foreign subsidiaries, will be required to guarantee Centennial Cellular Operating's obligations under the credit facility, and Centennial Cellular Operating and our subsidiary in Puerto Rico's direct and indirect existing and future subsidiaries were required to guarantee our subsidiary in Puerto Rico's obligations under our credit facility.

      Security. The obligations of Centennial Cellular Operating under our credit facility are secured by substantially all of the assets of Centennial and each of its direct and indirect existing and future subsidiaries, other than foreign subsidiaries, including the capital stock of such subsidiaries, and the obligations of our subsidiary in Puerto Rico under the credit facility are secured by substantially all of the assets of our subsidiary in Puerto Rico and each of its direct and indirect existing and future subsidiaries, including the capital stock of such subsidiaries.

      In addition, Centennial guaranteed our credit facility and pledged as security for Centennial Cellular Operating's obligations the capital stock of Centennial Cellular Operating to the lenders under the credit facility. The pledge of that capital stock of Centennial Cellular Operating could impair Centennial Cellular Operating's ability to obtain future financing on favorable terms, if at all. Further, in the event Centennial Cellular Operating were to default on its obligations under the credit facility and the lenders were to foreclose upon such pledged capital stock of Centennial Cellular Operating, Centennial, as the holding company of Centennial Cellular Operating, would likely be unable to service or repay its indebtedness, including the notes.

      Representations and Warranties. Our credit facility contains representations and warranties customarily found in loan agreements for similar financings.

      Affirmative Covenants. Our credit facility contains affirmative covenants customarily found in loan agreements for similar financings. Centennial Cellular Operating is required to enter into interest rate hedging agreements with respect to 50% of the indebtedness under the credit facility for a period of time satisfactory to the lenders.

      Negative Covenants. Our credit facility contains customary restrictive covenants, including covenants that limit, subject to certain exceptions the ability of the Centennial Cellular Operating and its subsidiaries to:

     . incur indebtedness or contingent obligations, issue guarantees or enter into operating leases,

     .  grant liens or negative pledges,

     .  make investments or enter into joint ventures,

     .  make certain restricted payments,

     . make fundamental changes in their business, corporate structure or capital structure,

     .  sell assets or receivables,

     .  make capital expenditures,

     .  enter into transactions with affiliates,

     . amend documents relating to other existing indebtedness and other material documents, or

     .  prepay other indebtedness.

      Financial Covenants. Our credit facility contains financial covenants relating to:

     .  minimum interest coverage ratio,

     .  minimum fixed charge coverage ratio,

     .  maximum ratio of total debt to operating cash flow,

     .  maximum ratio of senior debt to operating cash flow,

     .  minimum pro forma debt service coverage ratio, and

     .  limitation on capital expenditures.

      Events of Default. Our credit facility includes standard events of default, including, subject to certain exceptions, those related to:

     .  default in the payment of principal and interest,

     . cross-default in payment of other indebtedness of more than $10.0 million,

     .  materially incorrect representations and warranties,

     . default in the observance or performance of any of the affirmative or negative covenants included in the credit facility documentation or in the related security and pledge documents,

     . the failure to or admission in writing of an inability to pay debts when such debts become due,

     .  certain events of bankruptcy,

     .  certain judgments or decrees involving more than $10.0 million,

     .  certain ERISA events,

     .  a change of control,

     . the failure of the applicable credit facility documents or any material provision thereof, the guarantees, security documents or any related documents to be in full force and effect,

     . certain non-monetary judgments or decrees which might have a material effect,

     . the termination, revocation or nonrenewal of one or more cellular licenses if such termination, revocation or nonrenewal will have a material effect, and

     . the failure of the merger to be consummated substantially concurrent with the extension of credit under the credit facilities.

Subordinated Debt

      As part of the financing of the merger, WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VII, purchased at the time of the consummation of the merger, senior subordinated notes of Centennial due 2009 in the original principal amount of $180 million, as well as 1,626,504 Centennial Class A common shares, for an aggregate cash purchase price of $180 million. The senior subordinated notes bear cash interest at a rate of 10% or pay-in-kind interest at a rate of 13% per annum. Centennial Cellular Operating is restricted from making cash payments to Centennial to service the debt under certain circumstances under the notes and the credit facility. See "Description of the New Notes--Covenants--Limitation on Restricted Payments."

      The senior subordinated notes are prepayable at Centennial's option and must, subject to the terms of the indenture for the notes and the credit facility be prepaid in the event of a "Change in Control," defined as:

     . the acquisition by a person or group acting together, other than the equity investors and their affiliates of either at least 50% of the voting stock of Centennial or sufficient voting power to elect a majority of the board of directors,

     . a merger or consolidation of Centennial as a result of which the stockholders of Centennial do not continue to hold a majority of the voting capital stock of the resulting entity, or

     .  the sale by Centennial of substantially all of its assets.

      The senior subordinated notes contain certain affirmative and negative covenants typically found in subordinated notes. The senior subordinated notes may not be transferred without the consent of the lenders under the credit facility or, during the period ending 180 days after the closing of the offering of the notes, without the consent of Merrill Lynch on behalf of the initial purchasers of the notes.

      The senior subordinated notes are subordinate in right of payment to the notes to the extent set forth in the senior subordinated notes. Under the senior subordinated notes, Centennial may not make any payments on the senior subordinated notes if there is a default under any senior indebtedness which is defined to include the notes. If an event of default occurs under the senior subordinated notes, except in connection with certain bankruptcy events, the holder of the senior subordinated notes may not accelerate such debt unless the indebtedness under the notes and the credit facility have been accelerated for at least 90 days. The senior subordinated notes are also subordinate to the credit facility to the same extent.

                          DESCRIPTION OF THE NEW NOTES

Introduction to the Indenture

      The new notes like the old notes will be, issued under the indenture dated December 14, 1998 among Centennial Cellular Operating Co. LLC, as Centennial Cellular Operating, Centennial Cellular Corp., as a co-obligor, and Norwest Bank Minnesota, National Association, as trustee, paying agent and registrar.

      The new notes are the same as the old notes except that the new notes:

     .  will have a new CUSIP number,

     .  will not bear legends restricting their transfer, and

     . will not contain certain terms providing for an increase in the interest rate under the circumstances described in the registration rights agreement.

      The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of these notes.

      In this description of notes, the term "Centennial Cellular Operating" refers to Centennial Cellular Operating Co. LLC and does not include its subsidiaries and the term "Centennial" refers to Centennial Cellular Corp. and does not include its subsidiaries. We also use other terms in this section that are defined under "--Certain Definitions" beginning on page 107.

General Terms of the Notes

      The new notes:

     .  will be our senior subordinated obligations,

     .  will be limited to $370 million aggregate principal amount,

     .  will mature on December 15, 2008, and

     .  will bear interest at the rate 10 3/4% per annum.

      Interest will be paid semi-annually on June 15 and December 15 of each year, beginning on December 15, 1999 to the holder at the close of business on the preceding December 1.

      Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a holder has given wire transfer instructions to us, we will make all principal, premium and interest payments on the holder's notes in accordance with those instructions. All other payments on the notes will be made at our office or agency within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address in the register of holders.

Ranking

     The payment of the principal of any premium and interest on, the new notes will be subordinated to the prior payment in full of all of our Senior Indebtedness. The new notes will be senior subordinated indebtedness of Centennial Cellular Operating ranking at the same level with all other senior subordinated indebtedness of Centennial Cellular Operating and senior to all Subordinated Indebtedness of Centennial Cellular Operating.

     The holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due in respect of Senior Indebtedness before the holders of new notes will be entitled to receive any payment with respect to the new notes in the event of any distribution to our creditors in any bankruptcy, insolvency or liquidation proceeding with respect to Centennial Cellular Operating. Holders of new notes may still receive payments made from the trust described under the caption "--Legal Defeasance and Covenant Defeasance" even in the event of bankruptcy, insolvency or liquidation.

     Upon any bankruptcy, insolvency or liquidation proceeding, any payment or distribution of Centennial Cellular Operating's assets of any kind will be paid by Centennial Cellular Operating or by any receiver, trustee or other person making such payment or distribution, or by the holders of the new notes or by the trustee if received by them, directly to the holders of Senior Indebtedness or their representative or representatives for the payment of the Senior Indebtedness until all the Senior Indebtedness has been paid in full in cash.

     Centennial Cellular Operating also may not make any payment in respect of the new notes if:

     . a payment default on Designated Senior Indebtedness occurs and is continuing; or

     . the trustee receives a notice from the agent bank under the credit facility or the holders or the representative of any Designated Senior Indebtedness indicating that a default has occurred that permits the holders of that Indebtedness to accelerate its maturity.

     Payments on the new notes may and will be resumed:

     . in the case of a payment default, upon the date on which such default is cured or waived; and

     . in case of a nonpayment default, the earlier of

          (1) the date on which such nonpayment default is cured or waived,

          (2) 179 days after the date on which the applicable notice is received, or

          (3) the date on which the trustee receives written notice from the agent bank or the representative for such Designated Senior Indebtedness, as the case may be, rescinding the applicable notice, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new notice may be delivered as described above unless and until 186 days have elapsed since the effectiveness of the immediately prior notice.

      No event of default that existed or was continuing on the date of delivery of any such notice to the trustee will be the basis for a subsequent notice unless such default has been cured or waived for a period of not less than 90 days.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Centennial Cellular Operating, holders of the new notes may recover less than creditors of Centennial Cellular Operating who are holders of Senior Indebtedness. See "Risk Factors--Risks Relating to the Notes." Centennial Cellular Operating and its Restricted Subsidiaries will be subject to financial tests limiting the amount of additional Indebtedness, including Senior Indebtedness, that Centennial Cellular Operating and its Restricted Subsidiaries can incur. See "-- Covenants--Limitation on Incurrence of Additional Indebtedness."


Optional Redemption

      General. After December 15, 2003, we may redeem all or a part of the new notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus any accrued and unpaid interest, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

          Year                                        Percentage
          ----                                        ----------
         2003........................................  105.375%
         2004........................................  103.583%
         2005........................................  101.792%

After December 15, 2005, we may redeem all or part of the new notes at 100% of their principal amount plus any accrued and unpaid interest.

      Upon Equity Offerings. At any time before December 15, 2001, we may on one or more occasions redeem up to 35% of the aggregate principal amount of new notes issued under the indenture at a redemption price of 110.750% of the principal amount of those notes, plus any accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Offerings; provided that:

     . at least 65% of the aggregate principal amount of new notes remains outstanding immediately after the occurrence of such redemption,

     . any redemption because of a Strategic Equity Offering is not in connection with or after a Change of Control,

     . any proceeds received must be contributed to issuer prior to such redemption, and

     . the redemption must occur within 60 days of the date of the closing of such Equity Offering.

      Except under the preceding paragraphs, the new notes will not be redeemable at our option before December 15, 2003.

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

      Upon a Change of Control. At any time before December 15, 2001, we may redeem all or part of the new notes upon a Change of Control. Such redemption must be made within 60 days after a Change of Control at the redemption price of:

     .  100% of the principal amount, plus

     .  any accrued and unpaid interest to the redemption date, plus

     .  any Applicable Premium.

      Despite the above, the redemption price will not be less than 105.375% of the principal amount of new notes plus any accrued and unpaid interest to the redemption date.

      Selection and Notice. If less than all of the new notes are to be redeemed at any time, the trustee will select the new notes for redemption as follows:

     . if the new notes are listed, in compliance with the requirements of the principal national securities exchange on which the new notes are listed; or

     . if the new notes are not so listed, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      Despite the above, any redemption relating to a Public Equity Offering or a Strategic Equity Offering will be on a pro rata basis, or as near as possible to a pro rata basis.

      No new notes of $1,000 or less shall be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any new note is to be redeemed in part only, the notice of redemption that relates to that new note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note when the original note is cancelled. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on new notes or portions of them called for redemption.

Repurchase at the Option of Holders

      Change of Control. If a Change of Control occurs, each holder of new notes will have the right to require us to repurchase all or any part, in parts of $1,000 or an integral multiples of $1,000, of that holder's new notes pursuant to the Change of Control Offer. In the Change of Control Offer, we will offer a purchase price in cash equal to 101% of the aggregate principal amount of new notes repurchased plus any accrued and unpaid interest on the new notes to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase new notes within 45 days after the Change of Control, under the procedures required by the indenture and described in the notice. We will comply with the requirements of the Exchange Act and any other securities laws and regulations to the extent such laws and regulations apply to the repurchase of the new notes as a result of a Change of Control.

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

      On the date of payment for the redemption describe above, we will, to the extent allowed by law:

     . accept for payment all new notes or portions of new notes properly tendered pursuant to the Change of Control Offer,

     . deposit with Norwest Bank Minnesota, National Association, as paying agent, an amount equal to the purchase price for all new notes or portions of new notes so tendered, and

     . deliver or cause to be delivered to the trustee the new notes so accepted together with an officers' certificate stating the aggregate principal amount of new notes or portions of new notes being purchased by us.

      Norwest Bank Minnesota, National Association, will promptly mail to each holder of new notes so tendered the purchase price for new notes tendered, and will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of new notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

      Before complying with any of the provisions of this "--Repurchase at the Option of Holders--Change of Control" covenant, we will either repay all outstanding Senior Indebtedness or obtain any requisite consents under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after it is completed.

      The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require that we repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

      Our outstanding Senior Indebtedness currently prohibits us from purchasing any new notes, and also provides that certain change of control events with respect to us would constitute a default under the agreements governing the Senior Indebtedness. Any future credit agreements or other agreements relating to Senior Indebtedness to which we become a party may contain similar restrictions and provisions. In the event a Change of Control when we are prohibited from purchasing new notes, we could seek the consent of its senior lenders to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing new notes. In such case, our failure to purchase tendered new notes would be an Event of Default under the indenture which would, in turn, be a default under our Senior Indebtedness. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of new notes.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Subsidiaries taken as a whole to another person or group may be uncertain.

Sinking Fund

      The new notes will not have the benefit of a sinking fund.

Security

      When the merger was completed, the trustee purchased with the proceeds of the offering of the old notes for the benefit of the holders of the notes securities in an amount sufficient to provide for payment of the first three scheduled interest payments due on the notes. These securities were placed into a pledge and escrow account. This amount does not include any additional interest that we are required to pay because the registration statement of which this exchange offer is a part failed to be declared effective on a timely basis.

      We used about $60 million to purchase pledged securities at the time of the merger. The pledged securities are Government Securities maturing on different dates corresponding to the dates that we have to make the first three interest payments. The first interest payment of approximately $19 million was made on June 15 out of the pledged securities. The next two interest payments will be funded from the pledged securities unless we give the trustee other funds to make those two interest payments. In that case, the trustee would be allowed to release the funds in the collateral account that would have been used to make any of those payments to us.

      Interest earned on the pledged securities will be held in a cash collateral account by the trustee. After we have made the first three interest payments or, if an internationally recognized independent accounting firm or investment banking firm determines that the amount of funds in the account exceed the amount necessary to make the first three interest payments, any excess in the collateral account will be returned to us.

      The new notes will be secured by a first priority security interest in the pledged securities and the cash collateral account. We may replace the Government Securities originally pledged as collateral with Marketable U.S. Securities, if they have a value at least equal to 125.0% of the amount of unpaid first three interest payments.

      After we have made the next two interest payments any remaining pledged securities will be returned to us. After that time, the new notes will no longer be secured.

Covenants

      In the indenture, we agreed to some restrictions that limit our and our Restricted Subsidiaries' ability to:

    .  incur additional debt,

    . pay dividends, acquire shares of our Capital Stock or that of our Restricted Subsidiaries, redeem our Indebtedness or that of our Restricted Subsidiaries that is subordinate to the notes or make Investments,

    . restrict our Subsidiaries' abilities to pay dividends to us or other Restricted Subsidiaries,

    .  enter into transactions with Affiliates or Related Persons,

    .  issue Guarantees,

    .  sell assets or Capital Stock of Subsidiaries,

    .  create liens,

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    .  engage in a merger, sale or consolidation,

    .  enter into new lines of business, and

    .   designate Subsidiaries as Unrestricted Subsidiaries.

      Limitation on Incurrence of Additional Indebtedness. Centennial Cellular Operating will not, and will not permit any of its Restricted Subsidiaries to Incur any Indebtedness, including any Acquired Indebtedness. Neither the accrual of interest, including the issuance of "pay in kind" securities or similar instruments in respect of such accrued interest, pursuant to the terms of Indebtedness Incurred in compliance with this covenant, nor the accretion of original issue discount, nor the mere extension of the maturity of any Indebtedness will be deemed to be an Incurrence of Indebtedness.

      Despite the above, Centennial Cellular Operating and any Guarantor may Incur Indebtedness, including Acquired Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness if the Centennial Cellular Operating's Annual Operating Cash Flow Ratio, after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, would have been less than 8.25 to 1.0 at any time prior to December 31, 2000 and 7.5 to 1.0 after December 31, 2000.

      The above will not prohibit the Incurrence of the following:

     (1) Indebtedness of Centennial Cellular Operating, any Guarantor or our subsidiary in Puerto Rico under the credit facility not exceeding $1.05 billion, reduced by permanent reductions in commitments in satisfaction of the Net Cash Proceeds application requirement set forth in "--Limitation on Asset Sales and Sales of Subsidiary Stock," provided, that the amount of Indebtedness of our subsidiary in Puerto Rico under this clause (1) does not exceed 25% of the amount which may be borrowed under this clause (1),

     (2) Indebtedness of Centennial Cellular Operating (a) pursuant to the old notes or new notes or (b) existing on December 15, 1998, other than under the credit facility,

     (3) Indebtedness between Centennial Cellular Operating and any Restricted Subsidiary of Centennial Cellular Operating or between Restricted Subsidiaries of Centennial Cellular Operating, provided that, in the case of Indebtedness of Centennial Cellular Operating, such obligations are unsecured and subordinated in all respects to the holders' rights under the new notes; provided, further, that with respect to any Indebtedness in excess of $250,000, any such Indebtedness is made pursuant to an intercompany note in the form attached to the indenture; provided, further, that

          . any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to Centennial Cellular Operating or a Restricted Subsidiary, will be deemed to be an Incurrence of such Indebtedness not permitted by this clause (3), and

          . any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to Centennial Cellular Operating or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary will be deemed to be the Incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause
             (3),


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     (4) Capitalized Lease Obligations and Purchase Money Indebtedness of
         Centennial Cellular Operating and any Restricted Subsidiary in an aggregate amount or aggregate principal amount, as the case may be, outstanding not exceeding the greater of

          .  $25 million and

          . 5% of Centennial Cellular Operating's Total Assets; provided that in the case of Purchase Money Indebtedness, such Indebtedness will not be more than 100% of the cost determined in accordance with GAAP to Centennial Cellular Operating or such Restricted Subsidiary of the property purchased or leased with the proceeds,

     (5) Indebtedness of Centennial Cellular Operating or any Restricted Subsidiary from agreements providing for


          .  indemnification,

          .  adjustment of purchase price, or


          .  similar obligations, or

          .  from related guarantees

        each Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Centennial Cellular Operating to the extent they to not result in the obligation to repay borrowed money by any person,

     (6) any guarantee by any Restricted Subsidiary of the credit facility or any other Indebtedness made in accordance with the provisions of "--Limitation on Issuances of Guarantees,"

     (7) Indebtedness incurred by Centennial Cellular Operating or any of its Restricted Subsidiaries in connection with the acquisition of a new Restricted Subsidiary, the majority of whose revenues for the most recent twelve months for which audited or unaudited financial statements are available are from a Related Business, or of property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type generally used in a Related Business; provided, that the principal amount or accreted value, as applicable, of such Indebtedness, together with any other outstanding Indebtedness incurred under this clause (7), does not exceed $40 million in the aggregate at any one time outstanding; and provided, further, that the principal amount of Indebtedness that may be incurred under this clause (7) and clause
         (11) by any individual Restricted Subsidiary that is not a Guarantor will not exceed $25 million in the aggregate,

     (8) Indebtedness of Centennial Cellular Operating or any Restricted Subsidiary under standby letters of credit or reimbursement obligations with respect to standby letters of credit issued in the ordinary course of business and consistent with industry practices; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence,

     (9) Interest Rate Protection Obligations relating to

          . Indebtedness of Centennial Cellular Operating or any Restricted Subsidiary, which Indebtedness is otherwise permitted to be incurred under this covenant, or

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

          . Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by Centennial Cellular Operating or any Restricted Subsidiary in the 12 months after such Interest Rate Protection Obligations have been incurred; provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness, including Indebtedness subject to commitments, to which such Interest Rate Protection Obligations relate,

    (10) Currency Hedging Agreements relating to

          . Indebtedness of Centennial Cellular Operating or any Restricted Subsidiary and/or

          . obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of Centennial Cellular Operating or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of Centennial Cellular Operating or any Restricted Subsidiary outstanding other than as a result of the fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable under the Currency Hedging Agreements,

    (11) Indebtedness of Centennial Cellular Operating or any Guarantor, other than as otherwise permitted pursuant to this covenant, not to exceed $100 million in the aggregate; provided, that

          . Centennial Cellular Operating's Restricted Subsidiaries that are not Guarantors may incur up to $50 million in the aggregate of the $100 million of Indebtedness which may be incurred under this clause (11); and

          . the principal amount of Indebtedness that may be incurred under this clause (11) and clause (7) by any individual Restricted Subsidiary that is not a Guarantor will not exceed $25 million in the aggregate at any one time outstanding,

    (12) Refinancing Indebtedness incurred to extend, renew, replace or refund Indebtedness permitted under the second paragraph of this covenant or clause (2) of this paragraph, plus the lesser of

          . the stated amount of any premium or other payment we are required to pay in connection with such a refinancing under the terms of the Indebtedness being refinanced or

          . the amount of premium or other payment actually paid at that time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of Centennial Cellular Operating in connection with such refinancing, and

    (13) other Indebtedness of Centennial Cellular Operating or a Guarantor not greater than the aggregate amount of cash contributions made to the capital of Centennial Cellular Operating, other than in exchange for Disqualified Capital Stock; provided that the amount of such cash contributions are designated in an officer's certificate as excluded cash contributions and will not be included in the computation of the amount of Restricted Payments which Centennial Cellular Operating can make under "--Limitation on Restricted Payments."

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

      For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (8) above or is entitled to be incurred under the second paragraph of this covenant, Centennial Cellular Operating may, in its sole discretion, classify such item of Indebtedness on the date it is incurred in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred under only one of these clauses or under the second paragraph of this covenant.

      Limitation on Restricted Payments. Centennial Cellular Operating will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, immediately before or after giving effect to the Restricted Payment

      (a) a Default or an Event of Default would exist,

      (b) Centennial Cellular Operating would not be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annual Operating Cash Flow Ratio provision set forth in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness," or

      (c) the aggregate amount of all Restricted Payments made by Centennial Cellular Operating and its Restricted Subsidiaries, including such proposed Restricted Payment if not made in cash, then the fair market value of any property used, from and after December 15, 1998 and on or before the date of such Restricted Payment, will exceed the sum of

     . the amount determined by subtracting (x) 1.75 times the aggregate Consolidated Interest Expense of Centennial Cellular Operating for the Computation Period from (y) Operating Cash Flow of Centennial Cellular Operating for the Computation Period, plus

     . the aggregate Net Proceeds received by Centennial Cellular Operating from the sale, other than to a Subsidiary of Centennial Cellular Operating, of its Qualified Capital Stock after December 15, 1998 and on or before the date of such Restricted Payment, other than any such Net Proceeds received by Centennial Cellular Operating in connection with the financing of the merger and in any case other than Excluded Contributions, Excluded Cash Contributions and Investment Equity, plus

     . 100% of the aggregate amount of non-recourse contributions to the capital of Centennial Cellular Operating since the December 15, 1998, in any case other than Excluded Contributions, Excluded Cash Contributions and Investment Equity, plus

     . to the extent not otherwise included in the first three bullets above, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries from payments of dividends, repayment of loans or advances, or other transfers of assets, in each case, to Centennial Cellular Operating or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries.

    Despite the above, the provisions in clauses (b) or (c) of the immediately preceding paragraphs will not prohibit, and the provision in clause (a) of the immediately preceding paragraphs will not prohibit the payment described in the first bullet of this paragraph (c), the following:

            (1) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the above provisions,

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

     (2) .the redemption,

      .defeasance,

      .repurchase or

      .other acquisition or retirement

      of any Indebtedness or Capital Stock of Centennial Cellular
      Operating or its Restricted Subsidiaries either in exchange for or out of the Net Proceeds of the substantially concurrent sale, other than to a Subsidiary of Centennial Cellular Operating, of Qualified Capital Stock

     (3) .loans
      .advances,
      .dividends or
      .distributions

      by Centennial Cellular Operating to Centennial in order to fund the payment of the management or other similar fees to equity investors or their Affiliates in Centennial permitted by the covenant "-- Limitation on Transactions with Related Persons,"


     (4) .the purchase,
      .redemption, or
      .other acquisition or retirement for value of Capital Stock of
          Centennial, or
      .loans,
      .advances,
      .dividends,
      .or distributions

      by Centennial Cellular Operating to Centennial to fund the above, from
      .employees,
      .former employees,
      .directors,
      .former directors,
      .consultants, and
      .former consultants

      of Centennial or any of its Subsidiaries pursuant to the terms of the agreements under which such Capital Stock was acquired in an amount not to exceed $2.5 million in the aggregate in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years;

      provided, that such amount in any calendar year may be increased by an amount not to exceed

      . the cash proceeds from the sale of Capital Stock to members of management, directors or consultants that occurs after December 15, 1998 plus
      . the cash proceeds of key man life insurance policies received by Centennial Cellular Operating and its Restricted Subsidiaries after December 15, 1998,

     (5) repurchases of Capital Stock of Centennial Cellular Operating deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options,

     (6) .loans,
      .advances,
      .dividends, or
      .distributions

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    by Centennial Cellular Operating to Centennial to fund the acquisition, repurchase or other repayment in respect of

     .  Centennial's common shares,
     .  Class B Shares,
     .  Convertible Preferred Stock, par value $.01 per share,
     . Second Series Convertible Preferred Stock, par value $.01 per share,
     . or options or warrants to purchase any of the foregoing, . in each case pursuant to the merger agreement,

    (7).loans,
     .  advances,

     .  dividends, or
     .  distributions

    by Centennial Cellular Operating to Centennial not exceeding an amount necessary to allow Centennial to pay

     . its costs, including all professional fees and expenses, incurred to comply with its reporting obligations under federal or state laws or under the indenture,
     . its other operational expenses, other than taxes incurred in the ordinary course of business and not exceeding $1 million in any fiscal year with unused amounts in any fiscal year being carried over to the next two succeeding fiscal years, and

     . its then currently due taxes attributable solely on account of Centennial Cellular Operating and its subsidiaries, as a consolidated filing group or on account of the income of Centennial related to its investment in Centennial Cellular Operating and its subsidiaries payable under a tax sharing agreement between Centennial and Centennial Cellular Operating and its subsidiaries and the reasonable expenses of preparing returns reflecting such taxes not to exceed in any event the amount of tax that Centennial Cellular Operating and the Restricted Subsidiaries would pay if they were not part of such filing group, provided that Centennial agrees to be obligated to contribute to Centennial Cellular Operating any refund Centennial receives relating to any such taxes,

     (8) a refinancing through the substantially concurrent issuance of new Subordinated Indebtedness of Centennial Cellular Operating, provided that any such new Subordinated Indebtedness

              (a) will not exceed the principal amount refinanced, or, if such
                  Subordinated Indebtedness provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration, then such lesser amount as of the date of determination, plus the lesser of

                  . the stated amount of any premium or other payment we are required to pay with such a refinancing under to the terms of the Indebtedness being refinanced or

                  . the amount of premium or other payment actually paid to refinance the Indebtedness,

        plus, in either case, the amount of expenses of Centennial Cellular Operating incurred with such refinancing;

            (b) has a final maturity date later than the final maturity date of, and has a Weighted Average Life equal to or greater than the Weighted Average Life of, the Indebtedness to be refinanced; and

            (c) is expressly subordinated in right of payment to the new notes at least to the same extent as the Subordinated Indebtedness to be refinanced,

     (9) .loans,

          .advances,

          .dividends, or

          .distributions

      by Centennial Cellular Operating to Centennial no greater than the quarterly interest payments then due on our subordinated debt as in effect on December 15, 1998; provided that in no event will that amount exceed the aggregate amount of Cash from Minority Cellular Investment Interests received by Centennial Cellular Operating net of all taxes; and provided further that with respect to any

          .loans,

          .advances,

          .dividends, or

          .distributions

      after December 15, 1999 and after giving effect to that transaction, Centennial Cellular Operating would be permitted to incur at least $1.00 of additional Indebtedness under to the Annual Operating Cash Flow Ratio test contained in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness,"

    (10) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of Centennial Cellular Operating or any Preferred Stock of its Restricted Subsidiaries issued or incurred under the covenant "-- Limitation on Incurrence of Additional Indebtedness,"

    (11) the payment of dividends on Centennial Cellular Operating's common stock following the first initial public offering of Centennial's or Centennial Cellular Operating's common stock after December 15, 1998, of up to 6% per annum of the net cash proceeds received by Centennial Cellular Operating in such public offering or contributed by Centennial to Centennial Cellular Operating from the net cash proceeds of an equity offering by Centennial,

    (12) .loans,

          .advances,

          .dividends, or

          .distribution
      by Centennial Cellular Operating to Centennial to fund the

      .repurchase,

      .retirement, or

      .other acquisition for value

      of Capital Stock of Centennial in existence on December 15, 1998 Date after January 7, 1999, which will not exceed 7.1% of the outstanding Capital Stock of Centennial prior to January 7, 1999, and which are not held by Welsh Carson, Blackstone or their respective Affiliates or any members of management of Centennial or Centennial Cellular Operating or any of their Subsidiaries, including any Capital Stock issued in respect of such Capital Stock as a result of a

      .stock split,

      .recapitalization,

      .merger,

      .combination,

      .consolidation or

      .otherwise,

      provided that

                   (A) the amount per share paid under this clause (12) will
                        not exceed $13.83 per share, as such amount will be adjusted as determined in good faith by the board of directors of Centennial Cellular Operating for

                        .  stock splits,

                        .  stock dividends,

                        .  recapitalizations,

                        .  stock recombinations,

                        .  mergers,

                        .  reverse stock splits,

                        .  consolidations, or

                        .  similar transactions, and

                   (B) after giving effect thereto, Centennial Cellular
                        Operating would be permitted to incur at least $1.00 of additional Indebtedness under the Annual Operating Cash Flow Ratio test contained in the second paragraph of "--Limitation on Incurrence of Additional Indebtedness",

    (13) Investments made with Excluded Contributions, and

    (14) other Restricted Payments in an aggregate amount not to exceed $2 million.

      100% of the amounts expended under clauses (1), (2) to the extent the Net Proceeds from the concurrent sale of Qualified Capital Stock has been added to the aggregate Net Proceeds calculation pursuant to clause (b) of the first paragraph of this covenant, (4), (5), (10),
(11) and (12) of the immediately preceding paragraph will be deducted from the calculation of aggregate Restricted Payments.

      Limitation on Restricting Subsidiary Dividends. Centennial Cellular Operating will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, have any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Centennial Cellular Operating to:

    . pay dividends or make other distributions on the Capital Stock of any Restricted Subsidiary of Centennial Cellular Operating,

    . pay or satisfy any obligation to Centennial Cellular Operating or any of its Restricted Subsidiaries, or

    . otherwise transfer assets or make or pay loans or advances to Centennial Cellular Operating or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) any applicable law or any governmental or administrative regulation or order,

     (2) Refinancing Indebtedness permitted under the indenture, provided that the restrictions contained in the instruments governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the instruments governing the Indebtedness being refinanced immediately before such refinancing,

     (3) restrictions with respect solely to a Restricted Subsidiary of Centennial Cellular Operating imposed under a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that such restrictions apply solely to the Capital Stock or assets being sold of such Restricted Subsidiary,

     (4) restrictions contained in any agreement relating to a person or real or tangible personal property acquired after December 15, 1998 which are not applicable to any person or property, other than the person or property so acquired and which were not put in place in connection with, or in contemplation of, such acquisition,

     (5) any agreement, other than those referred to in clause (4), of a person acquired by Centennial Cellular Operating or a Restricted Subsidiary of Centennial Cellular Operating, which restrictions existed at the time of acquisition,

     (6) contractual encumbrances or restrictions in effect on December 15, 1999 and customary encumbrances and restrictions contained in the security agreements related to the credit facility and encumbrances and restrictions which will be contained in the credit facility on January 7, 1999, provided that such encumbrances or restrictions if amended are no more restrictive in the aggregate than those contained in the security agreements and the credit facility in effect on January 7, 1999,

     (7) the indenture and the old notes or new notes,

     (8) Purchase Money Indebtedness for property acquired in the ordinary course of business to the extent such encumbrance or restriction relates to the property underlying the Purchase Money Indebtedness,

     (9) Indebtedness of Restricted Subsidiaries otherwise permitted to be incurred under the covenants "--Limitation on Incurrence of Additional Indebtedness" and "--Limitation on Liens," which encumbrances or restrictions in the aggregate with all such previous encumbrances or restrictions do not restrict greater than 10% of Centennial Cellular Operating's Annual Operating Cash Flow on the date of incurrence of the Indebtedness,

    (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

    (11) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business to the extent such encumbrance and restriction relates to the activities and assets of such joint venture or similar entity and provided that the Annual Operating Cash Flow determined as of the date of execution of any such joint venture or similar agreement in all such joint ventures or similar entities which are subject to such encumbrances or restrictions do not exceed 10% of Centennial Cellular Operating's Annual Operating Cash Flow on the date of execution of such joint venture or similar agreement, or

    (12) customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business.

      Limitation on Transactions with Related Persons. Centennial Cellular Operating will not, and will not permit any of its Restricted Subsidiaries to engage in an Affiliate Transaction involving in one or a series of related transactions an aggregate consideration in excess of $5.0 million, unless

          (a) such Affiliate Transaction is on terms that are not materially less favorable to Centennial Cellular Operating or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Centennial Cellular Operating or such Restricted Subsidiary with an unrelated person and Centennial Cellular Operating delivers an officer's certificate to the trustee certifying that such Affiliate Transaction complies with this clause (a) and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, Centennial Cellular Operating delivers to the trustee a resolution adopted by the majority of the Disinterested Directors approving such Affiliate Transaction and set forth in an officer's certificate certifying that such Affiliate Transaction complies with clause (a) above.

      The foregoing provisions will not apply to the following:

     (1) transactions between or among Centennial Cellular Operating and/or any of its Restricted Subsidiaries,

     (2) Restricted Payments permitted by the provisions of the indenture described above under the covenant "--Limitation on Restricted Payments,"

     (3) the payment of annual management, consulting, monitoring and advisory fees and related expenses to Welsh Carson, Blackstone and their respective Affiliates in an amount in any calendar year not to exceed the greater of

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

            .  $1 million, or

            .  1% of Annual Operating Cash Flow,

     (4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of,

            .  officers,

            .  directors,

            .  employees, or

            .  consultants

      of Centennial Cellular Operating or any Restricted Subsidiary,

     (5) payments by Centennial Cellular Operating or any of its Restricted Subsidiaries to

            .  Welsh Carson,

            .  Blackstone, and

            .  their respective Affiliates

      made for any

            .  financial advisory,

            .  financing,

            .  underwriting,

            .  placement services, or

            . in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Centennial Cellular Operating in good faith,

     (6) transactions with respect to which Centennial Cellular Operating or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an investment banking firm of national standing stating that such transaction is fair to Centennial Cellular Operating or such Restricted Subsidiary from a financial point of view,

     (7) payments or loans to employees or consultants which are approved by a majority of the board of directors of Centennial Cellular Operating in good faith,

     (8) any agreement as in effect on December 15, 1998, so long as any amendment to those agreements is not disadvantageous to the holders of the notes in any material respect, or any transaction contemplated by any of those agreements,

     (9) the existence of, or the performance by Centennial Cellular Operating or any of its Restricted Subsidiaries of its obligations under the terms of, the documents relating to the merger, including any registration rights agreement or purchase agreement, to which it is a party on December 15, 1998 and any similar agreements which it may enter into after December 15, 1998; provided, however, that the existence of, or the performance by Centennial Cellular Operating or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after December 15, 1998 will only be permitted by this clause,

    (10) to the extent that the terms of any amendment or new agreement are not otherwise disadvantageous to the holders of the new notes in any material respect,

    (11) the payment of all fees, expenses, bonuses and awards related to the Recapitalization including fees to Welsh Carson and Blackstone, and

    (12) any payment under to a tax sharing agreement between Centennial Cellular Operating and any other Person with which Centennial Cellular Operating is required or permitted to file a consolidated tax return or with which Centennial Cellular Operating is or could be part of a consolidated group for tax purposes, which payments are not in excess of the tax liabilities attributable solely to Centennial Cellular Operating and its Restricted Subsidiaries as a consolidated group.

      Limitation on Issuances of Guarantees. (a) Centennial Cellular Operating will not cause or permit any Restricted Subsidiary, which is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Centennial Cellular Operating or any Restricted Subsidiary, other than under the credit facility, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture and becomes a Guarantor except that

    (A) such guarantee need not be secured unless required under "-- Limitation on Liens,"

    (B) if such Indebtedness is by its terms Senior Indebtedness, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness will be senior to such Restricted Subsidiary's Guarantee of the notes to the same extent as such Senior Indebtedness is senior to the new notes, and

    (C) if such Indebtedness is by its terms expressly subordinated to the new notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness will be subordinated to such Restricted Subsidiary's Guarantee of the notes at least to the same extent as such Indebtedness is subordinated to the notes.

      (b) Despite the above, any Guarantee by a Restricted Subsidiary of the new notes will provide by its terms that it and all Liens securing the same will be automatically and unconditionally released and discharged upon

    (1) any sale, exchange or transfer, to any person not an Affiliate of Centennial Cellular Operating, of all of Centennial Cellular Operating's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the indenture and such Restricted Subsidiary is released from any guarantees, by it or other Indebtedness of Centennial Cellular Operating or any Restricted Subsidiaries, or

    (2) the release by the holders of the Indebtedness of Centennial Cellular Operating described in clause (a) above or their guarantee by such Restricted Subsidiary, including any deemed release upon payment in full of all obligations under such Indebtedness, which resulted in the notes being guaranteed by such Restricted
        Subsidiary, at such time as

     . no other Indebtedness of Centennial Cellular Operating has been guaranteed by such Restricted Subsidiary or

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

     . the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary, including any deemed release upon payment in full of all obligations under such Indebtedness.

      Limitation on Asset Sales and Sales of Subsidiary Stock. Centennial Cellular Operating will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless

    (1) with respect to any transaction or related series of transactions of securities, property or assets with an aggregate fair market value in excess of $2,500,000, at least 75% of the value of consideration for the assets disposed of in such Asset Sale consists of cash or Cash Equivalents, provided that any cash or Cash Equivalents received within 12 months following any such Asset Sale upon conversion of any property or assets, other than in the form of cash or Cash Equivalents, received in consideration of such Asset Sale shall be applied promptly in the manner required of Net Cash Proceeds of any such Asset Sale as set forth in this covenant; provided further that Centennial Cellular Operating and its Restricted Subsidiaries will not be required to receive any cash in connection with the transfer or contribution of assets to a joint venture, excluding

     . Senior Indebtedness under a bank credit facility, and any Refinancing Indebtedness issued to refinance any such Indebtedness, or any Indebtedness of a Restricted Subsidiary in each case that is assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on December 15, 1998 and permitted to have been Incurred under the covenant "--Limitation on Incurrence of Additional Indebtedness", including that in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount,

     . Purchase Money Indebtedness secured exclusively by the assets subject to such Asset Sale which is assumed by a transferee, and

     . marketable securities that are promptly converted into cash or Cash Equivalents, and

    (2) the board of directors of Centennial Cellular Operating determines in good faith that Centennial Cellular Operating or such Restricted Subsidiary, as applicable, would receive fair market value in consideration of such Asset Sale.

      Despite the above:

    (1) Centennial Cellular Operating and its Restricted Subsidiaries may, in the ordinary course of business dispose of assets acquired and held for resale in the ordinary course of business,

    (2) Centennial Cellular Operating and its Restricted Subsidiaries may dispose of assets under and in accordance with the "--Limitation on Mergers, Sale or Consolidation" covenant,

    (3) Centennial Cellular Operating and its Restricted Subsidiaries may dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as it is no longer necessary for the proper conduct of the business of Centennial Cellular Operating or such Restricted Subsidiary, as applicable,

    (4) Centennial Cellular Operating and its Restricted Subsidiaries may dispose of assets to Centennial Cellular Operating or any of its Restricted Subsidiaries in accordance with the terms of the indenture, and

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

    (5) Centennial Cellular Operating and its Restricted Subsidiaries may, in the ordinary course of business exchange all or a portion of its property, businesses or assets for property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in the business of Centennial Cellular Operating on December 14, 1998 or a Related Business; provided that such Person will initially be designated a Restricted Subsidiary if such Person becomes a Subsidiary of Centennial Cellular Operating by virtue of such Asset Sale, or a combination of any such property, businesses or assets, or Capital Stock of such a Person and cash or Cash Equivalents, provided that

     . if otherwise than in the ordinary course of business, in the case of exchanges in excess of $15 million upon receipt of a favorable written opinion by an independent financial advisor of national reputation as to the fairness from a financial point of view to Centennial Cellular Operating or such Restricted Subsidiary of the proposed transaction,

     . a majority of the Disinterested Directors of the board of directors of Centennial Cellular Operating approve a resolution of the board of directors that such exchange is fair to Centennial Cellular Operating or such Restricted Subsidiary, as the case may be,

     . any cash or Cash Equivalents received pursuant to any such exchange will be applied in the manner applicable to Net Cash Proceeds from an Asset Sale as set forth under this covenant,

     . any Capital Stock of a Person received in an Asset Sale pursuant to this clause (5) will be owned directly by Centennial Cellular Operating or a Restricted Subsidiary and, when combined with the Capital Stock of such Person already owned by Centennial Cellular Operating and its Restricted Subsidiaries, will constitute a majority of the voting power and Capital Stock of such Person.

      Restricted Payments that are made in compliance with "--Limitation on Restricted Payments" shall not be deemed to be Asset Sales.

      Within one year after the receipt of any Net Cash Proceeds from an Asset Sale, we or any Restricted Subsidiary may apply such Net Cash Proceeds, at its option:

     . to repay or repurchase our or any Restricted Subsidiary's Senior Indebtedness; or

     . to acquire assets of a Related Business, or the Capital Stock of a Person, all or substantially all of whose assets and property are used in a Related Business.

      Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute excess proceeds. Within one year after an Asset Sale when the aggregate amount of excess proceeds exceeds $15 million, we will be required to make an Asset Offer Sale. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus any accrued and unpaid interest to the date of purchase, and will be payable in cash. If the aggregate principal amount of new notes tendered into such Asset Sale Offer exceeds the amount of excess proceeds, the trustee will select the new notes to be purchased on a pro rata basis.

      Limitation on Liens. Centennial Cellular Operating will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind

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

securing any Pari Passu Indebtedness or Subordinated Indebtedness, including any assumption, guarantee or other liability with respect to any such Lien by any Restricted Subsidiary upon any property or assets of Centennial Cellular Operating or any Restricted Subsidiary, or any income or profits of Centennial Cellular Operating or any Restricted Subsidiary, unless the new notes are directly secured equally and ratably with or, in the case of Subordinated Indebtedness, prior or senior to the new notes, with the same relative priority as the new notes will have with respect to such Subordinated Indebtedness the obligation or liability secured by such Lien except for Liens

    (A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "--Limitation on Merger, Sale or Consolidation" or securing Acquired Indebtedness which was created prior to and not created in connection with, or in contemplation of the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness, including any liability by any Restricted Subsidiary, and which Indebtedness is permitted under the provisions of "-- Limitation on Incurrence of Additional Indebtedness," or

    (B) securing any Indebtedness incurred in connection with any refinancing of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented by such Indebtedness, or, if such Indebtedness provides for an amount less than the principal amount of such Indebtedness to be due and payable upon a declaration of acceleration of the maturity of such Indebtedness, the original issue price of such Indebtedness plus any accreted value attributable of such Indebtedness since the original issuance of such Indebtedness, is not increased by such refinancing by an amount greater than the lesser of

     . the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or

     . the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Centennial Cellular Operating incurred in connection with such refinancing; provided, however, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by Centennial Cellular Operating or its Restricted Subsidiaries.

      Despite the above, any Lien securing the new notes granted under this covenant will be automatically and unconditionally released and discharged upon the release by the holders of the Pari Passu Indebtedness or Subordinated Indebtedness described above of their Lien on the property or assets of Centennial Cellular Operating or any Restricted Subsidiary, including any deemed release upon payment in full of all obligations under such Indebtedness, at such time as the holders of all such Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of Centennial Cellular Operating or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of Centennial Cellular Operating of the property or assets secured by such Lien, or of all of the Capital Stock held by Centennial Cellular Operating or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

      Limitation on Merger, Sale or Consolidation. Centennial Cellular Operating will not

     .  consolidate with or

     .  merge with or into another Person, or

     .  sell,

     .  lease,

     .  convey,

     .  transfer, or

     .  otherwise dispose of

all or substantially all of its properties and assets computed on a consolidated basis, whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, and Centennial Cellular Operating will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions which would result in a sale, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of Centennial Cellular Operating on a consolidated basis, unless

    (1) either

     .  Centennial Cellular Operating is the continuing entity or

     . the resulting, surviving or transferee entity is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Centennial Cellular Operating in connection with the new notes, the indenture, as the case may be, and the new notes, the indenture will remain in full force and effect as so supplemented and any Guarantee shall be confirmed as applied to the surviving entity's obligations,

    (2) no Default or Event of Default will exist or will occur immediately after giving effect, and treating any Indebtedness not previously an obligation of Centennial Cellular Operating or any of its Restricted Subsidiaries which becomes the obligation of Centennial Cellular Operating or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction, to such transaction,

    (3) immediately before and immediately after giving effect to such transaction, on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation, either Centennial Cellular Operating or resulting surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness under the Annual Operating Cash Flow Ratio provision set forth in the second paragraph of the "-- Limitation on Incurrence of Additional Indebtedness" covenant or such Annual Operating Cash Flow Ratio would be lower than such ratio immediately prior to such transaction,

    (4) at the time of the transaction either of us, unless it is the other party to the transaction described above, will have by supplemental indenture confirmed that it remains a co-obligor under the indenture and the new notes,

    (5) at the time of the transaction any Guarantor unless it is the other party to the transaction described above, will have by supplemental indenture confirmed that its Guarantee will apply to such Person's obligations under the indenture and the new notes, and

    (6) at the time of the transaction Centennial Cellular Operating or the resulting surviving or transferee entity will have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that such

      .  consolidation,

      .  merger,

      .  transfer,

      .  sale,

      .  assignment,

      .  conveyance,

      .  transfer,

      .  lease or

      .  other transaction, and

      .  the supplemental indenture in respect of the other entity comply with the indenture and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

      Despite the above, any Restricted Subsidiary may merge with and into any other Restricted Subsidiary or Centennial Cellular Operating.

      Centennial will not, in a single transaction or through a series of related transactions,

      .  consolidate with or

      . merge with or into any other Person, other than Centennial Cellular Operating or any Guarantor or

      .  sell,

      .  assign,

      .  convey,

      .  transfer,

      .  lease, or

      .  otherwise dispose of
all or substantially all of its properties and assets to any Person or group of Persons, other than Centennial Cellular Operating or any Guarantor, unless at the time and after giving effect to that transaction:

    (1) either

       (a) Centennial will be the continuing corporation or

       (b) the Person, if other than Centennial,

            .  formed by such consolidation or

            .  into which Centennial is merged or

            . the Person which acquires all or substantially all of the properties and assets of Centennial on a consolidated basis will be a corporation duly organized and validly existing under the laws of the United States of America, any state of the United States or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the trustee, all the obligations of Centennial under the new notes and the indenture and such new note and indenture will remain in full force and effect,

    (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing, and

    (3) at the time of the transaction Centennial or the surviving entity will have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that such

            .  consolidation,

            .  merger,

            .  transfer,

            .  sale,

            .  assignment,

            .  conveyance,

            .  lease or

            .  other transaction, and

            .  the supplemental indenture in respect of the other entity comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

      In the event that Centennial merges or consolidates with or into Centennial Cellular Operating, the provisions of the first paragraph of this section are also required to be satisfied.

      Upon any transaction in accordance with the above, the successor corporation formed by such consolidation or into which Centennial Cellular Operating or Centennial, as the case may be, is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, Centennial Cellular Operating or Centennial, as the case may be, under the indenture with the same effect as if the successor entity had been named in the indenture as Centennial Cellular Operating or Centennial, as the case may be, and Centennial Cellular Operating or Centennial, as the case may be, except in connection with a transfer that results in the transfer of assets constituting or accounting for less than 95% of the consolidated assets will as of the last balance sheet available, revenues, or Annual Operating Cash Flow of Centennial Cellular Operating or Centennial, as the case may be, as of the last twelve month period for which financial statements are available, will be released from the obligations under the new notes and the indenture.

      Limitation on Lines of Business. Neither Centennial Cellular Operating nor any of its Restricted Subsidiaries will directly or indirectly engage in any line or lines of business activity other than a Related Business.

      Limitation on Senior Subordinated Indebtedness. We will not, and will not permit or cause any Guarantor to, incur any Indebtedness that is subordinate in right of payment to any of our Indebtedness or such Guarantor, as the case may be, unless such Indebtedness is also equal in right of payment with the new notes or the Guarantee of such Guarantor or subordinated in right of payment to the new notes or such Guarantee at least to the same extent as the notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or Senior Indebtedness of such Guarantor, as the case may be, as set forth in the indenture.

      Limitation on Unrestricted Subsidiaries. All of our subsidiaries are currently Restricted Subsidiaries. Centennial Cellular Operating may make designate a Subsidiary as an Unrestricted Subsidiary only if:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such designation,

    (b) Centennial Cellular Operating would be permitted to make an Investment at the time of Designation, assuming the effectiveness of such designation, under "--Limitation on Restricted Payments" above the greater of the net book value or fair market value of our interest in that Subsidiary,

    (c) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of Centennial Cellular Operating which is not simultaneously being designated an Unrestricted Subsidiary,

    (d) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the new notes, and

    (e) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with Centennial Cellular Operating or any Restricted Subsidiary unless the terms of any such

      .  agreement,

      .  contract,

      .  arrangement, or

      .  understanding
are no less favorable to Centennial Cellular Operating or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Centennial Cellular Operating or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary will be considered a Restricted Payment.

      In the event of any such designation, Centennial Cellular Operating will be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the indenture.

      Centennial Cellular Operating will not and will not cause or permit any Restricted Subsidiary to at any time

     . provide credit support for; provided that operational contracts in the ordinary course of business will be deemed credit support, or subject any of its property or assets, other than the Capital Stock of any Unrestricted Subsidiary, to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary, including any

           .  undertaking,

           .  agreement or

           .  instrument

constituting such Indebtedness, other than Permitted Investments in Unrestricted Subsidiaries, or

     . be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

      For purposes of the above, the designation of a Subsidiary of Centennial Cellular Operating as an Unrestricted Subsidiary will be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

      Centennial Cellular Operating may make a revoke of the designation of any Subsidiary as an Unrestricted Subsidiary if:

    (a) no Default will have occurred and be continuing at the time of and after giving effect to such revocation,

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture, and

    (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness that would be Permitted Indebtedness, immediately after giving effect to such revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the revocation, Centennial Cellular Operating could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the covenant described under "-- Limitation on Incurrence of Additional Indebtedness."

      All designations and revocations must be evidenced by a resolution of the board of directors of Centennial Cellular Operating delivered to the trustee certifying compliance with the foregoing provisions.

      Provision of Financial Statements. Whether or not Centennial Cellular Operating is subject to the reporting requirement of the Exchange Act, so long as any new notes are outstanding, Centennial Cellular Operating will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which Centennial Cellular Operating would have been required to file with the SEC if it were subject to the reporting requirements of the Exchange Act such documents to be filed with the SEC on or prior to the date such document would be required to be filed with the SEC

     . within 15 days of each required filing date, whether or not prior to the 120th calendar day following January 7, 1999, (1) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (2) file with the trustee copies of the annual reports, quarterly reports and other documents which Centennial Cellular Operating would have been required to file with the SEC if Centennial Cellular Operating were subject to the reporting requirements of the Exchange Act, and

     . if filing such documents by Centennial Cellular Operating with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective purchaser of notes at Centennial Cellular Operating's cost.

      So long as any of the new notes remain outstanding, Centennial Cellular Operating will make new notes available to any prospective purchaser of new notes or beneficial owner of notes in connection with any sale of the information required by the Securities Act, until such time as Centennial Cellular Operating has either exchanged the notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders of the new notes have disposed of such new notes pursuant to an effective registration statement under the Securities Act. Centennial Cellular Operating will be deemed to have satisfied the requirements set forth above if

     . Centennial prepares, files, mails and supplies reports and other documents prepared on a consolidated basis of the types required above, in each case within the applicable time periods,

     . Centennial Cellular Operating is not required to file such reports and other documents separately under the applicable rules and regulations of the SEC, after giving effect to any exemptive relief, because of the filings made by Centennial,

     . Centennial does not own assets in excess of $10 million other than the Capital Stock of Centennial Cellular Operating, and

     . Centennial does not have outstanding Indebtedness in excess of $10 million, other than indebtedness under our subordinated debt and Indebtedness as to which Centennial Cellular Operating is also liable.

      Amendments to Subordinated Debt. Centennial will not amend the terms of our subordinated debt in a manner adverse to the holders of new notes.

      Additional Covenants. The indenture also contains covenants with respect to the following matters:

     .  payment of principal, premium and interest,

     .  maintenance of an office or agency in The City of New York,

     .  arrangements regarding the handling of money held in trust,

     .  maintenance of corporate existence,

     .  payment of taxes and other claims,

     .  maintenance of properties, and

     .  maintenance of insurance.

Events of Default and Remedies

      The indenture defines an Event of Default as:

    (1) the failure by us to pay any installment of interest on the notes when it becomes due and payable and the continuance of such failure for 30 days,

    (2) the failure by us to pay all or any part of the principal, or any premium on the notes when it becomes due and payable at

      .  maturity,

      .  redemption,

      .  by acceleration or

      . otherwise, including, without limitation, payment of the purchase price for the new notes upon a Change of Control or an Asset Sale Offer,

    (3) the failure by us to observe or perform any other covenant or agreement contained in the notes or the indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to Centennial Cellular Operating by the trustee or to Centennial Cellular Operating and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding,

    (4) certain events of bankruptcy, insolvency, or liquidation affecting us or any of our Significant Restricted Subsidiaries,

    (5) any Guarantee of a Significant Restricted Subsidiary will for any reason cease to be in full force and effect and enforceable in accordance with its terms or Centennial will for any reason cease to be, or will for any reason be asserted in writing not to be, a co-obligor pursuant to the notes,

    (6) one or more defaults in any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries, or the payment of which is guaranteed by us or any of our Restricted Subsidiaries or which default

      . results from the failure to pay Indebtedness at its final maturity date or

      . results in the acceleration of such Indebtedness before its express maturity

      . and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness which was not paid at its final maturity date or the maturity of which has been so accelerated, aggregates $20,000,000 or more, and

    (7) final unsatisfied judgments, orders or decrees in excess of $20,000,000, exclusive of any portion of any such payment covered by insurance, at any one time against us or any of our Restricted Subsidiaries and not stayed, bonded or discharged within 60 days. The indenture provides that, if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default.

      If an Event of Default occurs and is continuing, other than an Event of Default specified in clause (4) above, then, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by notice in writing to Centennial Cellular Operating, and to the trustee if notice is given by the holders, may declare all principal of and accrued interest on the notes to be immediately due and payable. So long as the credit facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing, other than as specified in clause (4), any such acceleration will not be effective until the earlier to occur of

     . five business days following delivery of a written notice of such acceleration of the notes to the agent under the credit facility and

     .  the acceleration of any Indebtedness under the credit facility.

      If an Event of Default specified in clause (4) above occurs, all principal and accrued interest on the notes will be immediately due and payable without any act on the part of trustee or the holders. The holders of a majority in aggregate principal amount of notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, any premium and interest on the notes which have become due solely by such acceleration, have been cured or waived.

      The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders any Default, except a Default in the payment of principal of or interest on any note not yet cured, or a Default with respect to any provision which cannot be amended without the consent of the holder of each outstanding note affected. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its powers under the indenture at the request, order of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity.

      No holder of any of the new notes has any right to institute any proceedings with respect to the indenture or any remedy under the indenture, unless

     . the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the notes and the indenture, and

     . the trustee has failed to institute such proceeding within 15 days after receipt of such notice and the trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes.

      Such limitations do not, however, apply to a suit instituted by a holder of a new note for the enforcement of the payment of the principal of, any premium or interest on such note on or after the respective due dates expressed in such note.

      We must notify the trustee within five business days after any Default. We must deliver to the trustee, not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any Default has occurred.

      The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of us or any Guarantor to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Legal Defeasance and Covenant Defeasance

      Centennial Cellular Operating may, at its option, elect to completely defease the new notes. Such complete defeasance means that we, any such Guarantor and any other obligor under the indenture will be deemed to have paid and discharged the entire indebtedness represented, and the indenture will cease to be of further effect as to all outstanding notes, except as to

    (1) rights of holders to receive payments on such notes when such payments are due from the trust funds,

    (2) our obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

    (3) the rights, powers, trust, duties, and immunities of the trustee, and Centennial Cellular Operating's obligations in connection with the indenture, and

    (4) the legal defeasance provisions of the indenture.

      In addition, Centennial Cellular Operating may, at its option and at any time, elect to defease a covenant under the indenture and after that defeasance any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. In the event a covenant is defeased, certain events will no longer constitute an Event of Default with respect to the new notes.

      In order to exercise a defeasance,

    (1) Centennial Cellular Operating must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash, non-callable government securities or a combination of cash and non-callable government securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, any premium and interest on such notes on the stated date for payment or on any redemption date on such notes, and the holders of notes must have a valid, perfected, exclusive security interest in such trust,

    (2) in the case of a defeasance, Centennial Cellular Operating will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of new notes will not recognize any gain or loss for Federal income tax purposes from the defeasance and will still be subject to the same amount of Federal income tax as if the defeasance had not occurred,

    (3) no Default or Event of Default will have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending 91 days after deposit, other than a Default which results from the borrowing of amounts to finance the defeasance and which borrowing does not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we or any Restricted Subsidiary is a party or to which it is bound,

    (4) we will have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that, subject to certain assumptions, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally,

    (5) such defeasance will not cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities of Centennial Cellular Operating or any Guarantor,

    (6) such defeasance will not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound,

    (7) we will have delivered to the trustee an officers' certificate stating that the deposit was not made by Centennial Cellular Operating with the intent of preferring the holders of such notes over any other creditors of Centennial Cellular Operating or with the intent of defeating, hindering, delaying or defrauding any other creditors of Centennial Cellular Operating or others, and

    (8) Centennial Cellular Operating will have delivered to the trustee an officers' certificate and opinion of counsel each stating that all conditions precedent provided for or relating to the defeasance have been complied with.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the indenture, as to all outstanding notes under the indenture when

    (a) either

     . all notes authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by Centennial Cellular Operating and thereafter repaid to Centennial Cellular Operating or discharged from such trust as provided for in the indenture, have been delivered to the trustee for cancellation, or

     . all notes not delivered to the trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Centennial Cellular Operating; and we or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, including principal of, any premium and accrued interest at maturity, Stated Maturity or redemption date,

    (b) we or any Guarantor has paid or caused to be paid all other sums payable under the indenture by us and any Guarantor, and

    (c) we have delivered to the trustee an officers' certificate and an opinion of independent counsel each stating that

     . all conditions precedent under the indenture relating to the satisfaction and discharge of such indenture have been complied with and

     . such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we, any Guarantor or any Subsidiary is a party or by which we, any Guarantor or any Subsidiary is bound.

Amendments and Supplements

      We and the trustee may enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we, any Guarantor, and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders; provided that no such modification may, without the consent of each holder affected by such amendment or supplement:

    (1) change, for any note, the

     .  payment date,

     .  amount of payment,

     .  type of payment,

     .  place of payment,

     .  rate of payment

     . or impair the right to institute suit for the enforcement of any such payment when due including, in each case, amending, changing or modifying any definitions related to such provisions, but only to the extent such definitions relate to such provisions, in a manner adverse to the holders,

    (2) reduce the percentage of the consent required for any such amendment, supplemental indenture or waiver provided for in the indenture,

    (3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by such modification or waiver,

    (4) except as otherwise permitted under "--Covenants--Limitation on Merger, Sale or Consolidation," consent to the assignment or transfer by us or any Guarantor of any of its rights and obligations under the indenture, or

    (5) amend or modify any of the provisions of the indenture relating to the subordination of the notes or any Guarantee in any manner adverse to the holders of the notes or any Guarantee.

      Despite the above, without the consent of any holders of the notes, we, any Guarantor, any other obligor under the notes and the trustee may modify or amend the indenture:

    (a) to evidence the succession of another Person to Centennial, Centennial Cellular Operating or a Guarantor, and the assumption by any such successor of the covenants of Centennial, Centennial Cellular Operating or such Guarantor in the indenture and in the notes and in any Guarantee in accordance with "--Covenants-- Limitation on Merger, Sale or Consolidation,"

    (b) to add to the covenants of Centennial, Centennial Cellular Operating, any Guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon Centennial, Centennial Cellular Operating or any Guarantor or any other obligor upon the notes, as applicable, in the indenture, in the notes or in any Guarantee,

    (c) to cure any ambiguity, or to correct or supplement any provision in the indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the indenture, the notes or any Guarantee or make any other provisions with respect to matters or questions arising under the indenture, the notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes,

    (d) to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act,

    (e) to add a Guarantor under the indenture,

    (f) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture, or

    (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of the notes as additional security for the payment and performance of Centennial's, Centennial Cellular Operating's and any Guarantor's obligations under the indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to the indenture or otherwise.

      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

No Personal Liability of Partners, Stockholders, Officers, Directors

      No direct or indirect stockholder, or partner, limited liability company member or employee of a stockholder, employee, officer or director, as such, past, present or future of us or any successor entity or any Affiliate of us will have any personal liability in respect of our obligations under the indenture or the notes by reason of his or its status as such stockholder, employee, officer or director.

Governing Law

      The indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York to the extent permitted by law.

Concerning the Trustee

      The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Centennial or Centennial Cellular Operating, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee with such conflict or resign as trustee.

      The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs, which has not been cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

      Set forth below is a description of some of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms.

      "Acquired Indebtedness" means Indebtedness of a Person

      .existing at the time such Person becomes a Restricted Subsidiary or

      .assumed in connection with the acquisition of assets from such Person,

in each case, other than Indebtedness incurred in connection with such Person becoming a Restricted Subsidiary or such acquisition.

      "Affiliate" means, with respect to any specified Person,

    . any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or

    .  any officer, director, or controlling stockholder of such other
       Person.

         As used in this definition, the term "control" means:

    . the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or

    . the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person or of warrants or other rights to acquire such equity, whether or not presently exercisable.

      "Affiliate Transaction" means,

    .  any payment or transfer of assets to,

    .  purchase of any assets from,

    . entering into or amending any transaction or agreement with or for the benefit of any Affiliate.

      "Annual Operating Cash Flow" on any date means, with respect to any Person, the Operating Cash Flow for the Reference Period.

      "Annual Operating Cash Flow Ratio" on any date means, with respect to any Person and its Restricted Subsidiaries, the ratio of:

    . consolidated Indebtedness of such Person and its Restricted Subsidiaries on the transaction date after giving pro forma effect to the Incurrence of such Indebtedness and without duplication of any Indebtedness that may be the obligation of such Person and/or one or more of its Subsidiaries divided by

    . the aggregate amount of Annual Operating Cash Flow of such Person, determined on a pro forma basis after giving effect to all Investments in and acquisitions or dispositions of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, made by such Person and its Subsidiaries from the beginning of the reference period through the transaction date as if such Investment, acquisition or disposition had occurred at the beginning of the Reference Period;

       provided that, in calculating Annual Operating Cash Flow and consolidated Indebtedness,

    . the transaction giving rise to the need to calculate the Annual Operating Cash Flow Ratio will be assumed to have occurred, on a pro forma basis, on the first day of the Reference Period;

    . the incurrence of any Indebtedness during the Reference Period or subsequent period and on or prior to the transaction date and the application of the proceeds from the transaction to the extent used to retire Indebtedness or to acquire businesses will be assumed to have occurred, on a pro forma basis, on the first day of such Reference Period;

    . Consolidated Interest Expense attributable to any Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the transaction date had been the applicable rate for the entire period; and

    . all members of the consolidated group of such Person on the transaction date shall be deemed to be members of the consolidated group of such Person for the entire Reference Period.

     When the above definition is used in connection with Centennial Cellular Operating and its Restricted Subsidiaries, references to a Person and its Subsidiaries shall be deemed to refer to Centennial Cellular Operating and its Restricted Subsidiaries. Any such pro forma calculation may include adjustments for the pro forma effect of

    . any cost savings accounted for on an annualized basis as a result of an acquisition by Centennial Cellular Operating or a Restricted Subsidiary which, in the good faith judgment of the board of directors of Centennial Cellular Operating, will be eliminated or realized within one year after the date of the transaction; provided that any such cost savings are calculated in accordance with Regulation S-X under the Securities Act or

    . any direct quantifiable savings from the conversion of roaming expense which Centennial Cellular Operating will obtain within one year of the transaction in the good faith judgment of the board of directors of Centennial Cellular Operating from the acquisition of a third party which prior to such acquisition had a contract with Centennial Cellular Operating or any Restricted Subsidiary for roaming services.

     "Applicable Premium" means, with respect to a note at any redemption date, the excess of,

     (A) the present value at such time of

    . the redemption price of such note at December 15, 2003, such redemption price being described under "--Optional Redemption", plus

    . all required interest payments, excluding accrued but unpaid interest, due on the note through December 15, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

     (B) the then outstanding principal amount of the note.

     Asset Sale" means, the transfer or disposal directly or indirectly, in one or more transactions, any

     .property,

     .business or

     .assets,

including by merger or consolidation or sale and leaseback transaction, and including the sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of Centennial Cellular Operating, whether by Centennial Cellular Operating or a Restricted Subsidiary.

     "Asset Sale Offer" means an offer to all holders of new notes to purchase the maximum principal amount of new notes that may be purchased out of the excess proceeds of an Asset Sale.

     "Capitalized Lease Obligations" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

      "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests of any Person and any

      .rights, other than debt securities convertible into capital stock,

      .warrants and

      .options to purchase any of the foregoing,

      including, without limitation, each class of common stock and preferred stock of such Person if such Person is a corporation, each general and limited partnership interest of such Person if such Person is a partnership and all membership or other interests if such Person is a limited-liability company, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

      "Cash from Minority Cellular Investment Interests" means any dividends, distributions, interest payments or other periodic payments of cash received directly or indirectly by Centennial Cellular Operating from its Minority Cellular Investment Interests;

provided, however, that "Cash from Minority Cellular Investment Interests" will not include any proceeds received directly by Centennial Cellular Operating from the disposition of any Minority Cellular Investment Interest, except that Cash from Minority Cellular Investment Interests shall include in every fiscal year ending after the sale of any Minority Cellular Investment Interest an amount equal to the cash distributions received directly or indirectly by Centennial Cellular Operating from such Minority Cellular Investment Interest during the twelve months prior to such sale if either

    . the proceeds of such sale are used to permanently reduce the amount of Indebtedness which may be borrowed under the credit facility in accordance with clause (1) of the third paragraph of "--Limitation on Incurrence of Additional Indebtedness" or

    .  at the time of any Restricted Payment being made pursuant to clause
       (9) of the second paragraph of "--Limitation on Restricted Payments," Centennial Cellular Operating would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annual Operating Cash Flow Ratio provision set forth in the second paragraph of "-- Limitation on Incurrence of Additional Indebtedness" assuming that Centennial Cellular Operating was the obligor of additional Indebtedness in a principal amount equal to the net after-tax proceeds received from such sale.

      "Cash Equivalents" means

    . securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support, in each case maturing within one year after the date of acquisition,

    . time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and

    . investments in money market funds substantially all of whose assets comprise securities of the types described in the first two points above.

      "Change of Control" means the occurrence of any of the following events:

      (1) Centennial or Centennial Cellular Operating consolidates with or merges with or into any Person or transfers or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with Centennial or Centennial Cellular Operating, in any such event pursuant to a transaction in which the outstanding Voting Stock of Centennial or Centennial Cellular Operating is converted into or exchanged for cash, securities or other property, other than any such transaction where

      . the outstanding Voting Stock of Centennial or Centennial Cellular Operating is changed into or exchanged for

             (x) Voting Stock of the surviving corporation which is not
                Disqualified Capital Stock or

             (y) cash, securities and other property, other than Capital Stock of the surviving corporation, in an amount which could be paid by Centennial or Centennial Cellular Operating as a Restricted Payment as described under "--Covenants--Limitation on Restricted Payments" (and such amount will be treated as a Restricted Payment subject to the provisions in the indenture described under " --Covenants--Limitation on Restricted Payments") and

      . immediately after such transaction, no person or group, other than Welsh Carson or Blackstone, is the beneficial owner directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation,

      (2) any person or group, other than Welsh Carson or Blackstone, is or becomes the beneficial owner directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Voting Stock of Centennial or Centennial Cellular Operating then outstanding normally entitled to vote in elections of directors or

       (3) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the board of directors of Centennial or Centennial Cellular Operating, together with any new directors whose election to such board or whose nomination for election by the shareholders of Centennial or Centennial Cellular Operating was designated by Welsh Carson or Blackstone or approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors of Centennial or Centennial Cellular Operating then in office.

      This definition shall also be deemed to apply to any Restricted Subsidiary of Centennial which directly or indirectly controls Centennial Cellular Operating.

      "Change of Control Offer" means an irrevocable and unconditional offer by us to repurchase the outstanding notes if a Change of Control has occurred.

      "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on

    .  the New York Stock Exchange or,


    . if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or,

    . if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or,

    . if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but Centennial Cellular Operating is a foreign company and the principal securities exchange on which such shares are listed or admitted to trading is a designated offshore securities market, the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market and Centennial Cellular Operating and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm is selected from time to time by Centennial Cellular Operating for that purpose and is reasonably acceptable to the trustee.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker, having a maturity comparable to the first redemption date of the notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the first redemption date of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with Centennial Operating Cellular.

      "Comparable Treasury Price" means, with respect to any redemption date,

    . the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

    . if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third business day preceding such redemption date.

      "Computation Period" means February 1, 1999 to the last day of the last full fiscal quarter before the date of the proposed Restricted Payment.

      "Consolidated Interest Expense" of any Person means, for any period, the sum of, without duplication and determined in each case in accordance with GAAP

    (A) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, including interest attributable to the Capitalized Lease Obligations, of such Person and its consolidated Restricted Subsidiaries during such period, including

     .original issue discount and non-cash interest payments or accruals on any Indebtedness,

     .the interest portion of all deferred payment obligations,

     . all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Rate Protection Obligations and Currency Hedging Agreements and excluding the amortization of deferred financing fees, in each case to the extent attributable to such period and

    (B) the amount of cash dividends accrued or payable by such Person or any of its consolidated Restricted Subsidiaries in respect of preferred stock, other than by Restricted Subsidiaries of such Person to such Person or such Person's Restricted Subsidiaries.

      For purposes of this definition,

     . interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by Centennial Cellular Operating to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and

     . interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed to the extent not otherwise included and whether or not paid by such Person or Subsidiary.

      When the above definition is used in connection with Centennial Cellular Operating and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to Centennial Cellular Operating and its Restricted Subsidiaries.

      "Consolidated Net Income" of any Person, for any period, means the net income (or loss) of such Person and its consolidated Restricted Subsidiaries for such period, determined, on a consolidated basis, in accordance with GAAP, adjusted to exclude, only to the extent included in computing such net income (or loss) and without duplication,

    . all extraordinary gains or losses and all gains and losses from the sales or other dispositions of assets out of the ordinary course of business for such period, net of taxes, fees and expenses relating to the applicable transaction

    . the net income, if positive, of any Person, that is not a Subsidiary, in which such Person or any of its Subsidiaries has an interest, other than a Minority Cellular Investment Interest, except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person,

    . except as provided in the definition of "Annual Operating Cash Flow Ratio," the net income (or loss) of any Subsidiary acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

    . for purposes of the "Covenants-- Limitation on Restricted Payments" covenant, the net income, if positive, of any Restricted Subsidiary of such Person that is not a Guarantor to

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       the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person,

    . any gain or loss, net of taxes, realized upon the termination of any employee benefit plan,

    . any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the indenture,

    . any net gain or loss arising from the acquisition of any securities such Person,

    .  the cumulative effect of a change in accounting principles,

    . the amount of any nonrecurring charges or income of Centennial Cellular Operating or any Restricted Subsidiary, including any one-time costs incurred in connection with acquisitions after December 15, 1999, certified as non-recurring in an officer's certificate and deducted or included in such period in computing Consolidated Net Income and

    . any net income, if positive, resulting from Centennial Cellular Operating's Minority Cellular Investment Interests.

      When this definition is used in connection with Centennial Cellular Operating and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the above definition shall be deemed to refer to Centennial Cellular Operating and its Restricted Subsidiaries.

      "Currency Hedging Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions:

    .  foreign exchange contracts,

    .  currency swap agreements or

    . other similar agreements or arrangements designed to protect against the fluctuations in currency values.

      "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

      "Designated Senior Indebtedness" means:

    .  all Senior Indebtedness under the credit facility, and

    . any other Senior Indebtedness of at least $25 million and which is specifically designated "Designated Senior Indebtedness" by Centennial Cellular Operating.

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      "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of Centennial Cellular Operating who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

      "Disqualified Capital Stock" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased, including at the option of the holder of that Capital Stock, by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the notes; provided that

    . Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or repurchased solely in consideration of Qualified Capital Stock of Centennial Cellular Operating and

    . any Capital Stock that would not constitute Disqualified Capital Stock but for provisions of that Capital Stock giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Covenants--Limitation on Asset Sales and Sales of Subsidiary Stock" and "Repurchase at the Option of the Holders-- Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to Centennial Cellular Operating's repurchase of such notes as are required to be repurchased pursuant to "Covenants--Limitation on Asset Sales and Sales of Subsidiary Stock" and "Repurchase of Notes at the Option of the Holders--Change of Control."

      "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher, or the equivalent rating or higher, according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co., or such similar equivalent rating by at least one nationally recognized statistical rating organization at the time as of which any investment or rollover therein is made.

      "Excluded Cash Contributions" has the meaning given to such item in the covenant "--Limitation on Incurrence of Additional Indebtedness."

      "Excluded Contributions" means the net cash proceeds received by Centennial Cellular Operating after December 15, 1998 from:

      .contributions to its common equity capital and

    . the sale, other than to a Subsidiary or to any Centennial Cellular Operating or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement, of Capital Stock, other than Disqualified Capital Stock, of Centennial Cellular Operating, in each case designated as Excluded Contributions pursuant to an officer's certificate executed by an officer of Centennial Cellular

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       Operating, the cash proceeds of which are excluded from the calculation set forth in the first paragraph of the "Covenants-- Limitation on Restricted Payments" and which may not also be designated Excluded Cash Contributions.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or, if FASB ceases to exist, any successor thereto; provided, however, that for purposes of determining compliance with covenants in the indenture other than those relating to financial statement delivery, "GAAP" means such generally accepted accounting principles as in effect on January 7, 1999.

      "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein.

      "Guarantee" means the guarantee by a Guarantor of our obligations under the indenture.

      "Guarantor" means any Restricted Subsidiary of Centennial Cellular Operating which becomes a guarantor of Centennial Cellular Operating's obligations under the indenture.

      "Incur" or as appropriate "Incurrence" means to, directly or indirectly, issue, create, incur, assume, guarantee or otherwise directly or indirectly become liable for, or otherwise become responsible for, contingently or otherwise.

      "Indebtedness" of any Person means, without duplication,

    (A) all liabilities and obligations, contingent or otherwise, of such Person,

     . in respect of borrowed money, whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion of the assets of such Person,

     .  evidenced by bonds, notes, debentures or similar instruments,

     . representing the balance deferred and unpaid of the purchase price of any property or services except, other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested in good faith and for which appropriate reserves have been established, those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors,

     . evidenced by bankers' acceptances or similar instruments issued or accepted by banks,

     .  for the payment of money relating to a Capitalized Lease
        Obligation, or

     . evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

    (B) all obligations of such Person under Interest Rate Protection Obligations or Currency Hedging Agreements;

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

    (C) all liabilities of others of the kind described in the preceding clauses (A) or (B) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any Capital Stock;

    (D) all Disqualified Capital Stock of such Person and all Preferred Stock of such Person's Restricted Subsidiaries valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

    (E) any and all deferrals, renewals, extensions, refinancing and refundings, whether direct or indirect, of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (A), (B), (C), (D) or this clause
        (E), whether or not between or among the same parties; provided that the outstanding principal amount at any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date.

      The "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of Centennial Cellular Operating of such Disqualified Capital Stock.

      "Interest Rate Protection Obligations" means, with respect to any Person, the obligations of such Person under

    . interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

    . other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      For purposes of the indenture, the amount of such obligations shall be the amount determined in respect of such obligation as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person under such obligation or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

      "Investment" by any Person in any other Person means, without duplication,

    . the acquisition by such Person of capital stock or other ownership interests or other securities of such other Person or any agreement to make any such acquisition;

    . the making by such Person of any loan or other extension of credit to, such other Person, including the purchase of property from another Person subject to an understanding or agreement to resell such property to such other Person, or any commitment to make any such loan or extension;

    . the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person;

    . the making of any capital contribution by such Person to such other Person; and

    . the designation by the board of directors of Centennial Cellular Operating of any Person to be an Unrestricted Subsidiary.

    For purposes of the "--Limitation on Restricted Payments" covenant,

    (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

    (2) the amount of any Investment shall be equal to the fair market value of such Investment plus the fair market value of all additional Investments by Centennial Cellular Operating or any of its Restricted Subsidiaries at the time any such Investment is made;

provided that, for purposes of this sentence, the fair market value of net assets shall be as determined in the reasonable judgment of the board of directors of Centennial Cellular Operating.

      "Investment Equity" has the meaning given to such term in the definition of "Permitted Investment."

      "Lien" means any pledge, charge or encumbrance of any kind, whether or not recorded or perfected under applicable law with respect to property of any kind, including any conditional sale, capital lease or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest.

      "Marketable U.S. Securities" means:

    .  Government Securities;

    . any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

    . commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation, other than an Affiliate of Centennial Cellular Operating, with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co., or such similar equivalent rating by at least one "nationally recognized statistical rating organization," as defined under the Securities Act;

    . any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;

    . repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and

    . any fund investing exclusively in investments of the types described above.

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      "Maturity Date" means, when used with respect to any note, the date specified on such note as the fixed date on which the final installment of principal of such note is due and payable, in the absence of any acceleration thereof pursuant to the provisions of the indenture regarding acceleration of Indebtedness or any Change of Control Offer or Asset Sale Offer.

      "Minority Cellular Investment Interests" means limited partnership or other equity interests held directly or indirectly by Centennial Cellular Operating in providers of cellular telephone services which are not Subsidiaries of or otherwise controlled, directly or indirectly, by Centennial Cellular Operating in existence on January 7, 1999.

      "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by Centennial Cellular Operating and its Restricted Subsidiaries in respect of an Asset Sale, including upon the conversion to cash and Cash Equivalents of

    (A) any note or installment receivable at any time, or

    (B) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale, less the sum of

      . all out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount estimated in good faith by the board of directors of Centennial Cellular Operating of income, franchise, sales and other applicable taxes required to be paid by Centennial Cellular Operating or any Restricted Subsidiary of Centennial Cellular Operating in connection with such Asset Sale and

      . the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness of Centennial Cellular Operating or Indebtedness of its Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of Centennial Cellular Operating or any of its Restricted Subsidiaries.

      "Net Proceeds" means the aggregate net proceeds, including the fair market value of non-cash proceeds constituting equipment or other assets of a type generally used in a Related Business an amount reasonably determined by the board of directors of Centennial Cellular Operating for amounts under $10,000,000 and by a financial advisor or appraiser of national reputation for equal or greater amounts, received by a Person from the sale of Qualified Capital Stock, other than to a Subsidiary of such Person, after payment of out-of-pocket expenses, commissions and discounts incurred and net of taxes paid or payable in connection therewith.

      "Operating Cash Flow" of any Person means

    (A) with respect to any period, the Consolidated Net Income of such Person for such period, plus

    (B) the sum, without duplication, and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income, of

    . the provisions for income taxes for such period for such Person and its consolidated Restricted Subsidiaries,

    . depreciation, amortization and other non-cash charges of such Person and its consolidated Restricted Subsidiaries and,

    .  Consolidated Interest Expense of such Person for such period,

  determined, in each case, on a consolidated basis for such Person and its consolidated Restricted Subsidiaries in accordance with GAAP, plus

    (C) any fees, expenses or charges related to any equity offering, Permitted Investment, acquisition or recapitalization or Indebtedness permitted to be incurred by the indenture, in each case, whether or not successful, and fees, expenses or charges related to the merger, related transactions and the financings of the merger, including fees to Welsh Carson and Blackstone, less

    (D) the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period.

      "Pari Passu Indebtedness" means

    . with respect to Centennial Cellular Operating, any Indebtedness of Centennial Cellular Operating that is pari passu in right of payment to the notes

    . with respect to Centennial, any Indebtedness of Centennial that is pari passu in right of payment to the notes and

    . with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.

      "Permitted Investment" means

       (1) Investments in Cash Equivalents;

       (2) Investments in Centennial Cellular Operating or a Restricted Subsidiary;

       (3) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business if, as a result of such Investments,

      . the Acquired Person immediately thereupon becomes a Restricted Subsidiary or

      . the Acquired Person immediately thereupon either (A) is merged or consolidated with or into Centennial Cellular Operating or any of its Restricted Subsidiaries and the surviving Person is Centennial Cellular Operating or a Restricted Subsidiary or (B) transfers or conveys all or substantially all of its assets to, or is liquidated into, Centennial Cellular Operating or any of its Restricted Subsidiaries;

       (4) Investments in accounts and notes receivable acquired in the ordinary course of business;

       (5) any securities received in connection with an Asset Sale and any Investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Related Business, that complies with the "--Limitation on Asset Sales and Sales of Subsidiary Stock" covenant;

       (6) any guarantee issued by a Restricted Subsidiary incurred in compliance with the indenture;


                                      120
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       (7) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of Centennial Cellular Operating or a Restricted Subsidiary;

       (8) customary loans or advances made in the ordinary course of business to officers, directors or employees of Centennial Cellular Operating or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses,

       (9) advances to employees not in excess of $1 million outstanding at any one time, in the aggregate;

       (10) any Investment acquired by Centennial Cellular Operating or any of its Restricted Subsidiaries

      . in exchange for any other Investment or accounts receivable held by Centennial Cellular Operating or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization of such other Investment or accounts receivable or

      . as a result of a foreclosure by Centennial Cellular Operating or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

       (11) Interest Rate Protection Obligations or Currency Hedging Agreements permitted under clauses (9) or (10) of the "--Limitation on Incurrence of Additional Indebtedness" covenant;

       (12) Investments the payment for which consists of Qualified Capital Stock of Centennial Cellular Operating ("Investment Equity"); provided, however, that the issuance of such Qualified Capital Stock equity interests will not increase the amount available for Restricted Payments under the "--Limitation on Restricted Payments" covenant;

       (13) Investments in Permitted Joint Ventures which in the aggregate at any one time outstanding do not exceed $10 million; and

       (14) any Investment in a Related Business, including in an Unrestricted Subsidiary, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, which does not exceed the greater of
    (x) $20 million or (y) 4% of Total Assets at the time of such Investment with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value.

      "Permitted Joint Venture" means, as applied to any Person, any other Person engaged in a Related Business

    . over which such Person is responsible either directly or through a services agreement, for day-to-day operations or otherwise has operational and managerial control of such other Person or

    . of which more than forty percent (40%) of the outstanding Voting Stock, other than directors' qualifying shares of such other Person in the case of a corporation, or more than 40% of the outstanding ownership interests of such other Person, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person.

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      "Person" means any

    .  corporation,

    .  individual,

    .  joint stock company,

    .  joint venture,

    .  partnership,

    .  unincorporated association,

    .  governmental regulatory entity,

    .  country,

    .  state or

    .  political subdivision,

    .  trust,

    .  municipality or

    .  other entity.

      "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents however designated of such Person's preferred or preference stock whether now outstanding, or issued after December 15, 1999, and including, without limitation, all classes and series of preferred or preference stock of such Person.

      "Public Equity Offering" means an underwritten offer and sale of common stock, which is Qualified Capital Stock, of Centennial Cellular Operating or Centennial with aggregate proceeds of at least $50 million pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act, other than a registration statement on Form S-8 or any successor form covering substantially the same transactions, S-4 or any successor form covering substantially the same transactions, or otherwise relating to equity securities issuable under any employee benefit plan of such corporate entity.

      "Purchase Money Indebtedness" means any Indebtedness of Centennial Cellular Operating or its Restricted Subsidiaries which is secured by a Lien on assets related to the business of Centennial Cellular Operating or its Restricted Subsidiaries and any additions and accessions thereto, which are purchased by Centennial Cellular Operating or its Restricted Subsidiaries at any time after the notes are issued; provided that

    . the purchase money security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created will be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased without further recourse to either Centennial Cellular Operating or any of its Restricted Subsidiaries or acquired, any additions and accessions to such agreement and any proceeds from such agreement,

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    .  at no time will the aggregate principal amount of the outstanding
       Indebtedness secured by purchase money security agreements be increased, except in connection with the purchase of additions and accessions to such agreement and except in respect of fees and other obligations in respect of such Indebtedness and

    . (A) the aggregate outstanding principal amount of Indebtedness secured by a purchase money security agreement determined on a per asset basis in the case of any additions and accessions will not at the time such purchase money security agreement is entered into exceed 100% of the purchase price to Centennial Cellular Operating or its Restricted Subsidiaries of the assets subject to such agreement or (B) the Indebtedness secured by a purchase money security agreement will be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

      "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

      "Reference Period" with regard to any Person means the last four full fiscal quarters of such Person for which financial information, which Centennial Cellular Operating will use its best efforts to compile in a timely manner, in respect of such Person is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the indenture.

      "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and three other primary U.S. Government securities dealers in The City of New York to be selected by Centennial Cellular Operating and their respective successors.

      "refinancing" means a

    .  repurchase,

    .  redemption,

    .  defeasance,

    .  retirement,

    .  refinancing,

    .  acquisition for value or

    . payment of principal of any Subordinated Indebtedness, other than Disqualified Capital Stock.

      "Refinancing Indebtedness" means any Indebtedness of Centennial Cellular Operating or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Centennial Cellular Operating or such Restricted Subsidiary, other than intercompany Indebtedness; provided that:

    . the principal amount, or accreted value, if applicable, of such Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of premium and reasonable expenses incurred in connection with such Refinancing Indebtedness;

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    .  such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life equal to or greater than the Weighted Average Life of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    . if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    . such Indebtedness is incurred either by Centennial Cellular Operating or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      "Related Business" means any business related to, or complementary to, the ownership, development, operation or acquisition of communications systems as determined by the board of directors of Centennial Cellular Operating.

      "Related Person" means, with respect to any Person,

    .   any Affiliate of such Person or any spouse, immediate family member, or other relative who has the same principal residence of any Affiliate of such Person and

    .   any trust in which any Person described in the diamond point above, has a beneficial interest.

      "Restricted Payment" means, with respect to any Person,

    . any dividend or other distribution on shares of Capital Stock of such Person or any Restricted Subsidiary of such Person,

    . any payment on account of the purchase, redemption or other acquisition or retirement for value in whole or in part, of any shares of Capital Stock of such Person, any entity which controls such Person or any Restricted Subsidiary of such Person, which Capital Stock is held by Persons other than such Person or any of its Restricted Subsidiaries, or options, warrants or other rights to acquire such Capital Stock,

    . any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Indebtedness of such Person other than the scheduled repayment thereof at maturity and any mandatory redemption or mandatory repurchase, by such Person or a Subsidiary of such Person that is subordinate in right of payment to the notes other than in exchange for Refinancing Indebtedness permitted to be Incurred under the indenture and except for any such defeasance, redemption, repurchase, other acquisition or payment in respect of Indebtedness held by any Restricted Subsidiary and

    .  any Investment, other than a Permitted Investment;

provided, however, that the term "Restricted Payment" does not include

    . any dividend, distribution or other payment on shares of Capital Stock of Centennial Cellular Operating or any Restricted Subsidiary solely in shares of Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock,

    . any dividend, distribution or other payment to Centennial Cellular Operating, or any dividend to any of its Restricted Subsidiaries, by any of its Subsidiaries,

    . any dividend, distribution or other payment by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock and

    . the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary held by Persons other than the Centennial Cellular Operating or any of its Restricted Subsidiaries.

      "Restricted Subsidiary" means any Subsidiary of Centennial Cellular Operating that has not been designated by the board of directors of Centennial Cellular Operating by board resolution delivered to the trustee as an Unrestricted Subsidiary pursuant to and in compliance with "--Covenants-- Limitation on Unrestricted Subsidiaries."

      "Senior Indebtedness" means the principal of, any premium and interest, including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, on any Indebtedness of Centennial Cellular Operating, whether outstanding on December 14, 1998 or created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular indebtedness, it expressly provides that such indebtedness will not be senior in right of payment to the new notes. Despite the above, "Senior Indebtedness" will not include:

    (1) Indebtedness evidenced by the new notes,

    (2) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Centennial Cellular Operating,

    (3) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Centennial Cellular Operating,

    (4) Indebtedness which is represented by Disqualified Capital Stock,

    (5) any liability for foreign, federal, state, local or other taxes owed or owing by Centennial Cellular Operating to the extent such liability constitutes Indebtedness,

    (6) Indebtedness of Centennial Cellular Operating to a Subsidiary or any other Affiliate of Centennial Cellular Operating or any of such Affiliate's Subsidiaries,

    (7) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by Centennial Cellular Operating, and amounts owed by Centennial Cellular Operating for compensation to employees or services rendered to Centennial Cellular Operating,

    (8) that portion of any Indebtedness which at the time of issuance is issued in violation of the indenture, and

    (9) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

      "Significant Restricted Subsidiary" means one or more Restricted Subsidiaries having an aggregate net book value of assets in excess of 5% of the net book value of the assets of Centennial Cellular Operating and its Restricted Subsidiaries on a consolidated basis.

      "Stated Maturity" means the date fixed for the payment of any principal or premium pursuant to the indenture and the notes, including the Maturity Date, upon redemption, acceleration, Asset Sale Offer, Change of Control Offer or otherwise.

      "Strategic Equity Investor" means any Person which is, or a controlled Affiliate of any Person which is, engaged in the

    .  ownership,

    .  development,

    .  operation or

    .  acquisition of communications systems

and which, as of the last available annual or quarterly financial statements, has Total Common Equity of at least $1.0 billion.

      "Strategic Equity Offering" means an offer or sale of Common Stock or Preferred Stock, other than Disqualified Capital Stock, of Centennial Cellular Operating, with aggregate proceeds of at least $50.0 million to a Strategic Equity Investor other than in connection with or after the occurrence of a Change of Control.

      "Subordinated Indebtedness" means Indebtedness of Centennial Cellular Operating or a Guarantor subordinated in right of payment to the notes or a Guarantee, as the case may be.

      "Subsidiary" with respect to any Person, means

    . a corporation at least 50% of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person,

    . a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or

    . any Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

      "Total Assets" means the total assets of Centennial Cellular Operating and its Restricted Subsidiaries shown on the Consolidated balance sheet of Centennial Cellular Operating and its Restricted Subsidiaries prepared in accordance with GAAP as of the last day of the immediately preceding fiscal quarter for which financial statements are available.

      "Total Common Equity" of any Person means, as of any date of determination, the product of

          (1) the aggregate number of outstanding primary shares of common stock of such Person on such day, which will not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person, and

          (2) the average Closing Price of such common stock over the 20 consecutive Trading Days immediately preceding such day.

      If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence will be determined by the board of directors of Centennial or Centennial Cellular Operating in good faith and evidenced by a resolution of the board of directors filed with the trustee.

      "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

      "Unrestricted Subsidiary" means any Subsidiary of Centennial Cellular Operating, other than a Guarantor designated as such pursuant to and in compliance with "--Covenants--Limitation on Unrestricted Subsidiaries."

      "Voting Stock" means, with respect to a Person, Capital Stock of such Person having generally the right to vote in the election of a majority of the directors of such Person or having generally the right to vote with respect to the organizational matters of such Person.

      "Weighted Average Life" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

          (2) the then outstanding principal amount of such Indebtedness.

Book-Entry Delivery And Form

      The Global Note. The certificates representing the old notes were issued, and the certificates representing the new notes will be issued, in fully registered form, without coupons. The old notes are represented by one or more permanent global certificates in definitive, fully registered form without interest coupons in an aggregate amount of $370 million. Except as described in the next paragraph, the new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form and will be deposited with, or on behalf of, the DTC, and registered in the name of Cede & Co., as the DTC's nominee or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between the DTC and the trustee. If your interest in old notes is represented by the initial global note and you fail to tender in the exchange offer, we may issue and deliver to you a separate certificate representing your old notes in registered form without interest coupons.

      Certain Book-Entry Procedures for Global Notes. The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Centennial Cellular Operating takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised Centennial Cellular Operating that: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Under procedures established by DTC,

          (1) upon the issuance of the initial global certificate, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC of the participants through which such interests are held and

          (2) ownership of beneficial interest in the global notes are shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominees, with respect to interest of participants, and the records of participants and indirect participants, with respect to interests of persons other than participants.

      As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the new notes. Except in the limited circumstances described below, owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the global note, or any notes represented by the global note, under the indenture or the notes.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. The ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Payments of the principal of, premium, if any, and interest on global notes will be made to DTC or its nominee as the registered owner of the global notes. Neither Centennial Cellular Operating, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Centennial Cellular Operating expects that DTC or its nominee, upon receipt of any payment of principal premium or interest in respect of a global note representing any notes held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. Centennial Cellular Operating also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. None of Centennial Cellular Operating or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Centennial Cellular Operating and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

      Interests in the global notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

      DTC has advised Centennial Cellular Operating that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants. See "--Certificated Notes."

      Although DTC has agreed to the foregoing procedures in order to facilitate transfer of beneficial ownership interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Centennial Cellular Operating, the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to or payments made on account of, beneficial ownership interests in global notes.

      Certificated Notes. An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons if:

    (1) DTC (x) notifies the company that it is unwilling or unable to continue as depositary for the global notes and Centennial Cellular Operating then fails to appoint a successor depositary within 90 days or (y), has ceased to be a clearing agency registered under the Exchange Act,

    (2) Centennial Cellular Operating, at its option, notifies the trustee in writing that it elects to cause the issuance of certificated notes, or

    (3) there will have occurred and be continuing a Default or an Event of Default with respect to notes. In any such case, Centennial Cellular Operating will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct and indirect participants and the DTC identify as being the beneficial owner of the related notes.

      Beneficial interests in global notes held by any direct or indirect participant may be exchanged for certificated notes upon request to DTC, by a direct participant, for itself or on behalf of an indirect participant, to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct or indirect participant, in accordance with DTC's customary procedures.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The summary below describes the material United States federal income tax consequences of the exchange of old notes for new notes as of the date of this prospectus. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. You should consult your own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of Notes

      The exchange of old notes for new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes, because the new notes should not be considered to differ materially in kind or extent from the old notes. Rather, the new notes received by you should be treated as a continuation of your old notes. As a result, there should be no federal income tax consequences to you if you exchange notes for new notes pursuant to the exchange offer.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. In addition, for a period of 90 days after the expiration date, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus. We have no arrangement or understanding with any broker or dealer to distribute the new notes received in the exchange offer.

      For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

                INCORPORATION OF MATERIAL DOCUMENT BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following document with the SEC and are incorporating it by reference into this prospectus:

   .  Annual Report on Form 10-K for the fiscal year ended May 31, 1998,

   . Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998, and February 28, 1999,

   . Proxy Statement for the Annual Meeting of Stockholders filed on November 28, 1998,

   .  Information Statement filed on December 8, 1998, and

   . Current Reports on Form 8-K filed on July 16, 1998, October 19, 1998, December 7, 1998 and January 22, 1999.

      We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the old notes are exchanged for new notes.

      We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to Peter W. Chehayl, Senior Vice President, Centennial Cellular Corp., 1305 Campus Parkway, Neptune, New Jersey 07753. In order to insure timely delivery of the documents, any request should be made
five days before       , 1999, which is when the exchange offer expires.

                                 LEGAL MATTERS

      The validity of the new notes will be passed upon for us by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.

                                    EXPERTS

      The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Centennial's Annual Report on Form 10-K for the year ended May 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     Dealer Prospectus Delivery Obligation

      Until      , 1999, all dealers that effect transactions in these
securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this prospectus or the accompanying letter of transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by Centennial or Centennial Cellular Operating. Neither this prospectus nor the accompanying letter of transmittal or both together constitute an offer to sell or a solicitation of an offer to buy any security other than the new notes offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this prospectus or the accompanying letter of transmittal or both together, nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date of this prospectus.

                [LOGO OF CENTENNIAL CELLULAR CORP. APPEARS HERE]

                           Centennial Cellular Corp.

                     Centennial Cellular Operating Co. LLC

                            Offer to Exchange Their
             10 3/4% Senior Subordinated Notes due 2008, Series B,
                      for Any and All of Their Outstanding
              10 3/4% Senior Subordinated Notes due 2008, Series A

                               ----------------

                                   PROSPECTUS

                               ----------------

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

      In accordance with Section 145 of the DGCL, Centennial Cellular Corp. ("Centennial") has adopted a by-law that provides that, to the fullest extent permitted by DGCL, Centennial shall indemnify any person serving as a director or officer of Centennial and every such director or officer serving at the request of Centennial as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for expenses incurred in the defense of, or in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Under Section 145 of the DGCL and Centennial's by-laws, such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 18-108 of the Delaware Limited Liability Company Act (the "LLC Act") empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. In accordance with such section, the limited liability company agreement of Centennial Cellular Operating Co. LLC ("Centennial Cellular Operating") provides that, to the fullest extent permitted by the LLC Act, Centennial Cellular Operating shall indemnify a member, any affiliate of a member, any officers, directors, shareholders, partners, employees, representatives or agents of a member, or their respective affiliates, or any employee or agent of Centennial Cellular Operating or its affiliates (each, a "Covered Person") for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Centennial Cellular Operating and in a manner reasonably believed to be within such Covered Person's scope of authority.

      Each of Centennial and Centennial Cellular Operating has purchased and maintains insurance to protect persons entitled to indemnification pursuant to its by-laws or limited liability company agreement (as the case may be), the DGCL or the LLC Act against expenses, judgments, fines and amounts paid in settlement, to the fullest extent permitted by the DGCL or the LLC Act (as the case may be).

Item 21. Exhibits and Financial Statement Schedules

 Exhibit
 Number                             Description
 -------                            -----------
  3.1    Amended and Restated Certificate of Incorporation of Centennial
         Cellular Corp. (incorporated by reference to Exhibit 3.1 to
         Centennial Cellular Corp.'s Current Report on Form 8-K filed on
         January 22, 1999)...............................................

  3.2    Amended and Restated By-Laws of Centennial Cellular Corp.
         (incorporated by reference to Exhibit 3.2 to Centennial Cellular
         Corp.'s Current Report on Form 8-K filed on January 22, 1999)...

  3.3    Certificate of Formation of Centennial Cellular Operating Co.
         LLC*............................................................

  3.4    Limited Liability Company Agreement of Centennial Cellular
         Operating Co. LLC*..............................................

  4.1    Indenture dated as of December 14, 1998 between Centennial
         Cellular Operating Co. LLC and Centennial Finance Corp. and The
         Chase Manhattan Bank, as trustee, relating to the 10 3/4% Senior
         Subordinated Notes due 2008 (incorporated by reference to
         Exhibit 4.4 to Centennial Cellular Corp.'s Current Report on
         Form 8-K filed on January 22, 1999).............................

  4.2    Assumption Agreement and Supplemental Indenture, dated as of
         January 7, 1999, to the Indenture dated as of December 14, 1998
         (incorporated by reference to Exhibit 4.5 to Centennial Cellular
         Corp.'s Current Report on Form 8-K filed on January 22, 1999)...

  4.3    Form of 10 3/4% Senior Subordinated Note due 2008, Series B of
         the registrant (included in Exhibit 4.1)........................

  4.4 Registration Rights Agreement, dated as of December 14, 1998, among Centennial Cellular Operating Co. LLC, Centennial Finance
         Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         NationsBanc Montgomery Securities LLC, Morgan Stanley & Co.
         Incorporated and Chase Securities Inc., as initial purchasers
         (incorporated by reference to Exhibit 4.3 to Centennial Cellular
         Corp.'s Current Report on Form 8-K filed on January 22, 1999)...

  4.5    Pledge and Escrow Agreement, dated as of December 14, 1998, from
         Centennial Cellular Operating Co. LLC and Centennial Finance
         Corp., as Pledgors, to The Chase Manhattan Bank, as Trustee
         (incorporated by reference to Exhibit 4.8 to Centennial Cellular
         Corp.'s Current Report on Form 8-K filed on January 22, 1999)...

  5.1    Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol as to
         the legality of the securities being registered.................

 10.1    Purchase Agreement, dated December 9, 1998, among Centennial
         Cellular Operating Co. LLC, Centennial Finance Corp., and
         Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc
         Montgomery Securities LLC, Morgan Stanley & Co. Incorporated and
         Chase Securities Inc., as initial purchasers, relating to the issuance and sale of $370,000,000 aggregate principal amount of the registrants' 10 3/4% Senior Subordinated Notes due 2008,
         Series A*.......................................................


 Exhibit
 Number                             Description
 -------                            -----------
 10.2    Credit Agreement dated as of January 7, 1999 among Centennial
         Cellular Operating Co. LLC, as Borrower; Centennial Wireless PCS
         Operations Corp., as PR Borrower; Centennial Cellular Corp., as
         a Guarantor; the other Guarantors party thereto; each of the lenders named therein; Merrill Lynch & Co., Merrill Lynch,
         Pierce, Fenner & Smith Incorporated, as lead arranging agent;
         Nationsbank, N.A., as co-arranger and administrative agent; The
         Chase Manhattan Bank, as co-arranger and co-documentation agent;
         The Bank of Nova Scotia, as co-documentation agent; Merrill
         Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         as syndication agent; and Morgan Stanley Senior Funding, Inc., as senior managing agent (incorporated by reference to Exhibit
         10.1 to Centennial Cellular Corp.'s Current Report on Form 8-K
         filed on January 22, 1999)......................................

 10.3    Employment Agreement dated as of January 7, 1999 between
         Centennial Cellular Corp. and Michael Small (incorporated by reference to Exhibit 10.3 to Centennial Cellular Corp.'s Current
         Report on Form 8-K filed on January 22, 1999)...................

 10.4    Employment Agreement dated as of January 7, 1999 between
         Centennial Cellular Corp. and Rudy J. Graf (incorporated by reference to Exhibit 10.4 to Centennial Cellular Corp.'s Current
         Report on Form 8-K filed on January 22, 1999)...................

 10.5    Incentive Award Plan, as amended (incorporated by reference to
         Exhibit 10.11 to Centennial Cellular Corp.'s Form S-1 filed on
         September 27, 1991).............................................

 10.6    1993 Management Equity Incentive Plan, (incorporated by
         reference to Exhibit 10.9 to Centennial Cellular Corp.'s Annual
         Report on Form 10-K for the fiscal year ended May 31, 1994).....

 10.7    1993 Non-Employment/Officer Directors' Stock Option Plan,
         (incorporated by reference to Exhibit 10.10 to Centennial
         Cellular Corp.'s Annual Report on Form 10-K for the fiscal year ended May 31, 1994).............................................

 12.1    Statements re Computation of Ratios.............................

 23.1    Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol
         (included in their opinion filed as Exhibit 5.1)................

 23.2    Consent of Deloitte & Touche LLP................................

 24.1    Power of Attorney of the members of the Board of Directors of the registrant (included in the signature pages of the
         Registration Statement).........................................

 24.2    Power of Attorney for Thomas E. Bucks*..........................

 25.1    Statement on Form T-1 of Eligibility of Trustee*................




 99.1    Form of Letter of Transmittal*..................................

 99.2    Form of Notice of Guaranteed Delivery...........................

 99.3    First Amended and Restated Stockholders Agreement dated as of
         January 20, 1999 among CCW Acquisition Corp. and the Purchasers named in Schedules I, II, III and IV thereto*...................

 99.4    First Amended and Restated Registration Rights Agreement dated as of January 20, 1999 among CCW Acquisition Corp. and the
         Purchasers named in Schedules I, II, III and IV thereto*........

--------
 *Previously filed.

Item 22. Undertakings

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Neptune, state of New Jersey, on July 9, 1999.

                                          Centennial Cellular Corp.

                                                 /s/ Michael J. Small
                                          _____________________________________
                                                     Michael J. Small,
                                                 President, Chief Executive
                                                    Officer and Director

                                          Centennial Cellular Operating Co.
                                          LLC

                                          By: Centennial Cellular Corp., its
                                          sole member

                                                 /s/ Michael J. Small
                                          _____________________________________
                                                     Michael J. Small,
                                                Chief Executive Officer and
                                                          Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive    July 9, 1999
______________________________________  Officer and Director
           Michael J. Small             (Principal Executive
                                        Officer)

                  *                    Senior Vice President,        July 9, 1999
______________________________________  Treasurer and Chief
           Peter W. Chehayl             Financial Officer
                                        (Principal Financial
                                        Officer)

                  *                    Senior Vice President and     July 9, 1999
______________________________________  Controller (Principal
           Thomas E. Bucks              Accounting Officer)

                  *                    President and Chief           July 9, 1999
______________________________________  Executive Officer
             Rudy J. Graf               (Centennial de Puerto
                                        Rico), Director

                  *                    Director                      July 9, 1999
______________________________________
         Thomas E. McInerney

                  *                    Director                      July 9, 1999
______________________________________
         Anthony J. de Nicola

                  *                    Director                      July 9, 1999
______________________________________
          Rudolph E. Rupert

              Signature                          Title                   Date
              ---------                          -----                   ----

                                       Director                      July 9, 1999
______________________________________
           Mark T. Gallogly

                  *                    Director                      July 9, 1999
______________________________________
          Lawrence H. Guffey

--------
* Pursuant to the Power of Attorney designated as Exhibit 24.1 hereto and previously included in the S-4 and the Power of Attorney designated as
  Exhibit 24.2 hereto:

      /s/ Michael J. Small
By: _________________________________
          Michael J. Small
          Attorney-in-Fact